Exhibit 10.1

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A., HSBC BANK USA, N.A., JPMORGAN CHASE BANK, N.A.,

PNC BANK, NATIONAL ASSOCIATION, TRUIST SECURITIES, INC. and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A., HSBC BANK USA, N.A., JPMORGAN CHASE BANK, N.A.,

PNC BANK, NATIONAL ASSOCIATION, TRUIST SECURITIES, INC. and

U.S. BANK NATIONAL ASSOCIATION

as Joint Book Runners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

CITIBANK, N.A., ING CAPITAL LLC and TD BANK,

as Co-Documentation Agents,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

V.F. CORPORATION and

THE OTHER BORROWERS THAT ARE PARTIES HERETO

as Borrowers

Dated as of August 26, 2025

			Page

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	90
	1.3	Code; PPSA	91
	1.4	Construction	91
	1.5	Time References	92
	1.6	Schedules and Exhibits	92
	1.7	Divisions	93
	1.8	Rates	93
	1.9	Exchange Rates; Currency Equivalents	93
	1.10	Change of Currency	94
	1.11	Additional Alternative Currencies	94
	1.12	Swiss terms	94
	1.13	Belgian Terms	95
	1.14	Dutch Terms	98
	1.15	German Terms	99

2.	LOANS AND TERMS OF PAYMENT		100
	2.1	Revolving Loans	100
	2.2	[Reserved]	102
	2.3	Borrowing Procedures and Settlements	102
	2.4	Payments; Reductions of Commitments; Prepayments	110
	2.5	Promise to Pay; Promissory Notes	119
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	119
	2.7	Crediting Payments	122
	2.8	Designated Account	123
	2.9	Maintenance of Loan Accounts; Statements of Obligations	123
	2.10	Fees	123
	2.11	Letters of Credit	124
	2.12	Benchmark Rate Option	134
	2.13	Capital Requirements	139
	2.14	Incremental Facilities	140
	2.15	Joint and Several Liability of Borrowers	142

3.	CONDITIONS; TERM OF AGREEMENT		147
	3.1	Conditions Precedent to the Initial Extension of Credit	147
	3.2	Conditions Precedent to all Extensions of Credit	147
	3.3	Maturity	147
	3.4	Effect of Maturity	148
	3.5	Early Termination by Borrowers	148

4.	REPRESENTATIONS AND WARRANTIES		148
	4.1	Due Organization and Qualification; Subsidiaries; Jurisdiction of Organization or Incorporation; Location of Chief Executive Office; Organizational Identification Number	148
	4.2	Authorization; No Contravention	149
	4.3	Governmental and Other Consents	149

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Benchmark Rate Notice
Exhibit B-3	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Card Notification
Exhibit J-1	Form of Joinder
Exhibits T-1 – T-4	Forms of U.S. Tax Compliance Certificates

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule F-1	Existing Indenture Indebtedness
Schedule I-1	Indenture Restricted Subsidiaries
Schedule P-1	Existing Liens
Schedule 3.1	Conditions Precedent
Schedule 4.11	Environmental Matters
Schedule 4.14	Existing Indebtedness
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of August 26, 2025 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and security trustee for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), V.F. CORPORATION, a Pennsylvania corporation (“V.F. Corporation” or the “Administrative Borrower”), the Subsidiaries of the Administrative Borrower identified on the signature pages hereof as “U.S. Borrowers”, “Canadian Borrowers”, “UK Borrowers”, “Swiss Borrowers” or “German Borrower” and those additional entities that hereafter become parties hereto as applicable Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, as applicable within a jurisdiction, jointly and severally, the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading, non-negotiable bill of lading or sea waybill or other Document (as defined in the UCC) or “document of title” (as defined in the PPSA) that (a) is issued by a common carrier which is not an Affiliate of the Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) in the case of a negotiable Document, is issued to the order of a Borrower (or, solely with respect to Inventory owned by a Swiss Borrower, so long as the Affiliate Servicer Agency Agreement is in effect, a Swiss Obligations Guarantor party thereto) or, during the existence of an Event of Default, to the order of the Agent, and in the case of a sea waybill or other non-negotiable Document, names a Borrower (or, solely with respect to Inventory owned by a Swiss Borrower, so long as the Affiliate Servicer Agency Agreement is in effect, a Swiss Obligations Guarantor party thereto) as consignee or, during the existence of an Event of Default, names the Agent as consignee, (c) upon Agent’s request during the continuance of any Default or Event of Default, names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent), and (e) is on terms otherwise reasonably acceptable to the Agent in its Permitted Discretion.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounts” means (a) in relation to U.S. Borrowers, an account (as that term is defined in the Code), (b) in relation to Canadian Borrowers, an account (as that term is defined in the PPSA), (c) in relation to UK Borrowers, has the meaning assigned to the term “Book Debts” in the UK Debenture, (d) with respect to Swiss Borrowers, claims or receivables (Forderungen) pursuant to the CO (other than in relation to Deposit Accounts) and (e) with respect to German Borrower, claims or receivables pursuant to each account maintained by German Loan Party.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, (i) any other Person who controls, is controlled by, or is under common control with, such Person and (ii) solely for purposes of Sections 4.18, 5.15 and 6.10 and all related definitions used therein, any director, officer, managing member, partner, trustee, or beneficiary of that Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise.

“Affiliate Servicer Agency Agreement” means that certain affiliate servicer agency agreement, dated as of the date hereof, from VF Europe BV and Timberland Europe B.V. and acknowledged and agreed to by VF International SAGL in favor of the Agent.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, Applicable Designees, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means, in respect of any Currency, the corresponding Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agent’s Office” means, with respect to any Currency, the office of Agent specified in or determined in accordance with the provisions of Section 11.2 with respect to such Currency.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 17.15 of this Agreement.

“Alternative Currency” means each of (a) Canadian Dollars, Euros, Sterling and Swiss Francs, (b) such other currency which is freely transferable and convertible into Dollars as requested by Borrowers and consented to by Agent, each Lender and each Issuing Bank and (c) solely with respect to Letters of Credit issued pursuant to Section 2.11, Australian Dollars, Danish Krone, Hong Kong Dollars, Norwegian Krone, New Zealand Dollars and Swedish Krona, in each case, as approved by the applicable Issuing Bank.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Agent or the applicable Issuing Bank, as the case may be, in its sole discretion by reference to the Spot Rates (as determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by Agent or the applicable Issuing Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, without limitation, Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable Designee” has the meaning specified therefor in Section 17.18.

“Applicable L/C Fee Rate” means, as of any date of determination, with respect to any Letter of Credit, the applicable rate per annum set forth in the following table, in each case, that corresponds to the most recent Average Global Excess Availability of Borrowers for the most recently completed quarter; provided, that for the period from the Closing Date through and including December 27, 2025, the

Applicable L/C Fee Rate shall be set at the rate in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable L/C Fee Rate shall be set at the rate in the row styled “Level I”; provided, that the Applicable L/C Fee Rate figures set forth in the following table shall be permanently reduced by 0.25%, on a one-time basis only, if the Leverage Ratio for any period of four (4) consecutive fiscal quarter period ending after the Closing Date is less than 4.00 to 1.00, as demonstrated and certified by the Administrative Borrower in a Compliance Certificate delivered pursuant to Section 5.1 accompanying the financial statements for such period:

Level	Average Global Excess Availability	Applicable L/C Fee Rate
I	≤ 33% of the Maximum Revolver Amount	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	1.75%
III	> 66% of the Maximum Revolver Amount	1.50%

The Applicable L/C Fee Rate shall be re-determined as of the first day of quarter.

If at any time prior to the termination of this Agreement any financial statement or Borrowing Base Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable L/C Fee Rate based upon the pricing grid set forth above (the “Accurate Applicable L/C Fee Rate”) for any period that such financial statement or Borrowing Base Certificate covered, then (i) the Administrative Borrower shall promptly deliver to the Agent a correct financial statement or Borrowing Base Certificate, as the case may be, for such period, (ii) the Applicable L/C Fee Rate shall be adjusted such that after giving effect to the correct financial statement or Borrowing Base Certificate, as the case may be, the Applicable L/C Fee Rate shall reset to the Accurate Applicable L/C Fee Rate based upon the pricing grid set forth above for such period and (iii) the Administrative Borrower shall promptly pay to the Agent, for the account of the Revolving Lenders, the accrued additional fee owing as a result of such Accurate Applicable L/C Fee Rate for such period.

“Applicable Margin” means (a) in the case of (i) a Term SOFR Rate Loan, the applicable margin set forth in the following table under the heading Dollar Denominated Loans and (ii) a Base Rate Loan denominated in Dollars, the applicable margin set forth in the following table under the heading Dollar Denominated Loans, (b) in the case of (i) a Term CORRA Rate Loan, the applicable margin set forth in the following table under the heading Canadian Dollar Denominated Loans and (ii) a Base Rate Loan denominated in Canadian Dollars, the applicable margin set forth in the following table under the heading Canadian Dollar Denominated Loans, (c) in the case of a Daily Simple RFR Loan denominated in Sterling, Swiss Francs or Euros the applicable margin set forth in the following table under the heading Sterling Denominated Loans, Swiss Franc Denominated Loans, Euro Denominated Loans that are Daily Simple RFR Loans, (d) in the case of a Interbank Offered Rate Loan, the applicable margin set forth in the following table under the heading Interbank Offered Rate Loans and (e) in the case of a Daily Resetting Interbank Offered Rate Loan, the applicable margin set forth in the following table under the heading Daily Resetting Interbank Offered Rate Loans, in each case, that corresponds to the most recent Average Global Excess Availability of Borrowers for the most recently completed quarter; provided, that for the period from the Closing Date through and including December 27, 2025, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level I”; provided, further, that the Applicable Margin figures set forth in the following table shall be permanently reduced by 0.25%, on a one-time basis only, if the Leverage Ratio for any period of four (4) consecutive fiscal quarter period ending after the Closing Date is less than 4.00 to 1.00, as demonstrated and certified by the Administrative Borrower in a Compliance Certificate delivered pursuant to Section 5.1 accompanying the financial statements for such period:

Dollar Denominated Loans

Level	Average Global Excess Availability	Applicable Margin for Base Rate Loans denominated in Dollars which are Revolving Loans (the “U.S. Base Rate Margin”)	Applicable Margin for Term SOFR Rate Loans which are Revolving Loans (the “Term SOFR Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	1.00%	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	0.75%	1.75%
III	> 66% of the Maximum Revolver Amount	0.50%	1.50%

Sterling Denominated Loans

Level	Average Global Excess Availability	Applicable Margin for Revolving Loans (the “SONIA Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	1.75%
III	> 66% of the Maximum Revolver Amount	1.50%

Interbank Offered Rate Loans

Level	Average Global Excess Availability	Applicable Margin for Revolving Loans (the “Interbank Offered Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	1.75%
III	> 66% of the Maximum Revolver Amount	1.50%

Daily Resetting Interbank Offered Rate Loans

Level	Average Global Excess Availability	Applicable Margin for Revolving Loans (the “Daily Resetting Interbank Offered Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	1.75%
III	> 66% of the Maximum Revolver Amount	1.50%

Swiss Franc Denominated Loans

Level	Average Global Excess Availability	Applicable Margin for Revolving Loans (the “SARON Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	1.75%
III	> 66% of the Maximum Revolver Amount	1.50%

Canadian Dollar Denominated Loans

Level	Average Global Excess Availability	Applicable Margin for Base Rate Loans denominated in Canadian Dollars which are Revolving Loans (the “Canadian Base Rate Margin”)	Applicable Margin for Term CORRA Rate Loans which are Revolving Loans (the “Term CORRA Rate Margin”)
I	≤ 33% of the Maximum Revolver Amount	1.00%	2.00%
II	≤ 66% of the Maximum Revolver Amount and > 33% of the Maximum Revolver Amount	0.75%	1.75%
III	> 66% of the Maximum Revolver Amount	0.50%	1.50%

The Applicable Margin shall be re-determined as of the first day of each quarter.

If at any time prior to the termination of this Agreement any financial statement or Borrowing Base Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth above (the “Accurate Applicable Margin”) for any period that such financial statement or Borrowing Base Certificate covered, then (i) the Administrative Borrower shall promptly deliver to the Agent a correct financial statement or Borrowing Base Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the correct financial statement or Borrowing Base Certificate, as the case may be, the Applicable Margin shall reset to the Accurate Applicable Margin based upon the pricing grid set forth above for such period and (iii) the Administrative Borrower shall promptly pay to the Agent, for the account of the Revolving Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed quarter; provided, that for the period from the Closing Date through and including December 27, 2025, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level I”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level I”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	≤ 50% of the Maximum Revolver Amount	0.375%
II	> 50% of the Maximum Revolver Amount	0.25%

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $500,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

“Average Global Excess Availability” means, with respect to any period, the sum of the aggregate Dollar Equivalent amount of Global Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate Dollar Equivalent amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Lender, any Participant, the Agent, or any of their Affiliates on the basis of, or in relation to, the UK bank levy imposed pursuant to Part 5 and Schedule 19 of the Finance Act 2011, or any other bank levy or other Tax of a similar nature imposed by reference to the balance sheet or capital base or any part of that person’s liabilities or minimum regulatory capital (or any combination thereof) of a financial institution in any jurisdiction which has been enacted or which has been formally announced as proposed as at the date of this Agreement or, if later, the date on which the relevant Lender becomes a party to this Agreement.

“Bank Product” means (i) any one or more of the following financial products or accommodations extended to any Loan Party or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, (f) transactions under Hedge Agreements or (g) supply chain financing, receivables purchases, or other similar transactions and (ii) letters of credit or bank guarantee issued under any Specified L/C Facility.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means, without duplication, (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, (c) the Specified L/C Facility Obligations, and (d) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries. All Bank Product Obligations of any Subsidiaries which are not Loan Parties shall be Bank Product Obligations of the Global Borrowers.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) within 10 Business Days of the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is 10 Business Days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-3 to this Agreement, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.

“Bank Product Reserves” means, those reserves that Agent establishes from time to time in its Permitted Discretion (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the U.S. Base Rate or the Canadian Base Rate, as the context may require.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the U.S. Base Rate or the Canadian Base Rate, as the context may require. All Base Rate Loans shall be denominated in Dollars (if bearing interest at the U.S. Base Rate) or denominated in Canadian Dollars (if bearing interest at the Canadian Base Rate), as the case may be.

“Belgian Loan Party” means a Loan Party organized under the laws of Belgium.

“Belgian Pledge Agreement” means the pledge agreement dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party having Collateral located in Belgium to the Agent.

“Belgian Security Documents” means the Belgian Pledge Agreement and any other Loan Document governed by the laws of Belgium that creates a Lien on the Collateral and executed and delivered by a Loan Party having Collateral in Belgium to the Agent.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling or Swiss Francs, the Daily Simple RFR applicable to such Currency; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” means with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii) and (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, the Daily Simple RFR applicable to Euros or EURIBOR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Daily Simple RFR for Euros, EURIBOR or the then-current Benchmark for Euros, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii).

“Benchmark Rate” means a Term Rate, a Daily Simple RFR or a Daily Resetting Term Rate, as the context may require.

“Benchmark Rate Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, a U.S. Government Securities Business Day, (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (c) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, Switzerland, (d) Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Ontario, Canada, and (e) Euros, any day that is a TARGET Day; provided, that, in each case, such day is also a Business Day.

“Benchmark Rate Loan” means a Term Rate Loan, a Daily Simple RFR Loan or a Daily Resetting Term Rate Loan, as the context may require.

“Benchmark Rate Notice” means a written notice in the form of Exhibit B-2 to this Agreement.

“Benchmark Rate Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by Agent and Administrative Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means, the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its ERISA Affiliates is or was an “employer” (as defined in Section 3(5) of ERISA) within the past six years, other than the V.F. Corporation pension plan.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).

“Blocked Account” has the meaning set forth in Section 5.16.

“Blocked Account Agreement” means with respect to a deposit or securities account established by a Loan Party (other than Excluded Accounts), an agreement, in form and substance reasonably satisfactory to the Agent, establishing control, pursuant to Section 9-104 of the UCC or other applicable section of the UCC (or in respect of any foreign deposit or securities account, such agreement as required to perfect Agent’s Lien over such deposit or securities account, (including, without limitation, any notice and acknowledgment of any Lien granted over such deposit or securities account pursuant to a UK Security Document and, in relation to a Securities Account in Switzerland, pursuant to article 25 para. 1 FISA or any other applicable section of the FISA)), of such deposit or securities account by the Agent and whereby the bank maintaining such deposit or securities account agrees, upon the occurrence of a Global Cash Dominion Event or Foreign Cash Dominion Event and during the continuance of a Global Cash Dominion Period or Foreign Cash Dominion Period, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts or securities accounts (other than Excluded Accounts) are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Trigger” has the meaning specified therefor in Section 5.16(c) of this Agreement.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means the Global Borrowing Base, German Borrowing Base and/or Swiss Borrowing Base, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement (with such changes therein as may be required by the Agent from time to time to reflect Reserves or changes in the applicable components as established in accordance with this Agreement) executed and certified as accurate and complete by an Authorized Person of the Administrative Borrower, which shall include exhibits, schedules, and supporting documentation as reasonably requested by the Agent in its Permitted Discretion.

“Borrowing Request” has the meaning set forth therefor in Section 2.3(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Base Rate” means, on any day, the rate per annum equal to the greatest of (a) the Floor (b) Adjusted Term CORRA for a one-month tenor as in effect on such day (provided that clause (b) shall not be applicable during any period in which Adjusted Term CORRA is unavailable, unascertainable or illegal) and (c) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada) as Agent may designate from time to time)). Any change in the Canadian Base Rate due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.

“Canadian Base Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrowers” means VF Outdoor (Canada) Co., an unlimited company formed under the laws of Nova Scotia, Williamson-Dickie Canada Company, an unlimited company formed under the laws of Nova Scotia and any other Subsidiary of the Administrative Borrower that joins this Agreement as a Canadian Borrower in accordance with Section 5.11.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada, as in effect from time to time.

“Canadian Economic Sanctions and Export Control Laws” means, any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Employee Benefits Legislation” means the Pension Benefits Standards Act (British Columbia), Pension Benefits Act (Ontario), the Supplemental Pension Plans Act (Québec) and any other Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Guarantor” means any Guarantor that is organized under the laws of Canada or a province or territory of Canada.

“Canadian Loan Party” means any Canadian Borrower or Canadian Guarantor.

“Canadian Pension Plan” means a pension plan that is a “registered pension plan” as defined in the ITA (Canada) or is subject to the funding requirements of Canadian Employee Benefits Legislation in any Canadian jurisdiction, and is sponsored or administered by the Administrative Borrower or any of its Subsidiaries and its applicable Canadian employees, excluding the Canadian Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Québec.

“Canadian Priority Payables Reserve” means, as of any date of determination, a Reserve in such amount as Agent may determine in its Permitted Discretion to reflect amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Liens of Agent on the Collateral and/or for amounts which may represent costs relating to the enforcement of the Liens of Agent on the Collateral, including, (a) any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, (b) all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), (c) the amounts that may become due under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or Section 81.4 of the BIA with respect to the employees of any Loan

Party employed in Canada which would give rise to a Lien ranking or which would reasonably be expected to rank in priority to or pari passu with one or more of the Liens of Agent, (d) in respect of rights or claims of suppliers under Section 81.1 of the BIA, or (e) unpaid or unremitted contributions and amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to a Canadian Pension Plan (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall), and all amounts in respect of similar statutory or other claims, in each case, that would have or would reasonably be expected to have priority over or rank pari passu under Canadian law with any Liens of Agent on the Collateral.

“Canadian Security Agreement” means that certain Canadian security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Canadian Loan Parties to Agent.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time and (c) expenditures made during such period to consummate one or more Permitted Acquisitions.

“Capital Lease” means a lease that is determined to be a capital or finance lease in accordance with GAAP but excluding, for the avoidance of doubt, any Operating Lease.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) Domestic Cash Equivalents and (b) Foreign Cash Equivalents.

“Cash Management Services” means cash management and related services provided to the Administrative Borrower or any other Loan Party or their Subsidiaries, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network, automatic clearing house transfer services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as in effect from time to time.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any European equivalent regulation (such as the European Market and Infrastructure Regulation)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) including CRR and CRR II or the United States, Canadian or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Administrative Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Administrative Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Administrative Borrower,

(b) as of any date a majority of the Board of Directors of the Administrative Borrower consists of individuals who were not either (i) directors of the Administrative Borrower as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of the Administrative Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the Board of Directors of the Administrative Borrower of which a majority consisted of individuals described in clauses (i) and (ii), or

(c) except as permitted herein, the Administrative Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party and each Pledgor.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.

“CO” means the Swiss Code of Obligations (Schweizerisches Obligationenrecht) of 30 March 1911 (SR 220), as amended and restated from time to time.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents; provided, however, that Collateral shall not include any Excluded Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar Equivalent amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer, chief accounting officer, treasurer, or similar officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Conforming Changes” means, with respect to the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Benchmark Rate Business Day,” the definition of “U.S. Base Rate” (if applicable), the definition of “Canadian Base Rate” (if applicable), the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Copyright Security Agreement” has the meaning specified therefor in the U.S. Security Agreement (or the Canadian Security Agreement, as applicable).

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal quarter of Borrowers most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Global Excess Availability has equaled or exceeded the greater of (i) 10.0% of the Global Line Cap, and (ii) $100,000,000 for 30 consecutive days.

“Covenant Trigger Event” means if at any time Global Excess Availability is less than the greater of (i) 10.0% of the Global Line Cap, and (ii) $100,000,000.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.16 of this Agreement.

“Credit Card Advance Rate” means 90.0% or, solely during a Seasonal Advance Rate Period, 92.5%.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, each Credit Card Issuer listed on the Perfection Certificate on the Closing Date and other non-bank credit or debit cards.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, including each Credit Card Processor listed on the Perfection Certificate on the Closing Date.

“Credit Card Receivables” means each “account” or “payment intangible” (each as defined in the UCC or foreign equivalent) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a customer of a Borrower on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case in the ordinary course of its business.

“CRR” means either CRR-EU or, as the context may require, CRR-UK.

“CRR II” means either CRR II-EU or, as the context may require, CRR II-UK.

“CRR II-EU” means regulation 2019/876 amending CRR-EU as regards to the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that Regulation.

“CRR II-UK” means CRR II-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

“CRR-EU” means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

“CRR-UK” means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

“CTA” means the Corporation Tax Act 2009 (UK).

“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, among other things, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Daily Resetting Interbank Offered Rate” means, on any day:

(a) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, the greater of (i) the rate of interest per annum equal to EURIBOR as administered by the European Money Markets Institute, or a comparable or successor administrator approved by Agent, for a period of one (1) month, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor (such rate, “Daily Resetting EURIBOR”); and

(b) if applicable and approved by Agent and the Lenders pursuant to Section 1.11, denominated in any other Currency (other than a Currency referenced in clause (a) above, Dollars, Canadian Dollars, Swiss Francs or Sterling), the rate designated with respect to such Currency at the time such currency is approved by Agent and the Lenders pursuant to Section 1.11.

“Daily Resetting Interbank Offered Rate Loan” means a Loan that bears interest at a rate determined by reference to the Daily Resetting Interbank Offered Rate.

“Daily Resetting Interbank Offered Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Daily Resetting Term Rate” means Daily Resetting Interbank Offered Rate.

“Daily Resetting Term Rate Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“Daily Resetting Term Rate Loan” means a Daily Resetting Interbank Offered Rate Loan.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Sterling, the greater of (i) SONIA for the applicable Rate Determination Date, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) Benchmark Rate Business Day immediately following any Rate Determination Date, SONIA in respect of such Rate Determination Date has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Sterling has not occurred, then SONIA for such Rate Determination Date will be SONIA as published in respect of the first preceding Benchmark Rate Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor (“Daily Simple SONIA”);

(b) [reserved]; and

(c) Swiss Francs, the greater of (i) SARON for the applicable Rate Determination Date, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator’s Website; provided that if by 5:00 p.m. (Zurich time) on the second (2nd) Benchmark Rate Business Day immediately following any Rate Determination Date, SARON in respect of such Rate Determination Date has not been published on the SARON Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Swiss Francs has not occurred, then SARON for such Rate Determination Date will be SARON as published in respect of the first preceding Benchmark Rate Business Day for which such SARON was published on the SARON Administrator’s Website; provided further that SARON as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor (“Daily Simple SARON”).

Any change in Daily Simple RFR due to a change in SONIA or SARON, as applicable, shall be effective from and including the effective date of such change in such rate without notice to any Borrower.

“Daily Simple RFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on a Daily Simple RFR.

“Daily Simple SARON” has the meaning specified therefor in the definition of “Daily Simple RFR”.

“Daily Simple SONIA” has the meaning specified therefor in the definition of “Daily Simple RFR”.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than clauses (C), (D), (E) and (F) of the definition of Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Maturity Reserve” means, as of any date of determination, a reserve in an amount equal to the outstanding balance of Material Indebtedness, or any notes, instrument or other documents issued in exchange thereof or refinancing or replacing the same. The Debt Maturity Reserve for any Material Indebtedness that has a current stated maturity earlier than ninety (90) days after the Stated Maturity Date shall be established on the ninetieth (90th) day prior to the earlier of (a) the current stated maturity of such Material Indebtedness or (b) the stated maturity date of the indebtedness refinanced or replaced in connection with any permitted refinancing of such Material Indebtedness or any notes, instruments or other documents issued in exchange thereof or refinancing or replacing the same, and shall be eliminated when all of such Material Indebtedness and any notes, instruments or other documents issued in exchange thereof or refinancing or replacing the same are repaid, refinanced or extended such that the then stated maturity of such Material Indebtedness is more than ninety (90) days after the Stated Maturity Date.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Borrower, Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (y) an Undisclosed Administration. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code or other applicable foreign statue or law).

“Designated Account” means, in respect of any Currency, the corresponding Deposit Accounts of the Borrowers identified on Schedule D-1 to this Agreement (or such other Deposits Account of the Borrowers located at one or more applicable Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” means, in respect of any Currency, the bank specified as the “Designated Account Bank” with respect to such Currency in Schedule D-1 to this Agreement (or such other bank that is located within the United States or another jurisdiction that is acceptable to Agent that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts and Credit Card Receivables during such period, by (b) Borrowers’ billings with respect to Accounts and Credit Card Receivables during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Credit Card Receivables and Eligible Wholesale Receivables by the extent to which Dilution is in excess of 5%.

“Disbursement Letter” means a disbursement letter, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the Administrative Borrower and Agent.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualifying Event” has the meaning specified therefor in Section 2.12(f).

“Distribution Center Inventory Advance Rate” means 85.0% or, solely during a Seasonal Advance Rate Period, 87.5%.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by Agent by using the Spot Rate for such Currency determined in respect of the most recent Revaluation Date for purchase of Dollars with such Currency, and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by Agent or the applicable Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” means United States dollars.

“Domestic Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United State, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer-generated communication.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Loan Party” means any Loan Party incorporated or organized in the Netherlands.

“Dutch Omnibus Pledge” means the Dutch law governed deed of pledge dated on or about the date hereof between the Dutch Loan Parties, VF International Sagl, Vans, Inc. VF Belgium BV, VF Europe BV and the Agent.

“Dutch Security Documents” means the Dutch Omnibus Pledge, the Dutch Share Pledge and any other similar document governed by the laws of the Netherlands that creates or purports to create a Lien to secure the Parallel Debts or the Obligations, in each case in favor of the Agent.

“Dutch Share Pledge” means the Dutch law governed notarial deed of pledge in respect of the shares in the capital of a Dutch Loan Party dated on or about the date hereof between the shareholder of the relevant Dutch Loan Party, the Agent and that Dutch Loan Party.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period and with respect to the Administrative Borrower and its Subsidiaries determined, in each case, on a consolidated basis in accordance with GAAP:

(a) the consolidated net income (or loss),

minus

(b) without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i) any unusual or non-recurring non-cash gains (but excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase consolidated net income in a prior period, or (3) items representing ordinary course accruals of cash to be received in future periods),

(ii) net interest income as reported by the Administrative Borrower and its Subsidiaries in the financial statements delivered pursuant to Section 5.1,

(iii) the amount of any non-controlling interest income consisting of gains attributed to non-controlling interests of third parties in any non-wholly owned Subsidiaries of Borrowers to the extent included in consolidated net income (or loss) and not received in cash by Borrowers,

(iv) non-cash gains on sales of fixed assets or discontinued or disposed of operations,

(v) income arising by reason of the application of FAS 141R, and plus

(c) without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period:

(i) any unusual or non-recurring non-cash losses; provided, that if any such non-cash losses referred to in this clause represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent,

(ii) net Interest Expense as reported by the Administrative Borrower and its Subsidiaries in the financial statements delivered pursuant to Section 5.1,

(iii) the provision for federal, state, local and foreign income taxes,

(iv) depreciation and amortization,

(v) fees, costs, charges and expenses arising by reason of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under this Agreement that are required by the applicable of FAS 141R to be and are expense by the Loan Parties and their Subsidiaries,

(vi) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss),

(vii) non-recurring expenses for severance, recruitment, consulting, hiring of senior management (including signing bonuses in connection therewith) and other non-recurring items; provided, that the aggregate amount under this clause (c)(vii) and (c)(viii) shall not exceed the greater of (x) $150,000,000 and (y) twenty percent (20%) of EBITDA during any four (4) quarter period,

(viii) restructuring charges; provided, that the aggregate amount under this clause (c)(viii) and (c)(vii) shall not exceed the greater of (x) $150,000,000 and (y) twenty percent (20%) of EBITDA during any four (4) quarter period,

(ix) the amount of any non-controlling interest expense consisting of losses attributed to non-controlling interests of third parties in any non-wholly owned Subsidiaries of Administrative Borrower,

(x) (A) expenses, charges and fees (including expenses, charges and fees paid to Agent and Lenders) incurred on or prior to the Closing Date in connection with the execution and delivery of the Loan Documents including, for the avoidance of doubt, expenses, charges and fees in connection with the payoff of the Existing Credit Facility and (B) expenses, charges and fees (including expenses, charges and fees paid to Agent and Lenders) incurred during such period and after the Closing Date in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification thereto of the Loan Documents) of the Loan Documents,

(xi) one-time costs incurred in connection with acquisitions, investments, divestitures or debt or equity financings permitted hereunder after the Closing Date,

(xii) costs and expenses incurred (A) to the extent covered by indemnification or reimbursement provisions in any agreement with a Person, or (B) to the extent indemnified or reimbursed by a Person that is not an Affiliate of the Loan Parties, and in each case, solely to the extent such indemnification or reimbursement did not increase consolidated net income for such period,

(xiii) non-cash losses on sales of fixed assets or discontinued or disposed of operations or write-downs of fixed or intangible assets (excluding write-downs of Accounts or Inventory) (provided, that to the extent any non-cash item added back to EBITDA in any period results in a cash payment in such period or a subsequent period such cash payment shall result in a reduction of EBITDA in the period when such payment is made), and

(xiv) amounts required to be paid during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability.

For the purposes of calculating EBITDA for any period of four consecutive quarters (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or Permitted Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or Permitted Disposition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition or Permitted Disposition occurred on the first day of such Reference Period.

Notwithstanding the above, EBITDA for each quarter ended for the four consecutive quarters prior to the Closing Date shall be agreed to between the Agent and the Administrative Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Global Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) is not ineligible for inclusion in the calculation of the Global Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Global Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Global Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by such Borrowers to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Global Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Loan Documents);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Borrower to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f) Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any Insolvency Proceeding;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion;

provided, however, that the Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days’ prior notice to the Administrative Borrower; provided further that, if after the delivery of such notice the Administrative Borrower notifies the Agent that it desires to discuss the changes described therein, then the Agent will discuss such changes with the Administrative Borrower, provided that nothing in this proviso shall obligate the Agent to eliminate, reduce, or delay any such changes.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Borrower at, (i) with respect to the U.S. Borrowers, a location within the United States, (ii) with respect to the Canadian Borrowers, a location within Canada, (iii) with respect to UK Borrowers, a location within the United Kingdom or (iv) with respect to the Swiss Borrowers, a location within the Netherlands, Belgium or the United Kingdom, in each case, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of such Borrower and title and risk of loss has passed to such Borrower;

(c) for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement) and, in the case Inventory in the possession of a customs broker, such customs broker is not an Affiliate of the Administrative Borrower;

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance); and

(e) which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date; provided, however, that the Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days’ prior notice to the Administrative Borrower; provided further that, if after the delivery of such notice the Administrative Borrower notifies the Agent that it desires to discuss the changes described therein, then the Agent will discuss such changes with the Administrative Borrower, provided that nothing in this proviso shall obligate the Agent to eliminate, reduce, or delay any such changes. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. Except as agreed by the Agent in its Permitted Discretion, an item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto including pursuant to retention of title arrangements,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in, with respect to the U.S. Borrowers, the continental United States, or up to $10,000,000 in Puerto Rico, with respect to the Canadian Borrowers, Canada, with respect to the UK Borrowers, the United Kingdom or with respect to the Swiss Borrowers, the Netherlands, Belgium or the United Kingdom,

(d) [reserved],

(e) it is in-transit (other than Eligible In-Transit Inventory) to or from a location of a Borrower, except Inventory in-transit between such owned or leased location of, (w) with respect to the U.S. Borrowers, another owned or leased location within the continental United States, (x) with respect to the Canadian Borrowers, another owned or leased location within Canada, (y) with respect to the UK Borrowers, another owned or leased location within the United Kingdom or (z) with respect to the Swiss Borrowers, another owned or leased location, solely with respect to Inventory to be located at distribution centers, within the Netherlands, Belgium or the United Kingdom,

(f) it is located on (i) real property leased by a Borrower in a Landlord Lien State or (ii) in a contract warehouse or with a bailee, in each case, unless either (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (B) Agent has established a Landlord Reserve with respect to such location,

(g) it is the subject of a bill of lading or other document of title other than Eligible In-Transit Inventory,

(h) it is not subject to a valid and perfected first priority Agent’s Lien under the laws of its jurisdiction of location,

(i) it consists of goods returned or rejected by a Borrower’s customers,

(j) it consists of goods that are slow moving (unless otherwise covered by a current appraisal acceptable to the Agent), obsolete, spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(k) it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of Default despite such third party rights, or

(l) it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; and (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; provided that, in each case, such Person can lend to the Borrowers in all Currencies; provided, further, that no Permitted Holder, Loan Party or any of their Affiliates shall be an Eligible Transferee.

“Eligible Wholesale Receivables” means Accounts arising from the sale of a Borrower’s Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfy the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an Account Debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, as applicable, pursuant to any of clauses (a) through (v) below. Without limiting the foregoing, to qualify as an Eligible Wholesale Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by a Borrower to reduce the amount of such Eligible Wholesale Receivable. Except as otherwise agreed by the Agent in its Permitted Discretion, any Account included within any of the following categories shall not constitute an Eligible Wholesale Receivable:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts that have been outstanding for more than one hundred twenty (120) days from the date of sale or (i) if such payment terms are ninety (90) days or longer, more than thirty (30) days past the due date and (ii) if such payment terms are less than ninety (90) days, more than sixty (60) days past due; provided, that, Accounts that have been outstanding for more than one hundred and twenty-one (121) days but less or equal to one hundred fifty (150) days or more than thirty-one (31) days but less than or equal to sixty (60) days past due may be included in an aggregate face amount not to exceed $20,000,000;

(c) Accounts due from any Account Debtor which is obligated on any accounts described in clause (b), above, unless the applicable account described in clause (b) above is subject to a bona fide dispute;

(d) All Accounts owed by an Account Debtor and/or its Affiliates together to the extent such accounts exceed (i) fifteen percent (15%) or (ii) with respect to any Specified Account Debtor, twenty-five percent (25%) (or such higher percentages now or hereafter established by the Agent for any particular Account Debtor) of the amount of all Accounts of all Borrowers at any one time (but, in each case, the portion of the Accounts not in excess of the applicable percentages shall not be ineligible under this clause (d));

(e) Accounts (i) that are not subject to a perfected first priority security interest (or in the case of accounts of UK Borrowers, after the occurrence of a Global Cash Dominion Event, a first ranking fixed charge) in favor of the Agent, or (ii) with respect to which such Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Loan Documents);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon terms, including credit terms, usual to the business of a Borrower;

(h) Accounts which are owed by any Account Debtor whose principal place of business is not, with respect to U.S. Borrowers, within the continental United States (or which Person is organized outside the continental United States), with respect to Canadian Borrowers, within Canada or the United States (or which Person is organized outside Canada and the United States), with respect to UK Borrowers, within the United Kingdom (or which Person is organized outside the United Kingdom), with respect to Swiss Borrowers, within Australia, Austria, Belgium, Denmark, Finland, France, Germany, Luxembourg, the Netherlands, New Zealand, Norway, Singapore, Sweden, Switzerland and the United Kingdom and with respect to the German Borrower, within Germany arising under a contract governed by German law, in each case, or, in an aggregate amount not to exceed $20,000,000, within Hong Kong, Italy, Japan, Mexico, Poland, Portugal, South Korea, Spain and Taiwan;

(i) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(j) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

(k) Accounts due from an Account Debtor which is the subject of any Insolvency Proceeding, has had a trustee, receiver, custodian, conservator or monitor appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l) Accounts due from any Governmental Authority except to the extent that (i) the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation, or (ii) the subject Account Debtor is Canada or any department, agency, or instrumentality of Canada, and the Loan Parties have complied to the reasonable satisfaction of Agent with the Financial Administration Act (Canada) or with any applicable state, provincial, territorial, county or municipal law of similar purpose and effect, as applicable;

(m) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(n) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, or sale on approval basis or subject to any right of return, set off or charge back;

(o) Accounts payable, with respect to U.S. Borrowers, other than in Dollars, with respect to Canadian Borrowers, other than in Canadian Dollars or Dollars, with respect to UK Borrowers, other than in Sterling or Euros, with respect to Swiss Borrowers, other than in Swiss Francs or with respect to German Borrower, other than in Euros;

(p) Accounts evidenced by a promissory note or other instrument (unless such Account is evidenced by a letter of credit that has been assigned to the Agent pursuant to Section 7(d) of the U.S. Security Agreement or such corresponding applicable provisions in any applicable Foreign Security Document to the Agent’s reasonable satisfaction);

(q) Accounts consisting of amounts due from vendors as rebates or allowances;

(r) Accounts which are in excess of the credit limit for such Account Debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(s) Accounts owing from any franchisees as franchise fees;

(t) Accounts which include extended payment terms (datings) beyond those generally furnished to other Account Debtor in the ordinary course of business;

(u) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(v) Accounts acquired in connection with a Permitted Acquisition or Permitted Investment, or such Account is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Account that is satisfactory to Agent in its Permitted Discretion,

(w) Accounts which are owned by an Account Debtor located in any jurisdiction that requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or are qualified to do business in such jurisdiction, or

(x) Accounts which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria as the Agent may determine in its Permitted Discretion;

provided, however, that the Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days’ prior notice to the Administrative Borrower; provided further that, if after the delivery of such notice the Administrative Borrower notifies the Agent that it desires to discuss the changes described therein, then the Agent will discuss such changes with the Administrative Borrower, provided that nothing in this proviso shall obligate the Agent to eliminate, reduce, or delay any such changes.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party directed to any Loan Party involving violations of Environmental Laws by any Loan Party or their predecessors in interest or release of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, (b) from adjoining properties or business, or (c) from or onto any facilities that received Hazardous Materials generated by any Loan Party or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable and documented out-of-pocket fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred by any Loan Party or any of their Subsidiaries as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code, the PPSA or any other applicable foreign statute or law, as the context requires).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Equity Pledge Agreements” means, collectively, each pledge agreement, dated as of the Closing Date, or any other pledge agreement or other document entered into after the Closing Date, pursuant to which a Subsidiary of the Administrative Borrower which is not a Loan Party pledges its Equity Interests in a Subsidiary which is a Loan Party to the Agent, in each case, as may be amended, restated, modified, supplemented or replaced from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means, as of any relevant time, (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“Erroneous Payment” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.17 of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.17 of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EUIR EU” has the meaning specified therefor in Section 4.26 of this Agreement.

“EURIBOR” has the meaning specified therefor in the definition of Interbank Offered Rate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate and subject to Section 2.1(e), to establish based on fluctuations in the exchange rate of Alternative Currencies into Dollars in respect of the Obligations denominated in Alternative Currencies.

“Excluded Accounts” has the meaning specified therefor in the U.S. Security Agreement or any Foreign Security Agreement, as applicable.

“Excluded Collateral” has the meaning specified therefor in the U.S. Security Agreement or any Foreign Security Agreement, as applicable.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by Borrowers and Agent, (c) any Foreign Subsidiary of a Loan Party that is a CFC or FSHCO (other than Subsidiaries organized in Canada or any province or territory thereof, the United Kingdom, Switzerland, Germany, the Netherlands or Belgium), (d) any Domestic Subsidiary of a Loan Party that is a FSHCO or a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC (other than Subsidiaries organized in Canada or any province or territory thereof, the United Kingdom, Switzerland, Germany, the Netherlands or Belgium), (e) Indenture Restricted Subsidiaries, (f) any not-for-profit subsidiary or captive insurance subsidiary, and (g) each of the Specified Entities.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any Tax imposed on or measured by the net income (however denominated) or net profits of any Agent, Lender or any Participant (including any franchise Taxes and branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Agent, such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Agent’s, such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Agent, such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) Taxes attributable to an Agent’s, a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to or for the account of a Lender or a Participant with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender or Participant acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by a Loan Party) or designates a new lending office (other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any Taxes with respect to which amounts were payable to such Lender’s assignor, Participant’s assignor, or Participant’s participating Lender pursuant to Section 16.1 of this Agreement, if any, immediately before such Lender or Participant becomes a party to this Agreement or acquires its applicable interest and (B) any Taxes with respect to which amounts were payable to such Lender or Participant pursuant to Section 16.1 of this Agreement, if any, immediately before such Lender or Participant designated a new lending office, (iv) any United States federal withholding Taxes imposed under FATCA, (v) any UK Excluded Taxes, (vi) any German Excluded Taxes, (vii) any tax imposed or payable because a Lender is a Non-Cooperative Jurisdiction Lender, (viii) any tax imposed or payable (including, for the avoidance of doubt, by reason of a written notice of the competent German tax authorities pursuant to section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz)), because the Loan is secured (directly or indirectly) by real estate located in Germany (inländischer Grundbesitz) or by German rights subject to the civil code provisions relating to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen), (ix) any Luxembourg registration duties (droits d’enregistrement) payable on, or by reference to, or in consequence of, the transfer or assignment of the whole or any part of the rights of the Lenders under a Loan Document; or, in case of voluntary registration of any Loan Document with the Administration de l’Enregistrement des Domaines et de la TVA, when such registration is not required to enforce the rights of the Lenders under the Loan Documents, (x) any taxes imposed under the Dutch Conditional Withholding Tax Act (Wet Bronbelasting 2021), (xi) any Bank Levy, and (xii) any amount of VAT which is compensated for by a payment under clause 16.7 (Value Added Tax).

“Existing Credit Facility” means that certain credit facility provided pursuant to that certain Five-Year Revolving Credit Agreement dated as of December 17, 2018 by and between the Administrative Borrower, certain of its Subsidiaries, the lenders party thereto on the date hereof, and JPMorgan Chase Bank, N.A., as administrative agent, as amended and in effect immediately prior to the Closing Date and the other loan documents executed in connection therewith.

“Existing Letters of Credit” means those letters of credit described on Schedule I to the letter agreement, dated as of even date with this Agreement, by and between the Agent and the Administrative Borrower (the “Letter Agreement”), which shall be made available to the Lenders upon request.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement, treaty or convention entered into by the United States implementing such sections of the IRC (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement, treaty or convention entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of even date with this Agreement, among the Administrative Borrower and Agent, in form and substance reasonably satisfactory to Agent.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“FISA” means the Swiss Federal Act on Book-Entry Securities (Bucheffektengesetz) dated 3 October 2008.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to the Administrative Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), the Administrative Borrower or any of its Subsidiaries shall have made a Permitted Acquisition or Permitted Disposition for which the aggregate consideration for such Permitted Acquisition exceeds 10% of the consolidated revenues of the Administrative Borrower and its Subsidiaries or the assets subject to such Permitted Disposition represent more than 10% of consolidated total assets of the Administrative Borrower and its Subsidiaries, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition or Permitted Disposition occurred on the first day of such Reference Period.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Administrative Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash as reported by the Administrative Borrower and its Subsidiaries in the financial statements delivered pursuant to Section 5.1(other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are paid in cash during such period (including any required payments or prepayments from excess cash flow during such period), (c) all federal, state, and local income taxes paid in cash during such period and (d) solely for the purpose of calculating the Fixed Charge Coverage Ratio in connection with any determination of whether Payment Conditions are satisfied, all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; provided that Fixed Charges shall not include (i) $1,000,000,000 of principal repayments of Indebtedness paid during the fiscal quarter ended on or about December 31, 2024 and (ii) $750,000,000 of principal repayments of Indebtedness paid during the fiscal quarter ended on or about March 31, 2025.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Floor” means a rate of interest equal to 0%.

“Foreclosed Borrower” has the meaning specified therefor in Section 2.15(h) of this Agreement.

“Foreign Cash Dominion Event” means the occurrence of any of the following: (i) the occurrence of a Global Cash Dominion Event, (ii) Swiss Excess Availability for a period of three (3) consecutive Business Days is less than the greater of (x) 20% of the Swiss Line Cap and (y) $40,000,000 or (iii) German Excess Availability for a period of three (3) consecutive Business Days is less than the greater of (x) 20% of the German Line Cap and (y) $5,000,000.

“Foreign Cash Dominion Period” means the period commencing after the occurrence of a Foreign Cash Dominion Event and continuing at all times thereafter.

“Foreign Cash Equivalents” means (a) certificates of deposit, bankers’ acceptances, or time deposits maturing within one year from the date of acquisition thereof, in each case payable in any Currency and issued by any bank organized under the laws of any Specified State and having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000 (calculated at the then applicable Spot Rate), (b) Deposit Accounts maintained with any bank that satisfies the criteria described in clause (a) above, and (c) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (b) above.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Security Documents” means, collectively, the Canadian Security Agreement, UK Security Documents, Belgian Security Documents, Swiss Security Documents, Dutch Security Documents, each Scottish Security Agreement, each Scottish Share Security Agreement and German Security Documents.

“Foreign Sublimit” means an amount equal to $400,000,000.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“FSHCO” means any direct or indirect Subsidiary of a U.S. Borrower (or a direct or indirect Subsidiary thereof) substantially all of the assets of which consist, directly or indirectly through one or more Subsidiaries, of the Equity Interests or Indebtedness of one or more CFCs, other than CFCs organized in Canada or any province or territory thereof, the United Kingdom, Switzerland, Germany, the Netherlands or Belgium.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, and the amount of their Capitalized Lease Obligations.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“German Borrower” means VF Germany Textil-Handels GmbH (district court München HRB 255902).

“German Borrowing Base” means, as of any date of determination, the result of:

(a) the face amount of the German Borrower’s Eligible Wholesale Receivables multiplied by 85.0%;

minus

(b) the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement.

“German Excess Availability” means (a) the German Line Cap minus (b) the German Revolving Loans and Letters of Credit denominated in Euros issued to German Borrower then outstanding.

“German Excluded Tax” means any German Tax Deduction, if and to the extent on the date on which the payment to which that German Tax Deduction relates falls due, (i) the payment could have been made to the relevant Lender without such German Tax Deduction if the Lender had been a

German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a German Qualifying Lender and the German Borrower or German Guarantor making the payment is able to demonstrate that the payment could have been made to the Lender without the German Tax Deduction had that Lender cooperated in completing any procedural formalities necessary for that German Borrower or German Guarantor to obtain authorization to make that payment without a German Tax Deduction, or (iii) the relevant German Borrower or German Guarantor is required by the relevant tax office to make a German Tax Deduction pursuant to section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz), unless the reason for the relevant tax office requiring the relevant German Borrower or German Guarantor to make the German Tax Deduction is a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority.

“German Guarantor” means VF Germany Services GmbH (district court München HRB 255896) and any other Subsidiary of the Administrative Borrower that joins as a German Guarantor in accordance with Section 5.12.

“German Line Cap” means, as of any date of determination, the lesser of (a) the German Sublimit and (b) the German Borrowing Base.

“German Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“German Loan Parties” means, collectively, the German Borrower and the German Guarantors.

“German Qualifying Lender” means in respect of interest payable by the German Borrower or a German Guarantor, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document and is:

(a) lending through a branch or office in Germany; or

(b) a German Treaty Lender.

“German Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding German Revolving Loans (inclusive of Swing Loans and Protective Advances denominated in Euros made to German Borrower), plus (b) the amount of Letter of Credit Usage denominated in Euros issued to German Borrower.

“German Revolving Loans” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“German Security Documents” means each of (i) the German account pledge agreement between the German Loan Parties each as pledgor and the Agent as pledgee, (ii) the German global assignment agreement between the German Loan Parties each as assignor and the Agent as assignee, (iii) the German security transfer agreement relating to certain moveable assets between VF Germany Services GmbH as transferor and the Agent as transferee, (iv) the German share pledge agreements relating to the shares in VF Germany Textil-Handels GmbH between VF International Sagl as pledgor and the Agent as pledgee and relating to the shares in VF Germany Services GmbH between VF Germany Textil-Handels

GmbH as pledgor and the Agent as pledgee, (v) the German intellectual property rights agreement between JanSport Apparel Corp., The North Face Apparel Corp., Vans, Inc., Altra LLC and W-D Apparel Company, LLC as pledgors and the Agent as pledgee and (vi) any other document entered into by any person creating or expressed to create any security over all or any part of its assets in respect of the obligations of any of the German Loan Parties.

“German Sublimit” means $75,000,000.

“German Swing Loan Sublimit” means $3,750,000.

“German Tax Deduction” means any Tax imposed under the laws of Germany on or with respect to any payment by the German Borrower or a German Guarantor under any Loan Document, irrespective of whether levied by way of withholding, deduction or assessment at the level of the German Borrower, German Guarantor or any Tax Indemnitee (as defined in Section 16.1).

“German Treaty State” means a jurisdiction having a double taxation agreement with Germany (the “German Treaty”), which makes provision for full exemption from Tax imposed by Germany on interest payments.

“German Treaty Lender” means a Lender which:

(a) is treated as a resident of a German Treaty State for the purposes of the German Treaty and fulfills any other requirement which must be satisfied under the German Treaty and applicable law to obtain full exemption from Taxes imposed by Germany; and

(b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the loan hereunder or under any other Loan Document is effectively connected.

“Global Borrowers” mean, collectively, the U.S. Borrowers, Canadian Borrowers and UK Borrowers.

“Global Borrowing Availability” has the meaning specified therefor in Section 2.1(a)(ii) of this Agreement.

“Global Borrowing Base” means, as of any date of determination, the result of:

(a) the face amount of the Global Borrowers’ Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b) the face amount of the Global Borrowers’ Eligible Wholesale Receivables multiplied by the Wholesale Receivables Advance Rate;

plus

(c) the value (calculated at Cost) of Eligible Inventory located at Store locations of the Global Borrowers in the United States (including, as applicable, Puerto Rico, in accordance with the definition of Eligible Inventory), Canada or the United Kingdom (such determination may be made as to different categories of such Eligible Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by the Retail Inventory Advance Rate multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory;

plus

(d) the value (calculated at Cost) of Eligible Inventory located at distribution center locations of the Global Borrowers in the United States, Canada or the United Kingdom (such determination may be made as to different categories of such Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by the Distribution Center Inventory Advance Rate multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory;

plus

(e) the value (calculated at Cost) of the Global Borrowers’ Eligible In-Transit Inventory (such determination may be made as to different categories of Eligible In-Transit Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by the In-Transit Inventory Advance Rate multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory; provided, that the aggregate amount of availability generated by this clause (e) (after giving effect to the In-Transit Inventory Advance Rate) shall not exceed twenty percent (20.0%) of the aggregate amount of all availability generated by clauses (c) and (d) above and this clause (e);

minus

(f) the aggregate amount of all Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement.

“Global Borrowing Line Cap” means, as of any date of determination, the lesser of (a) the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (x) Swiss Revolver Usage plus (y) German Revolver Usage, and (b) the Global Borrowing Base.

“Global Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Global Excess Availability for a period of three (3) consecutive Business Days of the greater of at least (a) $100,000,000 or (b) 10.0% of the Global Line Cap.

“Global Cash Dominion Period” means the period commencing after the occurrence of a Global Cash Dominion Event and continuing (A) with respect to the U.S. Borrowers, accounts located in the United States, Canadian Borrowers and accounts located in Canada, until the date when (i) no Specified Event of Default shall exist and be continuing and (ii) Global Excess Availability is greater than the greater of (a) 10.0% of the Global Line Cap and (b) $100,000,000 for thirty (30) consecutive days; provided, that the termination of a Global Cash Dominion Period as it relates to the U.S. Borrowers and Canadian Borrowers as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Global Cash Dominion Period in the event that the conditions for a Global Cash Dominion Event again arise and (B) with respect to the UK Borrowers and accounts located in the United Kingdom, at all times thereafter.

“Global Excess Availability” means, as of any date of determination, the amount equal to (a) the Global Line Cap minus (b) the sum of the Revolving Loans and the Letters of Credit then outstanding.

“Global Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the sum of (i) the Global Borrowing Base and (ii) the Swiss Line Cap, in each case, as of such date of determination.

“Global Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Global Loan Parties” means, collectively, the Global Borrowers and the Guarantors organized in a jurisdiction located within the United States, Canada or the United Kingdom; provided, however, that none of the Specified Entities shall be a Global Loan Party.

“Global Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Global Revolving Loans (inclusive of Swing Loans and Protective Advances denominated in Dollars or any Alternative Currency made for the benefit of any Global Loan Party), plus (b) the amount of Letter of Credit Usage issued for the benefit of any Global Loan Party denominated in Dollars or any Alternative Currency.

“Global Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Governing Documents” means, with respect to any Person, the certificate, notice of articles or articles of incorporation or amalgamation (and any certificate on change of name), amalgamation agreement, by-laws, memorandum of association, articles of association or other organizational documents of such Person including, for greater certainty, any amendments thereof.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty Agreement, the UK Debenture, or any other similar document in any applicable jurisdiction and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement; provided, that, none of the Specified Entities shall be a Guarantor.

“Guaranty Agreement” means a guaranty agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Increased Reporting Event” means if at any time Global Excess Availability is less than the greater of (a) 15.0% of the Global Line Cap, and (b) $150,000,000.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices (including, without limitation, payables in respect of supply chain finance services and payables to supply chain finance entities, in each case, to the extent such payables are not debt on the balance sheet of such Person in accordance with GAAP) and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations (excluding any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indenture” means, collectively, (a) that certain Indenture, dated as of October 15, 2007, between the Administrative Borrower and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee and (b) that certain Indenture, dated as of September 29, 2000, between the Administrative Borrower and United States Trust Company of New York, as trustee, in each case, together with all supplements, amendments and modifications entered into, or otherwise issued pursuant thereto, in all cases, as in effect on the Closing Date.

“Indenture Restricted Subsidiary” means “Restricted Subsidiary” as defined under either Indenture, including, as of the Closing Date, the Subsidiaries listed on Schedule I-1 as of the Closing Date.

“Individual Letter of Credit Sublimit” means as to any Issuing Bank, the lesser of (i) such Dollar amount are set forth beside such Issuing Bank’s name under the applicable heading and (ii) such Issuing Bank’s Revolver Commitment, in each case, on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Issuing Bank became an Issuing Bank under this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Dutch Bankruptcy Act (Faillissementswet), the Insolvency Act 1986 (UK), the Bankruptcy (Scotland) Act 2016, the CCAA, the BIA, the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act (Canada), under Book XX of the Belgian Code of Economic Law or under any other state, provincial, territorial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receivership proceedings (whether court or privately appointed), interim receivership proceedings, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, winding-up, liquidation, arrangement, or other similar relief including any proceeding for the compromise or arrangement of creditor claims pursuant to arrangement or reorganization of under any corporate statute and including, in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Loan Party being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (iii) a composition, compromise, assignment or arrangement with any class of creditors of such UK Loan Party, or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee, monitor or other similar officer in respect of such UK Loan Party or any of its assets.

“Insolvency Regulation” means the Cross Border Insolvency Regulations 2006.

“Interbank Offered Rate” means, for any Interest Period:

(a) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor; and

(b) if applicable and approved by Agent and the Lenders pursuant to Section 1.11, denominated in any other Currency (other than a Currency referenced in clause (a) above, Dollars, Canadian Dollars, Swiss Francs or Sterling), the rate designated with respect to such Currency at the time such currency is approved by Agent and the Lenders pursuant to Section 1.11.

“Interbank Offered Rate Loan” means a Loan bearing interest at a rate based on the Interbank Offered Rate.

“Interbank Offered Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) as to any Base Rate Loan, Daily Simple RFR Loan or Daily Resetting Term Rate Loan, the first day of each quarter and the Maturity Date and (b) as to any Term Rate Loan, the last day of the Interest Period applicable thereto; provided, that, in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period” means, with respect to each Term Rate Loan, a period commencing on the date of the making of such Term Rate Loan, continuation of such Term Rate Loan or, if applicable, the conversion of such Loan from another Type to a Term Rate Loan and ending:

(a) with respect to Term Rate Loans denominated in Dollars, one (1), three (3), or six (6) months thereafter,

(b) with respect to Term Rate Loans denominated in Canadian Dollars, one (1) or three (3) months thereafter, and

(c) with respect to Term Rate Loans denominated in Euros, one (1), three (3) or six (6) months thereafter;

provided, that for each Loan, (1) interest shall accrue at the applicable rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, and the Interest Period shall commence on the date of advance of or conversion to any Term Rate Loan, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires, (2) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (3) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, three or six months, as applicable, after the date on which the Interest Period began, as applicable, (4) Borrower may not elect an Interest Period which will end after the Maturity Date, (5) there shall be no more than ten interest periods in effect at any time, and (6) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any borrowing, conversion or continuation notice.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location, with respect to the Global Borrowers, outside of the continental United States, Canada or the United Kingdom to a location of a Global Borrower that is within the continental United States, Canada or the United Kingdom or, with respect to the Swiss Borrowers, outside of the Netherlands, Belgium or the United Kingdom to a location of a Swiss Borrower that is within the Netherlands, Belgium or the United Kingdom.

“In-Transit Inventory Advance Rate” means 85.0% or, solely during a Seasonal Advance Rate Period, 87.5%.

“Inventory” means (a) with respect to a Canadian Borrower, inventory (as that term is defined in the PPSA), (b) with respect to a UK Borrower, inventory (as that term is defined in the Code) and any “stock in trade” or similar asset in the nature of inventory (as the term is defined in the Code) in the United Kingdom or (c) with respect to a U.S. Borrower or any other Borrower (other than a Canadian Borrower or UK Borrower), inventory (as that term is defined in the Code or other applicable statue or law).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, including based on the results of Acceptable Appraisals, (c) with respect to Eligible In-Transit Inventory, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain with respect to Eligible In-Transit Inventory (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory, and (iii) actual or estimated increases in the amount of capitalization costs or other non-purchase price charges (including freight and duty charges) included in the calculation of Cost.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment (measured at the time made), without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment; provided that, the outstanding amount of an Investment shall, in the case of a contingent obligation that has been terminated, be reduced to the extent no payment is or was made with respect to such contingent obligation upon or prior to the termination of such contingent obligation; and the outstanding amount of other Investments shall be reduced by the amount of cash or Cash Equivalents received with respect to such Investment upon the sale or disposition thereof, or constituting a return of capital with respect thereto or, repayment of the principal amount thereof, in the case of a loan or advance.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo Bank, National Association, Wells Fargo Bank, National Association (London Branch), Bank of America, National Association, HSBC Bank, National Association, JPMorgan Chase Bank, N.A., PNC Bank, National Association, U.S. Bank National Association, as reflected on Schedule C-1 as an Issuing Bank with an Individual Letter of Credit Sublimit or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and each Issuing Bank shall be a Lender.

“ITA (Canada)” means the Income Tax Act (Canada), as amended from time to time.

“ITA (UK)” means the Income Tax Act 2007 (UK).

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Judgment Currency” has the meaning set forth in Section 17.15 of this Agreement.

“Landlord Lien State” means such state(s) or other jurisdictions, as applicable, in which a landlord’s claim for rent would have priority over the Lien of the Agent in any of the Collateral by operation of law.

“Landlord Reserve” means, as to each location at which a Borrower has Eligible Inventory and as to which a Collateral Access Agreement has not been received by Agent in a Landlord Lien State or with respect to a distribution center or warehouse as to which a Collateral Access Agreement has not been received by Agent, in each case in the timeframe required by this Agreement, a reserve in an amount up to 2 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location.

“Lease” means any agreement, whether written or oral, no matter how styled or structure, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; (c) the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases; (d) similar principles, rights and remedies under the laws of any relevant jurisdiction; and (e) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement on or before the Closing Date or pursuant to Section 5(n) of any Joinder.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include each Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them. In addition, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Agreement.

“Lender Group” means each of the Lenders (including each Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary documented fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary documented fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary documented charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Pledgor or Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination and appraisal fees and expenses of Agent related to any field examinations or appraisals to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral. The foregoing to the contrary notwithstanding, the Loan Parties’ obligation to reimburse any Persons for attorneys’ fees and expenses shall be limited to (i) attorneys’ fees and expenses of one firm of counsel for all such Persons, (ii) one local counsel in each appropriate jurisdiction, (iii) to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, in each case of the foregoing clauses (i) through (iii) retained by the Agent for all such Persons, and (iv) in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Administrative Borrower of such conflict and thereafter retains its own counsel, or another firm of counsel for such affected Person.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means, collectively, a (i) letter of credit (as that term is defined in the Code) issued by an Issuing Bank and (ii) bank guarantees issued by an Issuing Bank in such Issuing Bank’s sole discretion, solely to the extent such bank guarantee is not related to the United States or issued in Dollars; provided, however, for the avoidance of doubt, letters of credit or bank guarantees issued under a Specified L/C Facility shall not constitute Letters of Credit.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral) in the applicable Currency in which such Letters of Credit were issued, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to the sum of (i) 103% of the then existing applicable Letter of Credit Usage with respect to Letters of Credit denominated in Dollars, plus (ii) 110% of the then existing Letter of Credit Usage with respect to Letters of Credit denominated in any Alternative Currency, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the applicable Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank reasonably acceptable to Agent in the applicable Currency in which such Letters of Credit were issued in an amount equal to the sum of (i) 103% of the then existing Letter of Credit Usage with respect to Letters of Credit denominated in Dollars, plus (ii) 110% of the then existing applicable Letter of Credit Usage with respect to Letters of Credit denominated in any Alternative Currency (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $100,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Leverage Ratio” means, as of any date of determination for the Administrative Borrower and its Subsidiaries on a consolidated basis, the result of (a) the Dollar Equivalent amount of Funded Indebtedness as of such date, to (b) EBITDA for the four (4) consecutive fiscal quarter period ended as of such date.

“Lien” means any mortgage, standard security, deed of trust, pledge, statutory pledge, hypothecation, hypothec, assignment, assumption, assignation in security, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), transfer of title for security purposes (Sicherungsübereignung), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease, nonfinance lease, or an agreement to sell be deemed to constitute a Lien.

“Loan” means any Revolving Loan, Swing Loan or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” means the Global Loan Account with respect to Obligations of the Global Borrowers, the Swiss Loan Account with respect to the Obligations of the Swiss Borrowers and the German Loan Account with respect to the Obligations of the German Borrower.

“Loan Documents” means this Agreement, the Blocked Account Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the U.S. Security Agreement, the Guaranty Agreement, the Equity Pledge Agreements, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Patent Security Agreement, the Trademark Security Agreement, the Foreign Security Documents, the Collateral Access Agreements, the Customs Broker/Carrier Agreements, the Post-Closing Letter, the Disbursement Letter, the Affiliate Servicer Agency Agreement, any Specified Term Loan Intercreditor Agreement, any intercreditor or subordination agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements and any Specified L/C Facilities).

“Loan Party” means any Borrower or any Guarantor (and, for the avoidance of doubt, does not mean any Pledgor).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries’ ability, taken as a whole, to perform their payment obligations under the Loan Documents when due, (c) material impairment of the rights and remedies of the Lender Group under the Loan Documents, taken as a whole or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party taken as a whole.

“Material Indebtedness” means (a) the Specified Permitted Term Loan Indebtedness, (b) all Indebtedness issued and otherwise outstanding under the Indentures and (c) other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $100,000,000. For purposes of determining the amount of Material Indebtedness at any time, (i) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (ii) undrawn committed or available amounts shall be included, and (iii) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Intellectual Property” means such rights with respect to the intellectual property of the Loan Parties as are reasonably necessary or material to permit the Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral, or the disposition of which would otherwise materially adversely affect the Net Orderly Liquidation Value Percentage of the Collateral of the Loan Parties.

“Material Subsidiary” means (a) each Borrower, and (b) each Subsidiary of a Loan Party that (i) owns at least 2.50% of the consolidated total assets of the Loan Parties and their Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the direct owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 7.50% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) ninety (90) days prior to the current stated maturity of any Material Indebtedness; provided, that such clause (b) shall not be applicable with respect to any Material Indebtedness for which (i) a Debt Maturity Reserve has been established against the Global Borrowing Base and (ii) so long as, after giving pro forma effect to the Debt Maturity Reserve, the Payment Conditions are satisfied on the date such Debt Maturity Reserve is instituted.

“Maximum Revolver Amount” means $1,500,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.

“Moody’s” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA that is subject to Title IV of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Orderly Liquidation Value Percentage” means, with respect to Inventory of any Person, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory (or, as applicable Eligible In-Transit Inventory) at such time on an orderly “going-out-of-business”, “store closing” or other similarly themed sale basis as set forth in the most recent acceptable Inventory appraisal conducted by an appraiser reasonably satisfactory to the Agent in accordance with the terms and conditions herein, (without duplication) net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the Cost of the aggregate amount of the Eligible Inventory subject to such appraisal.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Cooperative Jurisdiction” means a “non-cooperative tax jurisdiction” (nicht kooperatives Steuerhoheitsgebiet) as set out in the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)) and the respective legislative decree (Rechtsverordnung) referred to in section 3 of the German Defence against Tax Havens Act, each as amended from time to time.

“Non-Cooperative Jurisdiction Lender” means a Lender incorporated, domiciled, established, resident, located or having its place of effective management or acting through a facility office located in a Non-Cooperative Jurisdiction or otherwise not able to receive interest free of any withholding or deduction on account of Tax imposed pursuant to the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)).

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Pension Plan or the existence of any facts or circumstances that would reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.13), (h) any event or condition that results in the insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or would reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Pension Plans or any event that results in or would reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC or (q) the occurrence of a Foreign Plan Event. Notwithstanding the foregoing, the termination of the VF Corporation Pension Plan, expected to commence on or about July 31, 2025, shall not be a Notification Event under this Agreement.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the applicable Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Pledgor or Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Pledgor or Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, (x) the Obligations shall exclude any Excluded Swap Obligation and (y) any release of Collateral, Borrowers, Guarantors, or Pledgors effected in the manner permitted by this Agreement shall not require the consent of any Bank Product Provider. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Pledgor or Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease of (or other arrangement conveying the right to use) property, or a combination thereof, but excluding, for the avoidance of doubt, any Capital Lease.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Connection Taxes” means, with respect to an Agent, a Lender or a Participant, Taxes imposed as a result of a present or former connection between such Agent, Lender or Participant and the jurisdiction imposing such Tax (other than connections arising from such Agent, Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document other than any Luxembourg registration duties (droits d’enregistrement) payable on, or by reference to, or in consequence of, the transfer or assignment of the whole or any part of the rights of the Lenders under a Loan Document; or, in case of voluntary registration of any Loan Document with the Administration de l’Enregistrement des Domaines et de la TVA, when such registration is not required to enforce the rights of the Lenders under the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment requested by a Loan Party).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Parallel Debt” has the meaning set forth in Section 15.22 of this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent Security Agreement” has the meaning specified therefor in the U.S. Security Agreement (or any Foreign Security Document, as applicable).

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“Payment Conditions” means, solely at the time of determination with respect to any specified transaction or payment, that (a) no Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) either (i) Global Excess Availability on such date, before and after giving effect to such transaction or payment, and for each day during the thirty (30) day period prior to (and, solely in connection with determining the Maturity Date, each day during the ninety (90) day period after) entering into such transaction or the making of such payment (and any borrowing of Revolving Loans to finance such transaction), after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such thirty (30) period exceeds the greater of (x) twenty percent (20.0%) of the Global Line Cap and (y) $200,000,000 or (ii) both (A) Global Excess Availability on such date, before and after giving effect to such transaction or payment, and for each day during the thirty (30) day period prior to (and, solely in connection with determining the Maturity Date, each day during the ninety (90) day period after) entering into such transaction or the making of such payment (and any borrowing of any Indebtedness to finance such transaction), after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such thirty (30) period exceeds the greater of (x) fifteen percent (15.0%) of the Global Line Cap and (y) $150,000,000 and (B) the Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarter period immediately preceding the date of such transaction or payment for which financial statements have been (or are required to have been) delivered to the Agent, determined on a pro forma basis as if such transaction had been entered into (including any borrowing of Indebtedness) or such payment had been made as of the first day of such four (4) fiscal quarter period shall be equal to or greater than 1.00:1.00 and (c) at least five (5) days prior to entering into any such transaction or the making of any such payment, the Administrative Borrower shall have delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above are satisfied; provided that such certification shall not be required if the aggregate consideration for such specified transaction or payment is less than $15,000,000. For the avoidance of doubt, when calculating Global Excess Availability for purposes of determining the Maturity Date, for each day during the thirty (30) day period prior to such transaction or payment, such calculation shall not give pro forma effect to the implementation of the Debt Maturity Reserve.

“Payment Recipient” has the meaning specified therefor in Section 17.17 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date delivered by the Loan Parties to the Agent.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) for any Acquisition or series of Acquisitions in an aggregate consideration amount in excess of $500,000,000, Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted

Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Loan Parties and their Subsidiaries (i) would have been in compliance with the financial covenant(s) in Section 7 of this Agreement for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition regardless of whether such financial covenant(s) are required to be tested for such fiscal quarter, and (ii) are projected to be in compliance with the financial covenant(s) in Section 7 of this Agreement for each of the four fiscal quarters in the period ended one year after the proposed date of consummation of such proposed Acquisition assuming that such financial covenant(s) will be required to be tested in each such fiscal quarter,

(d) such proposed Acquisition shall have been approved by the board of directors of such Person (or similar governing body if such Person is not a corporation) which is or whose assets are the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition shall violate applicable law,

(e) the Administrative Borrower shall have furnished the Agent with five (5) Business Days’ prior written notice of such intended Acquisition, and if Payment Conditions are required to be satisfied pursuant to clause (h) below, a calculation with respect to such Payment Conditions,

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Administrative Borrower and its Subsidiaries under this Agreement,

(g) any Equity Interests of a Person acquired in such transaction shall be of a Person that becomes a Loan Party; provided that the aggregate consideration paid in respect of Persons that do not become Loan Parties shall not exceed $50,000,000 in the aggregate for all Permitted Acquisitions, and

(h) if the total consideration in respect of such Acquisition or series of related Acquisitions exceeds $100,000,000, the Payment Conditions are satisfied.

“Permitted Discretion” means a determination made in the exercise of reasonable credit judgment, exercised in good faith in accordance with customary business practices for asset-based lending transactions.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property that do not interfere in any material respect with the business operations of the Loan Parties and their Subsidiaries,

(b) sales of Inventory in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Credit Card Receivables or Eligible Wholesale Receivables) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j) [reserved],

(k) the lapse or abandonment of patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business and such lapse or abandonment is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets from (i) a Global Loan Party to (x) any other Global Loan Party or (y) any Subfacility Loan Party, in the case of this clause (i)(y), in an aggregate amount not to exceed $100,000,000 in any fiscal year, (ii) a Subfacility Loan Party to any other Loan Party, (iii) a Loan Party to a non-Loan Party in an amount not to exceed $50,000,000 in any fiscal year and (iv) non-Loan Party Subsidiaries to any Loan Party or any other non-Loan Party Subsidiaries,

(o) dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

(p) [reserved],

(q) bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related dispositions shall not exceed (i) in any fiscal year of the Administrative Borrower and its Subsidiaries, ten percent (10.0%) of the number of the Loan Parties’ Stores as of the beginning of such fiscal year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25.0%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings), provided, that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent,

(r) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than assets of the type eligible to be included in the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base) to the extent that any of the foregoing would not be reasonably expected to have a Material Adverse Effect,

(s) sales of Inventory (other than Eligible Inventory) determined by management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties consistent with past practice,

(t) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements,

(u) other sales, transfers and dispositions by the Loan Parties permitted hereunder (other than of Eligible Credit Card Receivables, Eligible Wholesale Receivables or Eligible Inventory, except to the extent incidental to the primary transaction) so long as no Default or Event of Default then exists or would arise as a result of such transaction; provided that (i) such sale, transfer or disposition shall be for fair market value as reasonably determined by the Administrative Borrower in good faith and (ii) the Administrative Borrower or any Loan Party shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (u)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Administrative Borrower or any Loan Party and the valid release of the Administrative Borrower or such Loan Party, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such sale, transfer or disposition, (B) securities, notes or other obligations received by the Administrative Borrower or any Loan Party from the transferee that are converted by such Administrative Borrower or Loan Party into cash or Cash Equivalents within 180 days following the closing of such sale, transfer or disposition, and (C) Indebtedness of any Subsidiary that is no longer a Loan Party as a result of such sale, transfer or disposition, to the extent that the Administrative Borrower and each other Loan Party are released from any guarantee of payment of such Indebtedness in connection with such sale, transfer or disposition, and provided further that the aggregate non-cash consideration received by the Administrative Borrower and Loan Parties for all sales, transfers or dispositions under this clause (u) that shall be deemed to be cash shall have an aggregate fair market value (determined as of the closing of the applicable sale, transfer or disposition for which such non-cash consideration is received) not to exceed $10,000,000),

(v) sales or dispositions in order to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung), and

(w) sales or dispositions of assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (v) above so long as each of the Payment Conditions are satisfied;

provided, that if, as of any date of determination, sales or dispositions (other than Permitted Dispositions of Inventory under clause (b) above) by the Loan Parties permitted hereunder during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve seven and one-half percent (7.5%) or more of assets included in the Global Borrowing Base, seven and one-half percent (7.5%) or more of assets included in the Swiss Borrowing Base or seven and one-half percent (7.5%) or more of assets included in the German Borrowing Base (in each case, based on the fair market value of the assets so disposed) (the “Threshold Amount”), then Borrowers shall have, prior to consummation of the sale or disposition that causes the assets included in the applicable Borrowing Base that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, as applicable; provided, further, no Dispositions of Material Intellectual Property (or of

the Equity Interests of any Person owning Material Intellectual Property) made to any Person (other than, with respect to (i) Material Intellectual Property owned by a Global Loan Party or the Equity Interests of a Global Loan Party owning Material Intellectual Property, to another Global Loan Party, (ii) Material Intellectual Property owned by a Swiss Loan Party or the Equity Interests of a Swiss Loan Party owning Material Intellectual Property, to another Swiss Loan Party and (iii) Material Intellectual Property owned by a German Loan Party or the Equity Interests of a German Loan Party owning Material Intellectual Property, to another German Loan Party) shall constitute a Permitted Disposition unless such disposition is subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license of such Material Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Agent and Lenders under the Loan Documents in respect of the Collateral, which license shall be reasonably satisfactory to the Agent.

“Permitted Holder” means the respective trusts established under those certain deeds of trust dated August 21, 1951, made by John E. Barbey and under the will of John E. Barbey, deceased.

“Permitted Indebtedness” means:

(a) Indebtedness in respect of the Obligations (other than the Specified L/C Obligations),

(b) Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, and (iii) unsecured guarantees incurred in the ordinary course of business with respect to operating leases,

(f) Specified Permitted Term Loan Indebtedness so long as such Indebtedness is at all times subject to the Specified Term Loan Intercreditor Agreement and Refinancing Indebtedness in respect thereof,

(g) Acquired Indebtedness in an amount not to exceed $100,000,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l) unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Administrative Borrower that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $10,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Acquisitions, other Permitted Investments and Permitted Dispositions,

(n) unsecured Indebtedness consisting of take or pay obligations in any supply agreement entered into in the ordinary course of business,

(o) Indebtedness comprising Permitted Investments,

(p) Indebtedness consisting of setoff rights incurred in respect of netting services, overdraft protections, and similar arrangements and related liabilities arising from treasury, depository and cash management services, including cash pooling arrangements and related activities to manage cash balances of the Loan Parties and their Subsidiaries, credit card processing services, other credit and debit card programs and/or any automated clearing house transfers of funds, in each case, in the ordinary course of business (including, without limitation, unsecured guarantees of any such obligations of any Subsidiary which is not a Loan Party),

(q) unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions,

(r) Indebtedness representing deferred compensation, severance, pension (including, for the avoidance of doubt, in connection with the UK Pension Guarantee), and health and welfare retirement benefits or the equivalent or similar arrangements to future, present or former directors, officers, employees or, members of management of the Administrative Borrower or any of its Subsidiaries incurred in the ordinary course of business,

(s) Indebtedness arising under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of a Loan Party in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV),

(t) (i) Indebtedness for all Subsidiaries of the Administrative Borrower that are not Loan Parties and (ii) unsecured guaranties by Loan Parties of such Indebtedness in an aggregate principal amount not to exceed $60,000,000 outstanding at any one time,

(u) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(v) Subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $50,000,000,

(w) unsecured Indebtedness of the Administrative Borrower incurred (i) as of the Closing Date under the Indentures, in an aggregate principal amount not to exceed the amount set forth on Schedule F-1 hereto and (ii) incurred after the Closing Date under either of the Indentures through a new series or notes offering, which shall be issued on terms identical to all Indebtedness outstanding under the Indentures as of the Closing Date (other than with respect to amounts, issue and maturity dates, interest rates and the terms on which such notes may be converted into, or exchanged for, stock or other securities of the Administrative Borrower, but including any obligations of the Administrative Borrower to repurchase any such Indebtedness or make an offer to do the same), in an aggregate principal amount not to exceed $1,500,000,000, less the outstanding principal amount of any Specified Permitted Term Loan Indebtedness,

(x) (i) the Specified L/C Obligations so long as the aggregate undrawn amount of all letters of credit and bank guarantees issued thereunder plus the aggregate amount of all drawn and unreimbursed obligations with respect to all letters of credit and bank guarantees thereunder does not exceed $50,000,000 and (ii) other Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments, in all cases, for all amounts under this clause (x), in an aggregate stated amount not to exceed $75,000,000 outstanding at any one time,

(y) Indebtedness of Subsidiaries of the Administrative Borrower which are not Loan Parties owing under international lines of credit in an aggregate initial principal amount not to exceed $100,000,000 outstanding at any one time,

(z) unsecured guaranty obligations of the Administrative Borrower or any of its Subsidiaries of the obligations of any joint ventures permitted under this Agreement in which the Borrower or any of its Subsidiaries is a party, not exceeding $25,000,000 in the aggregate at any time outstanding,

(aa) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case, received or incurred in the ordinary course of business, and

(bb) any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $50,000,000 at any one time.

“Permitted Intercompany Advances” means loans made by (i) a Global Loan Party to (x) any other Global Loan Party or (y) any Subfacility Loan Party, in the case of this clause (i)(y), in an aggregate outstanding amount not to exceed $100,000,000 in any fiscal year, (ii) a Subfacility Loan Party to any other Loan Party, (iii) a Loan Party to a non-Loan Party in an aggregate outstanding amount not to exceed $50,000,000 in any fiscal year and (iv) non-Loan Party Subsidiaries to any Loan Party or any other non-Loan Party Subsidiary, in each case, which are subject to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and disclosed to the Agent on the Perfection Certificate,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in Insolvency Proceedings of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Administrative Borrower, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $5,000,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by (i) any Global Loan Party in (x) any other Global Loan Party (other than capital contributions to or the acquisition of Equity Interests of Administrative Borrower) or (y) any Subfacility Loan Party, in the case of this clause (i)(y), in an aggregate amount not to exceed $100,000,000 in any fiscal year, (ii) a Subfacility Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Administrative Borrower), (iii) a Loan Party in a non-Loan Party in an amount not to exceed $50,000,000 in any fiscal year, and (iv) a non-Loan Party Subsidiary in any Loan Party or any other non-Loan Party Subsidiary,

(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition,

(q) capital calls made in accordance with joint venture agreements as in effect and as disclosed to the Agent prior to the Closing Date (other than that certain Second Amended and Restated Limited Partnership Agreement of WCJ Cherry Lane, Ltd., a Texas limited partnership);

(r) so long as no Event of Default, Global Cash Dominion Period or Foreign Cash Dominion Period exists or would arise as a result therefrom, to the extent constituting Investments, transfers in connection with cash pooling arrangements among Loan Parties and their Subsidiaries in the ordinary course of business and consistent with past practice, and

(s) other Investments so long as the Payment Conditions are satisfied,

provided, that if, as of any date of determination, Investments which result in the sale or disposition by the Loan Parties during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involves assets equal to or exceeding the Threshold Amount, then Borrowers shall have, prior to consummation of the Investment that causes the assets included in the applicable Borrowing Base that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, as applicable; provided, further, that no Investments in the form of Material Intellectual Property (or of the Equity Interests of any Person owning Material Intellectual Property) made to any Person (other than, with respect to (i) Material Intellectual Property owned by a Global Loan Party or the Equity Interests of a Global Loan Party owning Material Intellectual Property, to another Global Loan Party, (ii) Material Intellectual Property owned by a Swiss Loan Party or the Equity Interests of a Swiss Loan Party owning Material Intellectual Property, to another Swiss Loan Party and (iii) Material Intellectual Property owned by a German Loan Party or the Equity Interests of a German Loan Party owning Material Intellectual Property, to another German Loan Party) shall constitute a Permitted Investment unless such Investment is subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license of such Material Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Agent and Lenders under the Loan Documents in respect of the Collateral, which license shall be reasonably satisfactory to the Agent.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not overdue by more than 45 days or (ii) are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d) Liens set forth on Schedule P-1 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-1 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords (including, for the avoidance of doubt, any rent deposit deeds entered into with any landlord of a Loan Party in respect of leases of Real Property in the United Kingdom), carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not overdue by more than 45 days or (ii) are the subject of Permitted Protests,

(h) pledges, bonds or deposits and other Liens, in all cases, on amounts on deposit, under workmen’s compensation laws, unemployment or employment insurance laws or similar legislation,

(i) Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) Liens arising solely by virtue of any statutory or common law provisions or customary contractual provisions relating to banker’s Liens (including any right of pledge or right of set-off arising under the general banking conditions of any bank in relation to Deposit Accounts maintained in the Netherlands and Liens arising under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen)), Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts, commodity trading or other brokerage accounts, or other funds maintained with depository institutions or securities intermediaries, including rights of setoff relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or relating to pooled deposit or sweep accounts of the Loan Parties to permit the satisfaction of overdraft or similar obligations incurred in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness,

(s) any security or guarantee given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV),

(t) any security arising under any retention of title, extended retention of title (verlängerter Eigentumsvorbehalt), hire purchase or condition, a sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to any Loan Party or any of its Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Loan Party or any of its Subsidiaries,

(u) any Lien arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) or similar general terms and conditions of banks with whom any Loan Party or any of its Subsidiaries maintains a banking relationship in the ordinary course of business,

(v) any landlord’s pledge (Vermieterpfandrecht) arising by operation of law under a lease in favor of the relevant third-party landlord,

(w) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $25,000,000,

(x) Liens in the form of cash collateral securing Indebtedness permitted under clause (x)(ii) of the “Permitted Indebtedness” definition in an amount not to exceed 105% of the stated amount of such letter of credit,

(y) Liens securing Indebtedness permitted under clause (f) of the “Permitted Indebtedness” definition so long as such Liens are at all times subject to the Specified Term Loan Intercreditor Agreement,

(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business,

(aa) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement,

(bb) any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions, and

(cc) Liens that are contractual rights of set-off (i) relating to purchase orders and other agreements entered into with suppliers or service providers of the Loan Parties in the ordinary course of business and (ii) against credit balances of the Loan Parties with Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks, in each case, in the ordinary course of business, provided, that, notwithstanding anything to the foregoing, no Lien on Real Property will constitute a “Permitted Lien” unless such Lien is granted pursuant to clause (k) or (r) above.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll taxes or taxes that are the subject of a United States or Canadian federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount, if any, as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) enforcement of such Lien is stayed during the pendency of such protest.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $25,000,000.

“Person” means natural persons, corporations, other bodies corporate, limited liability companies, unlimited companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Pledgors” means, collectively, each entity party to an Equity Pledge Agreement or that otherwise pledges its Equity Interests in a Loan Party hereunder to the Agent, but itself is not a Borrower or a Guarantor. For the avoidance of doubt, the Pledgors are not Loan Parties.

“Portal” has the meaning specified therefor in Section 2.3 of this Agreement.

“Post-Closing Letter” means that certain letter agreement, dated as of the Closing Date, by and between the Agent and the Administrative Borrower, as amended in accordance with the terms thereof and in effect from time to time.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; in effect; provided that if attachment, perfection or priority of Agent’s Lien on any Collateral is governed in whole or in part by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” includes those personal property security laws (including the Civil Code of Quebec, and, where applicable, the regulations promulgated thereunder) in such other jurisdiction in Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with supporting details and a statement of underlying assumptions.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.16 of this Agreement.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Rate Determination Date” means:

(a) with respect to Term SOFR, (i) for any calculation with respect to a Term SOFR Rate Loan for any Interest Period, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period or (ii) for any calculation with respect to a Base Rate Loan for any day, the day that is two (2) Benchmark Rate Business Days prior to such day;

(b) with respect to Term CORRA, (i) for any calculation with respect to a Term CORRA Rate Loan for any Interest Period, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period or (ii) for any calculation with respect to a Base Rate Loan for any day, the day that is two (2) Benchmark Rate Business Days prior to such day; and

(c) with respect to any Daily Simple RFR for any RFR Rate Day, the day that is five (5) Benchmark Rate Business Days prior to (i) if such RFR Rate Day is a Benchmark Rate Business Day, such RFR Rate Day or (ii) if such RFR Rate Day is not a Benchmark Rate Business Day, the Benchmark Rate Business Day immediately preceding such RFR Rate Day;

(d) with respect to any Interbank Offered Rate for any Interest Period consisting of EURIBOR, the day that is two (2) Benchmark Rate Business Days prior to the first day of such Interest Period; and

(e) with respect to any Daily Resetting Interbank Offered Rate for any day constituting of Daily Resetting EURIBOR, two (2) Benchmark Rate Business Days prior to such day;

or, in any case in (a) through (e) above, such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by Agent; provided that to the extent that such market practice is not administratively feasible for Agent, such other day as otherwise reasonably determined by Agent.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Receivables Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, gift cards, loyalty programs and returns) with respect to the Eligible Credit Card Receivables and Eligible Wholesale Receivables.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the original principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or would reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f) if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Public Accounting Firm” has the meaning specified by the Securities Act and shall be independent of the Administrative Borrower and its Subsidiaries as prescribed by the Securities Act.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Remedial Action” means all actions taken by any Loan Party to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, (a) Inventory Reserves, Receivables Reserves, Bank Product Reserves, Exchange Rate Reserves, Dilution Reserves, Debt Maturity Reserves, Canadian Priority Payables Reserves, UK Priority Payables Reserves, and (b) those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain, including reserves with respect to (i) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (ii) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to, or pari passu with, Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, in each case, with respect to the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, (iii) impediments to the Agent’s ability to realize upon the Collateral, (iv) claims and liabilities (including any fees payable to an insolvency administrator pursuant to § 171 of the German Insolvency Code) that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (v) criteria, events, conditions, contingencies or risks which adversely affect any component of the Global Borrowing Base, Swiss Borrowing Base, or German Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (vi) that an Event of Default then exists; provided that after the Closing Date, the Agent shall provide at least three (3) Business Days’ prior written notice to the Administrative Borrower (other than during a Global Cash Dominion Period or a Foreign Cash Dominion Period, in which case notice shall not be required) of any adjustment to Reserves; provided, that if after the delivery of such notice the Administrative Borrower notifies the Agent that it desires to discuss the Reserves described therein, then the Agent will discuss such Reserves with the Administrative Borrower, provided that nothing in this proviso shall obligate the Agent to eliminate, reduce, or delay any such Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by a Loan Party (including any payment in connection with any merger or consolidation involving a Loan Party) or to the direct or indirect holders of Equity Interests issued by a Loan Party in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by a Loan Party), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving a Loan Party) any Equity Interests issued by a Loan Party, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of a Loan Party now or hereafter outstanding.

“Retail Inventory Advance Rate” means 90.0% or, solely during a Seasonal Advance Rate Period, 92.5%.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Benchmark Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Benchmark Rate Loan denominated in an Alternative Currency pursuant to the terms of this Agreement and (iii) such additional dates as Agent shall determine or the Required Lenders shall require (it being understood that such frequency is typically daily but may be on a more or less frequent basis as Agent shall determine) and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require (it being understood that such frequency is typically daily but may be on a more or less frequent basis as Agent shall determine).

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” means, collectively, Global Revolving Loans, Swiss Revolving Loans and German Revolving Loans.

“S&P” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of comprehensive country-wide or territory-wide Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, and in each case insofar as dealings with the Person are prohibited under Sanctions, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Entity, (c) any Canadian Blocked Person, (d) Hong Kong Monetary Authority, (e) any Person directly or indirectly fifty percent or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (d) above, or (f) a Person that is otherwise the target of Sanctions.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, (e) the federal government of Canada, (f) the Hong Kong Monetary Authority or (g) any other Governmental Authority with jurisdiction over any member of Lender Group, any Pledgor, any Loan Party or any of their respective Subsidiaries or Affiliates.

“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SARON Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Scottish Security Agreement” means each Scottish security agreement executed by a UK Loan Party incorporated in Scotland in favor of the Agent.

“Scottish Share Security Agreement” means each Scottish share security agreement executed by the parent of a UK Loan Party incorporated in Scotland in favor of the Agent.

“Seasonal Advance Rate Period” means a three (3) consecutive month period of each fiscal year as elected by the Administrative Borrower upon three (3) months’ prior written notice to the Agent (other than with respect to a Seasonal Advance Rate Period beginning in fiscal year 2025 and ending, at the latest, on March 31, 2026, which may be elected by the Administrative Borrower upon 60 days’ prior written notice to the Agent); provided, that there shall be at least three (3) consecutive fiscal months between each Seasonal Advance Rate Period.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code, STA or any other applicable foreign statute or law, as applicable).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) such Person is “solvent” or not “insolvent”, or an “insolvent person”, as applicable within the meaning given those terms and similar terms under applicable laws, including, without limitation, the BIA, relating to fraudulent transfers and conveyances and (e) with respect to any Person incorporated in England and Wales or Scotland, (i) it is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (iii) it has not suspended or threatened to suspend making payments on any of it debts or (iv) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with its creditors with a view to a general rescheduling of its indebtedness. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Specified Account Debtors” means the account debtors set forth on Schedule II of the Letter Agreement, which may be amended from time to time in accordance with the terms of this Agreement.

“Specified Entities” means VF Investments Holding, VF Transglobal GmbH, a limited liability company incorporated under the laws of Switzerland, with registered address at Obergrundstrasse 61, 6003 Luzern, Switzerland and registered in the commercial register of the Canton of Luzern under no. CHE-394.252.220, VF International Holding GmbH, a limited liability company incorporated under the laws of Switzerland, with registered address at Obergrundstrasse 61, 6003 Luzern, Switzerland and registered in the commercial register of the Canton of Luzern under no. CHE-356.984.612, TBL Licensing LLC, a Delaware limited liability company, VF Sagebrush Enterprises, LLC, a Delaware limited liability company, Williamson-Dickie Europe Holdings Ltd., a United Kingdom private limited company, Williamson-Dickie APAC Holding Company Limited, a Hong Kong private limited company, Williamson-Dickie Europe Limited, a United Kingdom private limited company, TBL Investment Holdings GmbH, a limited liability company incorporated under the laws of Switzerland, with registered address at Obergrundstrasse 61, 6003 Luzern, Switzerland and registered in the commercial register of the Canton of Luzern under no. CHE-322.291.882, VF Singapore Overseas Services Pte Ltd, a Singapore private limited company, VF CH Holdings GmbH, a limited liability company incorporated under the laws of Switzerland, with registered address at Obergrundstrasse 61, 6003 Luzern, Switzerland and registered in the commercial register of the Canton of Luzern under no. CHE-232.978.247, VF Brands Taiwan Ltd., a Taiwan private limited company, VF Apollo Singapore Pte Ltd., a Singapore private limited company, WorldJeans Company VF Asia Limited & Partners, an Egypt limited partnership.

“Specified Event of Default” means any Event of Default described in any of Sections 8.1, 8.2 (but only with respect to clause (a) of Schedule 5.2 to this Agreement, Section 5.16 and Section 7), 8.4, 8.5 or 8.7 (but only with respect to material representations made in any Borrowing Base Certificate).

“Specified L/C Facility” means that certain Facility for Bank Guarantees, dated as of August 17, 2017, by and between VF Europe BV and/or certain of its affiliates and ING Belgium NV/SA (as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder); provided, however, if at any point an issuer requires cash collateralization under such facility and such cash collateral is not Collateral granted under the Loan Documents, such facility shall no longer be deemed a Specified L/C Facility hereunder.

“Specified L/C Obligations” means all obligations and liabilities of any Loan Party under any Specified L/C Facility with respect to letters of credit and bank guarantees issued thereunder. For the avoidance of doubt, none of the Specified L/C Obligations may be cash collateralized (or otherwise collateralized in any way) unless such cash collateral constitutes Collateral hereunder in accordance with, and subject to, this Agreement. All Specified L/C Obligations shall be Obligations of the Global Borrowers.

“Specified Permitted Term Loan Indebtedness” means term loan Indebtedness provided by a third party in a single credit facility acceptable to the Agent in its Permitted Discretion to the Borrowers after the Closing Date, which shall be permitted hereunder so long as:

(a) the terms and conditions of such Indebtedness are approved in writing by the Agent in its reasonable discretion (including, without limitation, with respect to any required payments of principal and interest thereunder);

(b) no Event of Default or Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or immediately after giving effect thereto;

(c) the principal amount of such Indebtedness shall not exceed $1,500,000,000 less (i) any repayments thereof made after the incurrence thereof (it being understood that any such repayments must be permitted under the Specified Term Loan Intercreditor Agreement) and (ii) any amounts outstanding under clause (w)(ii) of the definition of “Permitted Indebtedness”;

(d) the scheduled maturity date of such Indebtedness shall be no earlier than ninety (90) days after the Maturity Date;

(e) the holders of such Indebtedness (or an agent acting on behalf of such holders), the Agent and the Loan Parties shall have entered into an intercreditor agreement, in form and substance acceptable to the Agent in its reasonable discretion (as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Specified Term Loan Intercreditor Agreement”);

(f) (i) such Indebtedness may be secured only by assets constituting Collateral (but not on any assets not constituting Collateral) and (ii) such security interest (A) may be senior to the Liens in favor of the Agent solely with respect to assets constituting non-working capital assets and (B) otherwise shall be subordinated to the Liens in favor of the Agent securing the Obligations and including, without limitation, with respect to assets of the type eligible to be included in the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base; and

(g) no Person shall be an obligor of such Indebtedness unless such Person shall be a Loan Party hereunder.

“Specified State” means any one of (a) Canada, (b) United Kingdom, (c) Belgium, (d) the Netherlands, (e) Switzerland and (f) Germany.

“Specified Term Loan Intercreditor Agreement” has the meaning set forth in the definition of “Specified Permitted Term Loan Indebtedness”.

“Spot Rate” means for a Currency, on any relevant date of determination, the rate determined by Agent or the Issuing Bank, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date of such determination (it being understood that such determination is typically made at approximately 1:30 p.m. London time, but the determination time may be adjusted from time to time, based on current system configurations); provided that Agent or the Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by Agent or the Issuing Bank, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency.

“STA” means the Securities Transfer Act, 2006 (Ontario), or such other applicable Canadian jurisdiction, as amended from time to time and any legislation substituted therefor and any amendments thereto.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP, UCP or URDG, as chosen in the applicable Letter of Credit.

“Stated Maturity Date” means August 26, 2030.

“Sterling” or “£” means British Pounds Sterling or any successor currency in the United Kingdom.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subfacility Loan Parties” means the Swiss Loan Parties, Swiss Obligations Guarantors and German Loan Parties.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement or contains terms and conditions of subordination that are reasonably acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, unlimited liability company or other entity.

“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Supported QFC” has the meaning specified therefor in Section 17.16 of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Lender” means Wells Fargo Bank, National Association (London Branch) (or an affiliate thereof), Wells Fargo Bank, National Association, Wells Fargo Capital Finance Corporation Canada or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Swiss Account Pledge Agreements” means collectively (i) the Swiss law governed account pledge agreement by and between VF International Sagl as Pledgor, the Agent as Security Agent and pledgee and the Secured Parties represented for all purposes thereof by the Security Agent regarding the pledge of all Bank Accounts (terms as defined therein if not otherwise defined herein) and (ii) the Swiss law governed account pledge agreement by and between The North Face Sagl as Pledgor, the Agent as Security Agent and pledgee and the Secured Parties represented for all purposes thereof by the Security Agent regarding the pledge of all Bank Accounts (terms as defined therein if not otherwise defined herein).

“Swiss Assignment Agreements” means collectively (i) the Swiss law governed assignment agreement by and between VF International Sagl as Assignor and the Agent as Security Agent acting in its own name but as fiduciary for the account of the Secured Parties regarding the assignment of certain claims and receivables for security purposes (Sicherungszession) (terms as defined therein if not otherwise defined herein) and (ii) the Swiss law governed assignment agreement by and between The North Face Sagl as Assignor and the Agent as Security Agent acting in its own name but as fiduciary for the account of the Secured Parties regarding the assignment of certain claims and receivables for security purposes (Sicherungszession) (terms as defined therein if not otherwise defined herein).

“Swiss Borrowers” means collectively, VF International Sagl (CHE-111.650.898) and The North Face Sagl (CHE-115.863.683) and any other Subsidiary of the Administrative Borrower that joins this Agreement as a Swiss Borrower in accordance with Section 5.11.

“Swiss Borrowing Availability” has the meaning specified therefor in Section 2.1(b)(i) of this Agreement.

“Swiss Borrowing Base” means, as of any date of determination, the result of:

(a) the face amount of the Swiss Borrowers’ Eligible Wholesale Receivables multiplied by 85.0%;

plus

(b) the value (calculated at Cost) of Eligible Inventory located at Store locations of the Swiss Borrowers in the United Kingdom (such determination may be made as to different categories of such Eligible Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by 90.0% multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory;

plus

(c) the value (calculated at Cost) of Eligible Inventory located at a distribution center of the Swiss Borrowers located in the Netherlands, Belgium and the United Kingdom (such determination may be made as to different categories of such Eligible Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by 85.0% multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory;

plus

(d) the value (calculated at Cost) of the Swiss Borrowers’ Eligible In-Transit Inventory (such determination may be made as to different categories of Eligible In-Transit Inventory based upon the Net Orderly Liquidation Value Percentage applicable to such categories) at such time multiplied by 85.0% multiplied by the Net Orderly Liquidation Value Percentage identified in the most recent Acceptable Appraisal of Inventory; provided, that the aggregate amount of availability generated by this clause (d) (after giving effect to the In-Transit Inventory Advance Rate) shall not exceed fifteen percent (15.0%) of the aggregate amount of all availability generated by clauses (b) and (c) above and this clause (d);

minus

(e) the aggregate amount of all Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement.

“Swiss Borrowing Line Cap” means, as of any date of determination, the lesser of (a) the amount equal to the Foreign Sublimit, less the German Revolver Usage, and (b) the Swiss Borrowing Base.

“Swiss Excess Availability” means (a) the Swiss Line Cap minus (b) the sum of (x) the Swiss Revolving Loans and Letters of Credit issued for the benefit of the Swiss Borrowers then outstanding plus (y) the sum of German Revolving Loans and Letters of Credit issued to the benefit of the German Borrower then outstanding.

“Swiss Federal Tax Administration” means the Swiss federal tax administration referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Franc” or “CHF” means the lawful currency of Switzerland.

“Swiss Guidelines” means the following guidelines issued by the Swiss Federal Tax Administration (each as issued, amended or replaced or as substituted, superseded and overruled by any law, statue, ordinance, court decision, regulation or the like as in force from time to time):

(a) guideline S-02.123 in relation to interbank loans of September 1986 (Merkblatt Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben) vom September 1986);

(b) guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner);

(c) circular letter no. 15 (1-015-DVS-2017) of October 2017 in relation to bonds and derivatives (Kreisschreiben Nr. 15 vom Oktober 2017 betreffend Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben);

(d) circular letter no. 34 (1.034-V-2011) of July 2011 in relation to deposits (Kreisschreiben Nr. 34 vom Juli 2011 betreffend Kundenguthaben);

(e) the practice note 010-DVS-2019 of 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010- DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern);

(f) circular letter No. 46 of 24 July 2019 in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019); and

(g) circular letter No. 47 of 25 July 2019 in relation to bonds (Kreissschreiben Nr. 47 “Obligationen” vom 25. Juli 2019).

“Swiss Insolvency Event” means any one or more of the following with respect to any Swiss Loan Party:

(a) it is unable or admits in writing its inability to pay its debts as they fall due or otherwise is, or admits in writing that it is, insolvent (zahlungsunfähig);

(b) it is over-indebted (überschuldet) under article 725b of the Swiss Code of Obligations and its board of directors is obliged to notify the competent bankruptcy court pursuant to article 725b of the Swiss Code of Obligations, unless a notification of the court is not required pursuant to article 725b para. 4 of the Swiss Code of Obligations;

(c) it suspends making payments on any of its debts within the meaning of Article 190 section (1) no. (1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs); or

(d) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Article 191 section (1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs).

“Swiss IP Pledge Agreement” shall mean the Swiss law governed pledge agreement by and between VF International Sagl as Pledgor, the Agent as Security Agent and the Secured Parties as Pledgees, directly represented for all purposes thereof by the Security Agent regarding the pledge of all Intellectual Property and Related Assets of the Pledgor (terms as defined therein if not otherwise defined herein).

“Swiss Line Cap” means, as of any date of determination, the lesser of (a) the Foreign Sublimit and (b) the sum of the (x) Swiss Borrowing Base and (y) the German Line Cap.

“Swiss Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Swiss Loan Parties” means, collectively, the Swiss Borrowers and the Guarantors organized in a jurisdiction located within Switzerland; provided, however, that, none of the Specified Entities shall be a Swiss Loan Party.

“Swiss Non-Bank Rules” means any of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any person which does not qualify as a Swiss Qualifying Bank.

“Swiss Obligations Guarantors” means, collectively, the Dutch Loan Parties and the Belgian Loan Parties.

“Swiss Qualifying Bank” means a financial institution acting on its own account which is licensed as a bank by the banking laws in force in its jurisdiction of incorporation or a branch of a financial institution, which is licensed as a bank by the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, all in accordance with the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Quota Pledge Agreements” means the Swiss law governed quota pledge agreements, each between VF Holding Sagl as Pledgor, the Agent as Security Agent and the Secured Parties as Pledgees, directly represented for all purposes thereof by the Security Agent regarding the pledge of all quotas in VF International Sagl and the pledge of all quotas in The North Face Sagl.

“Swiss Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Swiss Revolving Loans (inclusive of Swing Loans and Protective Advances made to any Swiss Borrower), plus (b) the amount of Letter of Credit Usage issued for the benefit of any Swiss Borrower.

“Swiss Revolving Loans” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Swiss Securities Pledge Agreement” means the Swiss law governed securities pledge agreement entered into by and between The North Face Sagl as Pledgor, the Agent as Security Agent, the Secured Parties as Pledgees, directly represented for all purposes thereof by the Security Agent, and the account bank.

“Swiss Security Documents” shall mean the Swiss Quota Pledge Agreements, the Swiss Account Pledge Agreements, the Swiss Assignment Agreements, the Swiss IP Pledge Agreement, the Swiss Securities Pledge Agreement and any other Loan Document that purports to create a Lien which is governed by Swiss law.

“Swiss Swing Loan Sublimit” means an amount equal to $20,000,000.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors or deemed creditors (within the meaning of the Swiss Guidelines) of a Swiss Borrower under this Agreement which are Swiss Non-Qualifying Banks must not at any time exceed 10, all in accordance with the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors, other than Swiss Qualifying Banks, of each Swiss Loan Party under all outstanding debt relevant for the classification as debenture (Kassenobligation) (including debt arising under this Agreement, intragroup loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on withholding on stamp duties with effect as of 1 August 2010), facilities and/or private placements) made or deemed to be made by such Swiss Loan Party must not at any time exceed 20, all in accordance with the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Withholding Tax” means any Taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer), as amended and restated from time to time.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Tax Indemnitee” has the meaning specified therefor in Section 16.1 of this Agreement.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Taxes” means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges now or hereafter imposed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term CORRA” means,

(a) for any calculation with respect to a Term CORRA Rate Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the applicable Rate Determination Date, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. Toronto time on any Rate Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Benchmark Rate Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term CORRA Reference Rate for a tenor of one month on the applicable Rate Determination Date, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. Toronto time on any Rate Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Benchmark Rate Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date.

“Term CORRA Adjustment” means, for any calculation with respect to a Base Rate Loan or a Term CORRA Rate Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:

0.29547%

Term CORRA Rate Loans:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by Agent in its reasonable discretion).

“Term CORRA Rate Loan” means a Loan that bears interest at a rate determined by reference to Adjusted Term CORRA (other than pursuant to clause (b) of the definition of Canadian Base Rate).

“Term CORRA Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Rate” means, as applicable, Term SOFR, Adjusted Term CORRA or the applicable Interbank Offered Rate, as the context may require.

“Term Rate Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“Term Rate Loan” means a Term SOFR Rate Loan, a Term CORRA Rate Loan or an Interbank Offered Rate Loan, as the context may require.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the applicable Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Benchmark Rate Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the applicable Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Benchmark Rate Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Rate Determination Date;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Rate Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of U.S. Base Rate).

“Term SOFR Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trademark Security Agreement” has the meaning specified therefor in the U.S. Security Agreement (or the Canadian Security Agreement, as applicable).

“Type”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loan comprising such Borrowing, is a Base Rate Loan, Daily Simple RFR Loan, Daily Resetting Term Rate Loan or Term Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a UK Borrower, which (a) where it relates to a UK Treaty Lender that is a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name at Schedule C-1 (Commitments), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or (b) where it relates to a UK Treaty Lender that is not a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and is filed with HM Revenue & Customs within 30 days of that date.

“UK Borrowers” means VF Northern Europe Limited, a private limited company incorporated in Scotland with company number SC047368 and having its registered office at C/O Brodies LLP Capital Square, 58 Morrison Street, Edinburgh, EH3 8BP, VF Northern Europe Services Limited, a private limited company incorporated in Scotland with company number SC081872 and having its registered office at C/O Brodies LLP Capital Square, 58 Morrison Street, Edinburgh, EH3 8BP, and shall include (a) any other Subsidiary of the Administrative Borrower incorporated in England and Wales or Scotland that joins this Agreement as a UK Borrower in accordance with Section 5.11 and (b) their respective successors and assigns where organized under the laws of a jurisdiction in the United Kingdom.

“UK Debenture” means each all asset debenture executed by a UK Loan Party in favor of the Agent.

“UK Excluded Taxes” means any UK Tax Deduction where the payment is in respect of an advance made to a UK Borrower under any Loan Document, if on the date on which the payment to which that UK Tax Deduction relates falls due, (i) the payment could have been made to the relevant Lender without that UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date the relevant Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA (UK) which relates to the payment and that Lender has received from the UK Borrower making the payment a certified copy of that Direction, and (B) the payment could have been made to the Lender without that UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to Administrative Borrower, and (B) the payment could have been made to the Lender without that UK Tax Deduction if the Lender had given a UK Tax Confirmation to Administrative Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower making the payment to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (iv) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Sections 16.5(b) or (c) (as applicable); or (v) such UK Tax Deduction relates to amounts payable to or for the account of an Assignee, any transferee or any Participant (other than an Assignee, transferee or Participant that has acquired an interest in a Loan or Commitment at the request of a Loan Party) or a Lender that has designated a new lending office (other than a designation made at the request of a Loan Party), and such UK Tax Deduction arises as a result of circumstances existing at the date the assignment, transfer, sale or designation occurs, in which case the amount of that UK Tax Deduction constituting UK Excluded Taxes for the purposes of this definition (but without prejudice to any of the preceding paragraphs (i) to (iv)) shall be an amount equal to the difference between the amount of that UK Tax Deduction less the amount of the notional UK Tax Deduction that would otherwise have been payable to the relevant Lender or Participant by a UK Borrower (with all the preceding paragraphs (i) to (iv) having been applied) had the assignment, transfer, sale or designation not occurred, save that this limb (v) shall not apply in relation to any UK Tax Deduction that arises on amounts payable to a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and that has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 16.5(b)(ii) if a UK Borrower making the payment has not made a UK Borrower DTTP Filing in respect of that UK Treaty Lender.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Floating Charge (Swiss Borrower)” means the floating charge executed by VF International Sagl in favour of the Agent, in respect of its Inventory located in the United Kingdom.

“UK Guarantor” means each Guarantor incorporated in England and Wales or Scotland; provided, however, that, none of the Specified Entities shall be a UK Guarantor.

“UK IP and Share Charge” means each charge executed by a Loan Party in favour of the Agent, in respect of (i) its Intellectual Property registered in the United Kingdom or the European Union and (ii) its shares in its Subsidiaries incorporated in England and Wales.

“UK Loan Party” means each Loan Party incorporated in England and Wales or Scotland.

“UK Non-Bank Lender” means a Lender which gives a UK Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.

“UK Pension Guarantee” means the guarantee dated 29 March 2012 and entered into by VF Corporation in favour of Patrick John Maclean Emmerson, Anthony Morley, Darren Miller, Ursula Wilson and Stephen Payne as trustees of the VF Corporation UK Pension Plan (as amended by a deed of amendment dated 17 June 2013 and as may be further amended, restated, supplemented or otherwise modified from time to time).

“UK Pension Plan” means the VF Corporation UK Pension Plan, sponsored by the UK Loan Parties and which has been closed to future benefit accrual since January 1, 2020.

“UK Priority Payables Reserve” means as of any date of determination, a reserve in such amount as the Agent may determine in its Permitted Discretion to reflect the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, but only to the extent prescribed pursuant to UK law and statute then in force, (i) amounts due to employees in respect of unpaid wages and holiday pay, (ii) the amount of all scheduled but unpaid pension contributions (iii) the “prescribed part” of floating charge realisations held for unsecured creditors, (iv) amounts due to HM Revenue and Customs in respect of valued added tax (VAT), pay as you earn (PAYE) (including student loan repayments), employee national insurance contributions and construction industry scheme deductions and (v) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).

“UK Qualifying Lender” means:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and:

(i) is a Lender:

(A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or

(ii) is a Lender which is:

(A) a company resident in the UK for UK tax purposes;

(B) a partnership each member of which is:

(1) a company so resident in the UK; or

(2) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) is a UK Treaty Lender; or

(c) a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means each UK Debenture, each UK Share Mortgage, the UK Floating Charge (Swiss Borrower), each UK IP and Share Charge, each Scottish Security Agreement, each Scottish Share Security Agreement and any other Loan Document that purports to create a Lien which is governed by English law or Scots law.

“UK Share Mortgage” means each English law mortgage over shares executed and delivered by the parent of any UK Loan Party incorporated in England and Wales in favor of the Agent.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the UK for UK tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the UK from a payment under a Loan Document.

“UK Treaty Lender” means a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (ii) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and (iii) fulfils any other conditions which must be fulfilled under that UK Treaty to obtain full exemption from UK tax on interest paid to it pursuant to any Loan Document, except that for this purpose any necessary procedural formalities are assumed to be fulfilled.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“U.S. Base Rate” means the greatest of (a) the Floor, (b) the Federal Funds Rate plus 1⁄2%, (c) Term SOFR for a one-month tenor as in effect on such day, plus 1% (1 percentage point) (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable, unascertainable or illegal), and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. Any change in the U.S. Base Rate due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.

“U.S. Base Rate Margin” has the meaning specified therefor in the definition of Applicable Margin.

“U.S. Borrowers” means the Administrative Borrower, VF Outdoor LLC, a Delaware limited liability company, and any other Subsidiary of the Administrative Borrower that joins this Agreement as a U.S. Borrower in accordance with Section 5.12.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantors” means any Guarantor that is organized under the laws of the United States.

“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Security Agreement” means a security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the U.S. Loan Parties to Agent.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.16 of this Agreement.

“URDG” means with respect to any bank guarantee Letter of Credit, the Uniform Rules for Demand Guarantees, International Chamber of Commerce Publication No. 758 and any version or revision thereof accepted by Issuing Bank for use.

“VAT” means (a) in relation to the United Kingdom, any value added tax imposed by the Value Added Tax Act 1994 (UK); (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“VF Investments Holding” means VF Investments Holding GmbH, a limited liability company incorporated under the laws of Switzerland, with registered address at Obergrundstrasse 61, 6003 Luzern, Switzerland and registered in the commercial register of the Canton of Luzern under no. CHE-229.181.768.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Weekly Borrowing Base Reporting Event” means the failure of the Borrowers to maintain Global Excess Availability at least equal to the greater of (a) 12.5% of the Global Line Cap and (b) $125,000,000. For purposes of this Agreement, the occurrence of a Weekly Borrowing Base Reporting Event shall be deemed continuing until Global Excess Availability exceeds the greater of (a) 12.5% of the Global Line Cap and (b) $125,000,000 for thirty (30) consecutive calendar days, in which case a Weekly Borrowing Base Reporting Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly Borrowing Base Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Reporting Event in the event that the conditions set forth in this definition again arise.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholesale Receivables Advance Rate” means 85.0% or, solely during a Seasonal Advance Rate Period, 87.5%.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any accounting change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such accounting change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such accounting change with the intent of having the respective positions of the Lenders and Borrowers after such accounting change conform as nearly as possible to their respective positions immediately before such accounting change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such accounting change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code; PPSA. Any terms used in this Agreement that are defined (a) in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern, and (b) the PPSA shall be construed and defined as set forth in the PPSA to the extent applicable to Collateral subject to the PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code” or the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including any applicable PPSA, the CCQ, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including the Act respecting the transfer of securities and the establishment of security entitlements (Québec) and any applicable STA), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.4 Construction.

(a) Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing cash collateral requested by the Agent, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys’ fees and out-of-pocket legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

(b) For purposes of any Collateral located in the province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the province of Quebec or a court or tribunal exercising jurisdiction in the province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the CCQ, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence, bad faith or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) a “land surveyor” shall be deemed to include an “arpenteur-géomètre”, and (s) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Each party hereto hereby confirms that it was represented by legal counsel and has had the opportunity to negotiate the terms of this Agreement and any other Loan Document, including the essential stipulations thereof, with the assistance of its legal counsel. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable). Chaque partie aux présentes confirme qu’elle a été représentée par des conseillers juridiques et a eu l’opportunité de négocier les termes de cette convention et des autres documents de crédit, y compris leurs stipulations essentielles, avec l’aide de ses conseillers juridiques.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Boston, Massachusetts on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8 Rates. The interest rate on Loans denominated in Dollars or an Alternative Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any rates in the definition of any Benchmark, any Benchmark Rate or any component definition thereof or rates referenced in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any then-current Benchmark or any Benchmark Replacement) as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as such Benchmark Rate, such Benchmark or any other Benchmark Rate or Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Borrowers. Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Each determination of any Benchmark (or any Benchmark Replacement) shall be made by Agent and shall be conclusive in the absence of manifest error.

1.9 Exchange Rates; Currency Equivalents.

(a) Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Loans or Letters of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Benchmark Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Agent or the applicable Issuing Bank, as the case may be.

(c) Except as otherwise expressly provided herein, the applicable amount of any Currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof as so determined by Agent or the applicable Issuing Bank, as applicable. For purposes of determining compliance with Section 6 with respect to the amount of any Indebtedness, Investment, Lien, disposition of assets, or Restricted Payment or determining compliance with Section 8 with respect to the amount of judgments, the size of agreements and the value of Collateral, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the times such Indebtedness, Investment, or Lien is incurred or disposition of assets or Restricted Payment is made.

1.10 Change of Currency.

(a) The obligation of Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.11 Additional Alternative Currencies. In connection with any approved request for an Alternative Currency pursuant to clause (b) of the definition thereof, Agent will have the right, in consultation with Administrative Borrower, to make any technical, administrative or operational changes that Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that the Administrative Borrower shall be provided advance notice of any such amendment.

1.12 Swiss terms

Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to an entity incorporated or established under Swiss law, a reference to:

(a) “constitutional documents” means an up-to-date certified extract from the commercial register, an up-to-date and certified copy of the articles of association and a copy of the organizational regulations (if available and relevant);

(b) a “liquidator”, “trustee”, “administrative receiver”, “receiver” or “administrator” or similar officer includes any of (i) “Sachwalter” appointed in accordance with the CO, (ii) “Liquidator” appointed in accordance with the provisions of the CO, and (iii) “Konkursamt” or “Konkursverwaltung”, any “Liquidator” or “Sachwalter” or “Sanierungsbeauftragter” (including a supervisory authority acting in any such capacity) or any of their officials or employees or other officers appointed in accordance with the Swiss Debt Collection and Bankruptcy Act of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs) as amended and restated from time to time;

(c) a “moratorium”, “dissolution”, “administration”, “reorganisation”, “winding-up”, “administration”, “liquidation” or “insolvency” includes, without limitation, bankruptcy, liquidation, composition with creditors (Nachlassvertrag) or moratorium (provisorische or definitive Nachlassstundung/Stundung/Notstundung) or protective measures (Schutzmassnahmen/sichernde Massnahmen);

(d) a person being unable to pay its debts includes that person being in a state of inability to make payments (zahlungsunfähig) and being over-indebted (überschuldet); and

(e) a director or a manager includes in relation to a company limited by shares (Aktiengesellschaft) a member of the board of directors (Verwaltungsrat) or a member of the executive management (Geschäftsleitung).

(f) “Insolvency Proceeding” shall include the opening of bankruptcy proceedings, a declaration of insolvency, a moratorium of any indebtedness (by way of composition moratorium (Nachlassstundung) or otherwise), winding-up or dissolution of it or the appointment of a liquidator, bankruptcy administrator, composition commissioner or other similar officer in respect of it or of any of its assets; with the exception of any corporate action, legal proceeding or other procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

1.13 Belgian Terms.

(a) In this Agreement:

(i) “Belgian Civil Code” means the Belgian Civil Code (Burgerlijk Wetboek/Code civil) introduced pursuant to the law of 13 April 2019 introducing a civil code and inserting book 8 “Evidence” (Bewijs/La preuve) in the civil code, as amended from time to time;

(ii) “Belgian Code of Companies and Associations” means the Belgian Wetboek van Vennootschappen en Verenigingen/Code des Sociétés et des Associations dated 23 March 2019, as amended from time to time;

(iii) “Belgian Code of Economic Law” means the Belgian Wetboek van Economisch Recht/Code de Droit Économique dated 28 February 2013, as amended from time to time.

(iv) “Belgian Financial Collateral Law” means the Belgian Wet betreffende financiële zekerheden en houdende diverse fiscale bepalingen inzake zakelijke-zekerheidsovereenkomsten en leningen met betrekking tot financiële instrumenten/Loi relative aux sûretés financières et portant des dispositions fiscales diverses en matière de conventions constitutives de sûreté réelle et de prêts portant sur des instruments financiers dated 15 December 2004, as amended from time to time;

(v) “Belgian MAS Law” means title XVII “Security over movable assets” (Zakelijke zekerheden op roerende goederen/Des sûretés mobilières) of book III “Different ways in which property is acquired” (Op welke wijze eigendom verkregen/Des différentes manières don’t on acquiert la propriété) of the Belgian Old Civil Code, as amended from time to time; and

(vi) “Belgian Old Civil Code” means the Belgian Old Civil Code (Oud Burgerlijk Wetboek/Ancien code civil) of 21 March 1804, as amended from time to time.

(b) Where it relates to a Belgian Loan Party or a Loan Document governed under the laws of Belgium, reference to:

(i) “Auxiliary” means any person or entity who performs (in whole or in part) any obligation of a party to this Agreement, is engaged in relation to the performance of any obligation under the Loan Documents, or represents a party to this Agreement in connection with the Loan Documents (whether in its own name and/or for its own account, or in the name and/or for the account of a party to this Agreement), including auxiliaries (hulppersonen/auxiliaires) of a party to this Agreement as referred to in Article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment;

(ii) “control” has the meaning set out in Articles 1:14 et seq. of the Belgian Code of Companies and Associations, and the terms “controlled” and “controlling” shall be construed accordingly;

(iii) “Governing Documents” shall include the deed of incorporation (oprichtingsakte/acte constitutif) and the latest coordinated articles of association (statuten/statuts);

(iv) any “guarantee” or “guaranty” means, only for the purpose of the guarantee granted by a Belgian Loan Party under this Agreement, an independent guarantee on first demand (abstracte garantie op eerste verzoek/garantie indépendante à première demande) and not a surety (borg/cautionnement), thus, such Belgian Loan Party waives the benefit of Article 5.162 of the Belgian Civil Code and Articles 2021, 2026 2030, 2032, 2033 and 2036 – 2039 of the Belgian Old Civil Code;

(v) “gross negligence” means zware fout/faute lourde;

(vi) “Insolvency Proceeding” shall include:

(A) the appointment of a curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, mandataris ad hoc/mandataire ad hoc, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, gerechtelijke deskundige/expert judiciaire, ondernemingsbemiddelaar/médiateur d’entreprise, gerechtelijk bewindvoerder/administrateur judiciaire, herstructureringsdeskundige/praticien de la reorganisation, vereffeningsdeskundige/praticien de la liquidation, sekwester/séquestre and an insolventiefunctionaris/praticien de l’insolvabilité, as applicable;

(B) a Person being unable to pay its debts or being in a state of cessation of payments (staking van betaling/cessation de paiements);

(C) any gerechtelijke reorganisatie/réorganisation judiciaire, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire, staking van betaling/cessation de paiements, or any legal proceeding based on Book XX, Title V/I (Insolventie van Ondernemingen/Insolvabilité des entreprises – Gerechtelijke Reorganisatie/Réorganisation Judiciaire) or Title V/II (Insolventie van Ondernemingen/Insolvabilité des entreprises Overdracht onder gerechtelijk gezag/Transfert sous autorité judiciaire) of the Belgian Code of Economic Law;

(D) any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with one or more of its creditors pursuant to Book XX, Title IV (Minnelijk akkoord buiten gerechtelijke reorganisatie/Accord amiable hors réorganisation judiciaire), Book XX, Title V/1, Chapter 1 (Openbare gerechtelijke reorganisatie door een minnelijk akkoord/Réorganisation judiciaire publique par accord amiable), or Book XX, Title V/1, Chapter 4, Section 2 (Besloten gerechtelijke reorganisatie door een minnellijk akkoord/Réorganisation judiciaire privée par accord amiable) of the Belgian Code of Economic Law;

(E) a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie / accord amiable hors réorganisation judiciaire), a judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire) (including openbare gerechtelijke reorganisatie door een minnelijk akkoord / réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord / réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord / réorganisation judiciaire privée par accord amiable, or besloten gerechtelijke reorganisatie door een collectief akkoord / réorganisation judiciaire privée par un accord collectif), or a transfer under judicial authority (overdracht onder gerechtelijk gezag / transfert sous autorité judiciaire) pursuant to Book XX, Titles IV, V/I or V/II of the Belgian Code of Economic Law, as applicable;

(F) any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, besloten voorbereiding van het faillissement/preparation privée d’une faillite and sluiting van een onderneming/fermeture d’une enterprise; and

(G) any insolventieprocedure/procedure d’insolvabilité, gerechtelijke reorganisatie/réorganisation judiciaire, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire, besloten voorbereiding van het faillissement/preparation privée d’une faillite, faillissement/faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(vii) “Lien”, “security interest” and “security” shall be deemed to include any mortgage (hypotheek/hypothèque), pledge (pand/gage), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud / réserve de propriété), any security in rem (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and, in general, any right in rem created for the purpose of granting security and any promise or mandate to create any of the security interest mentioned above;

(viii) “Other Taxes” shall include (i) the documentary duty of EUR 0.15 that is payable for each original copy of an agreement containing a debt obligation, indebtedness or security interest for the benefit of credit institutions that is executed in Belgium, (ii) registration duties relating to the registration of the relevant Lien in the Belgian pledge register, and, to the extent applicable, (iii) notarial, registration and mortgage duties relating to any Belgian Security Document entered into via a Belgian notarial deed, except when such Taxes are due as a result of a transfer, assignment, participation, sub-participation or delegation upon request of the Lender of all or any portion of its rights and duties under the Loan Documents provided that such Taxes are also excluded under the term “Other Taxes” as defined in Section 1.1.

(ix) “Subsidiary” shall be deemed to include a dochtervennootschap/filiale as defined in Article 1:15 of the Belgian Code of Companies and Associations;

(x) “willful misconduct” means bedrog/dol;

(xi) a Loan Party which is “organized” under the laws of Belgium, or which its “jurisdiction of organization” is Belgium means that this Loan Party has its statutory seat (statutaire zetel/siege statutaire) in Belgium;

(xii) a “merger”, “consolidation”, or “reorganization” an overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transactions in accordance with Articles 12:7 and 12:8 of the Belgian Code of Companies and Associations (gelijkgestelde verrichtingen / operations assimilées);

(xiii) a successor means an algemene rechtsopvolger/successeur universel;

(xiv) an undertaking that a Person “shall cause” another Person to take or omit certain actions shall be construed as a reference to the concept of sterkmaking/porte-fort as set out in Article 5.106 of the Belgian Civil Code; and

(xv) where this Agreement refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.

(xvi) each party to this Agreement agrees to waive Article 5.74, second, third and fourth paragraphs, Article 5.90, second paragraph and Article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under Article 5.74, second, third and fourth paragraphs, Article 5.90, second paragraph and Article 5.239, §2 of the Belgian Civil Code. Each party to this Agreement agrees that this waiver and agreement applies to all Loan Documents and any other document entered into pursuant to this Agreement governed by Belgian law;

(xvii) to the fullest extent permitted by law, each party to this Agreement expressly and irrevocably waives (for itself and on behalf of any of its affiliates) any non-contractual claim and right it may have against any Auxiliary of each other party to this Agreement pursuant to Article 6.3, §2 of the Belgian Civil Code in connection with the Loan Documents;

(xviii) to the extent Belgian law governs the non-contractual obligations of the parties to this Agreement and to the fullest extent permitted by law, each party to this Agreement expressly and irrevocably waives (for itself and on behalf of any of its Affiliates) any non-contractual claim or right it may have against each other party to this Agreement pursuant to Article 6.3, §1 of the Belgian Civil Code in respect of any breach by such party of any of its obligations under the Loan Documents;

(xix) to the extent necessary, it is confirmed in accordance with article 1.8 §6 of the Belgian Civil Code, that any representative (lasthebber/mandataire) appointed under any Loan Document may act as counterparty or in the case of a current or future conflict of interest; and

(xx) each party agrees that these waivers and this agreement applies to all Loan Documents governed by Belgian law, without prejudice however to the rights of the Loan Parties as expressly set out in the Loan Documents.

1.14 Dutch Terms.

Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to an entity incorporated or established under Dutch law or assets governed by or located in the Netherlands, a reference to:

(a) “constitutional documents” means an up-to-date certified extract (uittreksel) from the trade register (handelsregister), a certified copy of the deed of incorporation (oprichtingsakte), an up-to-date and certified copy of the articles of association (statuten) and a copy of any (board or other) regulations ((bestuurs-)reglement);

(b) “administrator” includes a bewindvoerder;

(c) “attachment” includes any beslag;

(d) “dissolution” includes ontbinding;

(e) “encumbrance” includes any bezwaring;

(f) “lien” includes retentierecht;

(g) “mortgage” includes hypotheekrecht;

(h) “necessary corporate or other organizational action” includes obtaining a unconditional positive advice from any competent works council (ondernemingsraad);

(i) “pledge” includes pandrecht;

(j) “title retention” includes eigendomsvoorbehoud;

(k) “set-off” includes verrekening; and

(l) “trustee” includes a curator.

1.15 German Terms. In this Agreement and any other Loan Document, where it relates to a person incorporated in the Federal Republic of Germany, any reference to:

(a) a person being unable to pay its debts, a bankruptcy, insolvency, administration, (general) composition, compromise, moratorium, restructuring, reorganisation or the like includes, without limitation, an insolvency proceeding (Insolvenzverfahren) within the meaning of the German Insolvency Code (Insolvenzordnung) and any situation where a person is illiquid (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(b) a custodian, liquidator, trustee, trustee in bankruptcy, compulsory manager, receiver, (provisional, interim or permanent), manager, examiner, supervisor, assignee, sequestrator, administrator or the like includes, without limitation, an insolvency administrator (Insolvenzverwalter), a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or a custodian (Sachwalter) within the meaning of the German Insolvency Code (Insolvenzordnung) or a liquidator (Abwickler) within the meaning of the German Stock Corporation Act (Aktiengesetz) or the German Act on Limited Liability Companies (GmbH-Gesetz);

(c) winding up, administration, dissolution or the like includes, without limitation, a liquidation (Auflösung) within the meaning of the German Stock Corporation Act (Aktiengesetz) or the German Act on Limited Liability Companies (GmbH-Gesetz) or insolvency proceedings (Insolvenzverfahren);

(d) any act, procedure or step taken in connection with insolvency proceedings or bankruptcy or the like includes, without limitation, the filing of a petition for opening an insolvency proceeding (Antrag auf Eröffnung eines Insolvenzverfahrens) (including, by way of “(vorläufige) Eigenverwaltung” or “Schutzschirmverfahren”) pursuant to the relevant provisions of the German Insolvency Code (Insolvenzordnung), an ordering of provisional measures (Anordnung vorläufiger Maßnahmen) pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) or a rejection of insolvency proceedings on the grounds of insufficiency of assets (Abweisung mangels Masse) pursuant to section 26 of the German Insolvency Code (Insolvenzordnung);

(e) an expropriation, attachment, sequestration, distress or execution or the like includes, without limitation, attachment (Pfändung) or execution (Vollstreckung) within the meaning of the German Code of Civil Procedure (Zivilprozessordnung);

(f) trust, trustee or on trust shall, in relation to any Collateral or other security rights or security assets governed by German law or located in Germany, not be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;

(g) by laws, constitutional documents, constitutive documents, organizational documents, documents and instruments constituting a person or the like include, without limitation, reference to articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), rules of procedure (Geschäftsordnung), lists of shareholders (Gesellschafterlisten) and commercial register extracts (Handelsregisterauszüge), and with respect to a German limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (Komplementär) (GmbH & Co. KG), also the documents listed above in relation to such general partner (Komplementär);

(h) a director or officer includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person, including but not limited to, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorized representative (Prokurist) or a general partner (Komplementär);

(i) a share, equity or the like includes, without limitation, a reference to any partnership interest (Gesellschaftsanteil) or any other type of stake (Anteil) in a company incorporated or established under the laws of Germany (and shareholder and similar expressions shall be construed accordingly);

(j) social security laws or similar legislation or regulations include, without limitation, the German Act on Partial Retirement (Altersteilzeitgesetz) and the German Social Code (Sozialgesetzbuch IV); and

(k) debtor relief laws include, without limitation, the German Insolvency Code (Insolvenzordnung) and the German Restructuring Act (StaRUG).

Where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail with respect to the German Loan Parties.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Global Revolving Loans. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Global Revolving Loans”) in Dollars or in one or more Alternative Currencies (other than, (x) with respect to UK Borrowers and the Administrative Borrower, Swiss Francs, (y) with respect to all other U.S. Borrowers and Canadian Borrowers, Swiss Francs, Euros and Sterling) to the Global Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of (the lesser of clauses (A) and (B), the “Global Borrowing Availability”):

(A) the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (x) Swiss Revolver Usage plus German Revolver Usage at such time, plus (y) the Letter of Credit Usage to the Global Loan Parties at such time, plus (z) the principal amount of Swing Loans to the Global Loan Parties outstanding at such time, and

(B) the amount equal to (1) the Global Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the Letter of Credit Usage of Letters of Credit issued for the benefit of the Global Borrowers at such time, plus (y) the principal amount of Swing Loans made for the benefit of the Global Borrowers outstanding at such time.

(b) Swiss Revolving Loans. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Swiss Revolving Loans”) in Swiss Francs or Euros to the Swiss Borrowers in an amount at any one time outstanding not to exceed:

(i) such Lender’s Pro Rata Share of an amount equal to the lesser of (the lesser of clause (A) and (B), the “Swiss Borrowing Availability”):

(A) the amount equal to (1) the Foreign Sublimit, less (2) the sum of (x) German Revolver Usage at such time, plus (y) the Letter of Credit Usage of Letters of Credit issued for the benefit of a Swiss Borrower at such time, plus (z) the principal amount of Swing Loans made for the benefit of a Swiss Borrower outstanding at such time, and

(B) the amount equal to (1) the Swiss Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the Letter of Credit Usage of Letters of Credit issued for the benefit of a Swiss Borrower at such time, plus (y) the principal amount of Swing Loans made for the benefit of a Swiss Borrower outstanding at such time.

(c) German Revolving Loans. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“German Revolving Loans”) in Euros to the German Borrower in an amount at any one time outstanding not to exceed:

(i) such Lender’s Pro Rata Share of an amount equal to the lesser of (the lesser of clauses (A) and (B), the “German Borrowing Availability”):

(A) the amount equal to (1) the German Sublimit, less (2) the sum of (y) the Letter of Credit Usage of Letters of Credit issued for the benefit of the German Borrower at such time, plus (z) the principal amount of Swing Loans denominated in Euros made to the German Borrower outstanding at such time, and

(B) the amount equal to (1) the German Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the Letter of Credit Usage of Letters of Credit denominated in Euros issued to the German Borrower at such time, plus (y) the principal amount of Swing Loans denominated in Euros made to the German Borrower outstanding at such time.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(e) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish, increase, decrease, eliminate or otherwise adjust Reserves from time to time against the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base upon three (3) Business Days’ prior written notice to the Administrative Borrower (during which period the Agent shall be available to discuss in good faith any such proposed Reserve with the Borrowers); provided that no such prior written notice shall be required (1) during a Global Cash Dominion Period or a Foreign Cash Dominion Period, (2) after the occurrence and during the continuance of any Event of Default, (3) for any changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (4) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period; provided, further, that no Borrowings shall be permitted (or Letters of Credit issued) against the newly proposed Reserves during any such three (3) Business Day period. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Credit Card Receivables, Eligible Wholesale Receivables, Eligible Inventory and Eligible In-Transit Inventory shall have a reasonable relationship to the event, condition, contingency, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Upon establishment or increase in Reserves, Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Reserve, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.2 [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by the Agent (the “Portal”)) (such request, a “Borrowing Request”) and received by Agent no later than 11:00 a.m. (and in the case of any Borrowings in an Alternative Currency (other than Canadian Dollars) London time) (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of a request for a loan that bears interest at a rate determined by reference to the U.S. Base Rate (other than a Swing Loan), (iii) on the Business Day that is two (2) Benchmark Rate Business Days prior to the requested Funding Date in the case of a loan that bears interest at a rate determined by reference to the Canadian Base Rate, (iv) on the Benchmark Rate Business Day that is three (3) Benchmark Rate Business Days prior to the requested Funding Date in the case of a request for a (A) Term Rate Loan or (B) a Daily Resetting Term Rate Loan or (v) on the Benchmark Rate Business Day that is five (5) Benchmark Rate Business Days prior to the requested Funding Date in the case of a request for an Daily Simple RFR Loan, in each case, specifying (A) the amount of such Borrowing, (B) the Currency in which such Borrowing is to be made, (C) the Type of such Loan, (D) with respect to any Term Rate Loan, the Interest Period therefor, (E) the requested Funding Date (which shall be a Business Day) and (F) the Borrower requesting such Borrowing; provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on such Business Day or Benchmark Rate Business Day, as applicable. For the avoidance of doubt, Global Borrowers may only request Global Revolving Loans, Swiss Borrowers may only request Swiss Revolving Loans and German Borrower may only request German Revolving Loans. All Borrowing requests which are not made on-line via the Portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by an Authorized Person of the Borrower requesting such Borrowing. If Global Borrowers fail to specify the Currency of a Loan in a request, then the applicable Loans shall be made in Dollars. If Borrowers fail to specify a Type of Loan (I) to be denominated in Dollars or Canadian Dollars in a request, then the applicable Loans shall be made as Base Rate Loans or (II) to be denominated in any Alternative Currency (other than Canadian Dollars) in a request, then the applicable Loans shall be made as Daily Resetting Term Rate Loans or a Daily Simple RFR Loan, as applicable. If Borrowers request a borrowing of Term Rate Loans in any such request, but fail to specify an Interest Period, then (x) if such Loans are denominated in Dollars or Canadian Dollars in a request, then the applicable Loans shall be made as Base Rate Loans and (y) if such Loans are denominated in an Alternative Currency (other than Canadian Dollars) in a request, then the applicable Loans shall be made as Daily Resetting Term Rate Loans.

(b) Making of Swing Loans. In the case of a Revolving Loan and so long as either (i) the aggregate Dollar Equivalent amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the Dollar Equivalent amount of the requested Swing Loan does not exceed $100,000,000 or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender may make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in Dollars, Canadian Dollars, Euros, Sterling or Swiss Francs in the amount of such Borrowing to the applicable Designated Account; provided, that Swing Loans made to:

(i) the Global Borrowers may be made in Dollars and any Alternative Currency, other than Swiss Francs;

(ii) the Swiss Borrowers may be made in Swiss Francs or Euros; and

(iii) the German Borrower may be made in Euros;

provided, further, (x) that the sum of the Dollar Equivalent of the aggregate outstanding principal amount of the Swing Loans made to the Swiss Borrowers shall not exceed the Swiss Swing Loan Sublimit and (y) the sum of the Dollar Equivalent of the aggregate outstanding principal amount of the Swing Loans made to the German Borrower shall not exceed the German Swing Loan Sublimit. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other applicable Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed (x) the Global Borrowing Availability with respect to Swing Loans to Global Borrowers denominated in Dollars and Alternative Currencies (other than Swiss Francs), (y) the Swiss Borrowing Availability with respect to Swing Loans to Swiss Borrowers denominated in Swiss

Francs or Euros or (z) the German Borrowing Availability with respect to Swing Loans to German Borrower denominated in Euros, in each case, on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at (i) with respect to Swing Loans denominated in Dollars or Canadian Dollars, the rate applicable from time to time to Revolving Loans that are Base Rate Loans, (ii) with respect to Swing Loans denominated in Euros, the Daily Resetting Interbank Offered Rate plus the Interbank Offered Rate Margin, (iii) with respect to Swing Loans denominated in Sterling, Daily Simple SONIA plus the SONIA Rate Margin and (iv) with respect to Swing Loans denominated in Swiss Francs, Daily Simple SARON plus the SARON Rate Margin.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or Benchmark Rate Business Day, as applicable that is (A) in the case of a loan that bears interest at a rate determined by reference to the U.S. Base Rate, at least one (1) Business Day prior to the requested Funding Date, (B) in the case of a loan that bears interest at a rate determined by reference to the Canadian Base Rate, at least two (2) Business Days prior to the requested Funding Date, (C) in the case of a request for a Term Rate Loan or a Daily Resetting Term Rate Loan, prior to 11:00 a.m. at least three (3) Benchmark Rate Business Days prior to the requested Funding Date and (D) in the case of a request for an Daily Simple RFR Loan, prior to 11:00 a.m. at least five (5) Benchmark Rate Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the applicable Currency, to the applicable Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to the applicable Borrowers on the applicable Funding Date by transferring immediately available funds in the applicable Currency equal to such proceeds received by Agent to the applicable Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed (x) the Global Borrowing Availability with respect to Global Revolving Loans, (y) the Swiss Borrowing Availability with respect to Swiss Revolving Loans or (z) the German Borrowing Availability with respect to German Revolving Loans.

(ii) Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds in the applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds in the applicable Currency and if Agent has made available to the applicable Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the applicable Currency, to the applicable Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date

(in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds in the applicable Currency as and when required hereby and if Agent has made available to the applicable Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, the applicable Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans in Dollars or any Alternative Currency to, or for the benefit of, the Global Borrowers, Swiss Borrowers or German Borrower, as applicable, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). In any event if any Protective Advance remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, the applicable Borrowers shall immediately repay such Protective Advance. Notwithstanding the foregoing, the aggregate amount of all Protective Advances, together with all outstanding Overadvances, made in (i) Dollars or any Alternative Currency, other than (A) Swiss Francs or (B) Euros if such Protective Advance is made to the German Borrower, in each case, outstanding at any one time shall not exceed 10% of the Global Borrowing Base, (ii) Swiss Francs outstanding at any one time shall not exceed 10% of the Swiss Borrowing Base and (iii) Euros if such Protective Advance is made to the German Borrower outstanding at any one time shall not exceed 10% of the German Borrowing Base.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to the applicable Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, together with all outstanding Protective Advances, (A) after giving effect to such Global Revolving Loans, the outstanding Global Revolver Usage does not exceed the Global Borrowing Base by more than 10% of the Global Borrowing Base, (B) after giving effect to such Swiss Revolving Loans, the outstanding Swiss Revolver Usage does not exceed the Swiss Borrowing Base by more than 10% of the Swiss Borrowing Base, (C) after giving effect to such German Revolving Loans, the outstanding German Revolver Usage does not exceed the German Borrowing Base by more than 10% of the German Borrowing Base and (D) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount; provided, that, the Required Lenders may revoke such authorization of the Agent or Swing Lender, as applicable, to make any additional Overadvances upon prior written notice to the Agent and Swing Lender.

In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.3(d). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i).

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder; provided that any outstanding Extraordinary Advances denominated in an Alternative Currency (other than Canadian Dollars) shall be automatically and immediately converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency). Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (and in the case of any Settlements in an Alternative Currency, London time) (x) on the Business Day immediately prior to the date of such requested Settlement for Revolving Loans (including Swing Loans and Extraordinary Advances) denominated in Dollars, (y) two (2) Business Days immediately prior to the date of such requested Settlement for Revolving Loans (including Swing Loans and Extraordinary Advances) denominated in Canadian Dollars and (z) three (3) Business Days immediately prior to the date of such requested Settlement for Revolving Loans (including Swing Loans and Extraordinary Advances) denominated in all other Alternative Currencies (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (and in the case of any Settlements in an Alternative Currency, London time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds in the applicable Currency to the applicable Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans and the applicable Currency, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (12) of Section 2.4(b)(iii)(A), Section 2.4(b)(iii)(B) or Section 2.4(b)(iii)(C), as applicable. Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the applicable Agent’s Account for the account of the Lender Group and shall be made in immediately available funds in Dollars; provided, that all principal and interest payments made on account of Revolving Loans or Letters of Credit denominated in an Alternative Currency shall instead be made in such Alternative Currency, no later than 2:00 p.m. (and in the case of any payments in an Alternative Currency, London time) on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Blocked Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to the applicable Agent’s Account prior to 2:00 p.m. (and in the case of any payments in an Alternative Currency, London time) on such Business Day. Any payment received by Agent in immediately available funds in any Agent’s Account later than 2:00 p.m. (and in the case of any payments in an Alternative Currency, London time) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(v), Section 2.4(d) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders:

(A) all payments remitted to Agent and all proceeds of Collateral owned by any Global Loan Party received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, in each case, owing by the Global Loan Parties, until paid in full,

(2) second, to pay any fees or premiums owing by the Global Loan Parties then due to Agent under the Loan Documents, until paid in full,

(3) third, to pay interest due in respect of all Protective Advances denominated in Dollars or an Alternative Currency (other than Protective Advances provided to the German Borrower or a Swiss Borrower), until paid in full,

(4) fourth, to pay the principal of all Protective Advances denominated in Dollars or an Alternative Currency (other than (Protective Advances provided to the German Borrower or a Swiss Borrower)), until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses or indemnities owing by the Global Loan Parties then due to any of the Lenders under the Loan Documents, until paid in full,

(6) sixth, ratably, to pay any fees or premiums owing by the Global Loan Parties then due to any of the Lenders under the Loan Documents, until paid in full,

(7) seventh, to pay interest accrued in respect of the Swing Loans denominated in Dollars or an Alternative Currency (other than Swing Loans provided to the German Borrower or a Swiss Borrower), until paid in full,

(8) eighth, to pay the principal of all Swing Loans denominated in Dollars or an Alternative Currency (other than Swing Loans provided to the German Borrower or a Swiss Borrower), until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the Global Revolving Loans (other than Protective Advances denominated in Dollars or an Alternative Currency (other than Protective Advances provided to the German Borrower or a Swiss Borrower)) and Swing Loans denominated in Dollars or an Alternative Currency (other than Swing Loans provided to the German Borrower or a Swiss Borrower), until paid in full,

(10) tenth,

(a) first, ratably, to pay the principal of all Global Revolving Loans (other than Protective Advances denominated in Dollars or an Alternative Currency (other than Protective Advances provided to the German Borrower or a Swiss Borrower)) and Swing Loans denominated in Dollars or an Alternative Currency (other than Swing Loans provided to the German Borrower or a Swiss Borrower), until paid in full, then,

(b) second, to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in the applicable Currency in which such Letters of Credit were issued in an amount up to (i) 103% of the Letter of Credit Usage with respect to Letters of Credit denominated in Dollars, plus (ii) 110% of the applicable Letter of Credit Usage with respect to Letters of Credit denominated in an Alternative Currency (other than Letter of Credits issued to the German Borrower or a Swiss Borrower), to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any such Letter of Credit Disbursement as and when such disbursement occurs and, if such a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier (1) hereof, then,

(c) third, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (c) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event during the continuation of the applicable Application Event, to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) owing by the Global Loan Parties to be due and payable to such Bank Product Provider on account of Bank Product Obligations (other than Specified L/C Obligations) (but not in excess of the Bank Product Reserve established for the Bank Product Obligations other than Specified L/C Obligations) of such Bank Product Provider), and (II)

with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers on account of Bank Product Obligations (other than Specified L/C Obligations), as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the Global Loan Parties and due and payable with respect to Bank Product Obligations (other than Specified L/C Obligations) owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier (1) hereof),

(11) eleventh, to pay any other Obligations of the Global Loan Parties other than Obligations of the Global Loan Parties owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts owing by the Global Loan Parties then due and payable in respect of Bank Product Obligations (other than Specified L/C Obligations), with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the Global Loan Parties and due and payable with respect to Bank Product Obligations (other than Specified L/C Obligations) owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier (1) hereof)),

(12) twelfth, ratably, to the payment or cash collateralization of all Obligations arising from the Specified L/C Obligations to the extent secured by the Loan Documents, up to and including the amount pursuant to applicable the Bank Product Provider Agreement;

(13) thirteenth, ratably to pay any Obligations owing by the Global Loan Parties owed to Defaulting Lenders;

(14) fourteenth, as set forth pursuant to clauses (1) through (12) of Section 2.4(b)(iii)(B);

(15) fifteenth, as set forth pursuant to clauses (1) through (12) of Section 2.4(b)(iii)(C); and

(16) sixteenth, to Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable law.

(B) all payments remitted to Agent and all proceeds of Collateral owned by any Swiss Loan Party or any Swiss Obligations Guarantor received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, in each case, owing by the Swiss Loan Parties, until paid in full,

(2) second, to pay any fees or premiums owing by the Swiss Loan Parties then due to Agent under the Loan Documents, until paid in full,

(3) third, to pay interest due in respect of all Protective Advances provided to a Swiss Borrower, until paid in full,

(4) fourth, to pay the principal of all Protective Advances provided to a Swiss Borrower, until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses or indemnities, in each case, owing by the Swiss Loan Parties, then due to any of the Lenders under the Loan Documents, until paid in full,

(6) sixth, ratably, to pay any fees or premiums owing by the Swiss Loan Parties then due to any of the Lenders under the Loan Documents, until paid in full,

(7) seventh, to pay interest accrued in respect of the Swing Loans provided to a Swiss Borrower, until paid in full,

(8) eighth, to pay the principal of all Swing Loans provided to a Swiss Borrower, until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the Swiss Revolving Loans (other than Protective Advances and Swing Loans provided to a Swiss Borrower), until paid in full,

(10) tenth,

(a) first, ratably, to pay the principal of all Swiss Revolving Loans (other than Protective Advances and Swing Loans provided to a Swiss Borrower), until paid in full, then,

(b) second, to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in the applicable Currency in which such Letter of Credit was issued in an amount up to 110% of the applicable Letter of Credit Usage with respect to Letters of Credit denominated in Swiss Francs or Euros issued to a Swiss Borrower, to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any such Letter of Credit Disbursement as and when such disbursement occurs and, if such a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier (1) hereof, then,

(c) third, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (c) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event during the continuation of the applicable Application Event, to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) owing by the Swiss Loan Parties to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers on account of Bank Product Obligations, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the Swiss Loan Parties due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier (1) hereof), then,

(11) eleventh, to pay any other Obligations of the Swiss Loan Parties other than Obligations of the Swiss Loan Parties owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts owing by the Swiss Loan Parties then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the Swiss Loan Parties then due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier (1) hereof)),

(12) twelfth, ratably to pay any Obligations of the Swiss Loan Parties owed to Defaulting Lenders; and

(13) thirteenth, to Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable law.

(C) all payments remitted to Agent and all proceeds of Collateral owned by any German Loan Party received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, in each case, owing by the German Loan Parties, until paid in full,

(2) second, to pay any fees or premiums owing by the German Loan Parties then due to Agent under the Loan Documents, until paid in full,

(3) third, to pay interest due in respect of all Protective Advances denominated in Euros made to the German Borrower, until paid in full,

(4) fourth, to pay the principal of all Protective Advances denominated in Euros made to the German Borrower, until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities, in each case, owing by the German Loan Parties, then due to any of the Lenders under the Loan Documents, until paid in full,

(6) sixth, ratably, to pay any fees or premiums owing by the German Loan Parties then due to any of the Lenders under the Loan Documents, until paid in full,

(7) seventh, to pay interest accrued in respect of the Swing Loans denominated in Euros made to the German Borrower, until paid in full,

(8) eighth, to pay the principal of all Swing Loans denominated in Euros made to the German Borrower, until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the German Revolving Loans (other than Protective Advances denominated in Euros made to the German Borrower and Swing Loans denominated in Euros made to the German Borrower), until paid in full,

(10) tenth,

(a) first, ratably, to pay the principal of all German Revolving Loans (other than Protective Advances denominated in Euros made to the German Borrower and Swing Loans denominated in Euros made to the German Borrower), until paid in full, then,

(b) second, to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in Euros in an amount up to 110% of the applicable Letter of Credit Usage with respect to Letters of Credit denominated in Euros issued to the German Borrower, to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any such Letter of Credit Disbursement as and when such disbursement occurs and, if such a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier (1) hereof, then,

(c) third, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (c) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event during the continuation of the applicable Application Event, to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) owing by the German Loan Parties to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers on account of Bank Product Obligations, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the German Loan Parties due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier (1) hereof),

(11) eleventh, to pay any other Obligations of the German Loan Parties other than Obligations of the German Loan Parties owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts owing by the German Loan Parties then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts owing by the German Loan Parties then due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier (1) hereof)),

(12) twelfth, ratably to pay any Obligations of the German Loan Parties owed to Defaulting Lenders; and

(13) thirteenth, to Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds, in each case, in the applicable Currency in which such Obligation was incurred, of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may, with five (5) days (or such shorter period as may be agreed to by the Agent in its sole discretion) prior written notice to the Agent, reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). If, after giving effect to any reduction of the Revolver Commitments, the Letter of Credit Sublimit, Foreign Sublimit, German Sublimit, Swiss Swing Loan Sublimit, German Swing Loan Sublimit or the amount of Swing Loans permitted to be made under Section 2.3(b) exceeds the amount of the Revolver Commitments, such Letter of Credit Sublimit, such Foreign Sublimit, such German Sublimit, such Swiss Swing Loan Sublimit, such German Swing Loan Sublimit or such amount of Swing Loans permitted to be made under Section 2.3(b), as applicable, shall be automatically reduced by the amount of such excess. Each such reduction shall be in an amount which is not less than $50,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $50,000,000) and shall be irrevocable; provided that (i) Borrowers may rescind such termination notices relative to proposed payments in full with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination) and (ii) Borrowers may extend the date of such termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed). The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.

(d) Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty. Any prepayment of a Term SOFR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.12(b)(ii).

(e) Mandatory Prepayments.

(i) If, at any time, the Global Revolver Usage on such date exceeds the Global Borrowing Line Cap, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e) (without duplication of any Reserves reflected in the most recently delivered Borrowing Base Certificate), then the Global Borrowers shall promptly (but in any event within one (1) Business Day) prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(ii) If, at any time, the Swiss Revolver Usage on such date exceeds the Swiss Borrowing Line Cap, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e) (without duplication of any Reserves reflected in the most recently delivered Borrowing Base Certificate), then the Swiss Borrowers shall promptly (but in any event within one (1) Business Day) prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(iii) If, at any time, the German Revolver Usage on such date exceeds the German Line Cap, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e) (without duplication of any Reserves reflected in the most recently delivered Borrowing Base Certificate), then the German Borrower shall promptly (but in any event within one (1) Business Day) prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(iv) After the occurrence of a Global Cash Dominion Event or Foreign Cash Dominion Event and during the continuance of a Global Cash Dominion Period or Foreign Cash Dominion Period, as applicable, the Borrower shall prepay the Obligations with the proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 5.16 hereof.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in the applicable Currency in which such Letters of Credit were issued in an amount equal to (i) 103% of the Letter of Credit Usage with respect to Letters of Credit denominated in Dollars, plus (ii) 110% of the applicable Letter of Credit Usage with respect to Letters of Credit denominated in an Alternative Currency (other than if such Letter of Credit is issued for the benefit of the German Borrower or a Swiss Borrower), and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(A).

(ii) Each prepayment pursuant to Section 2.4(e)(ii) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Swiss Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued for the benefit of a Swiss Borrower in an amount equal to 110% of the applicable Letter of Credit Usage with respect to Letters of Credit issued for the benefit of a Swiss Borrower, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(B).

(iii) Each prepayment pursuant to Section 2.4(e)(iii) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the German Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued for the benefit of the German Borrower in an amount equal to 110% of the applicable Letter of Credit Usage with respect to Letters of Credit issued for the benefit of the German Borrower, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii)(C).

2.5 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses thirty (30) days following written demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c) and subject to the provisions of Section 2.12 hereof, all Obligations (except for undrawn Letters of Credit) that have been charged to the applicable Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is denominated in Dollars, at a per annum rate equal to (A) if Borrower has selected Term SOFR with respect to such Obligation pursuant to the terms hereof, Term SOFR plus the Term SOFR Rate Margin, or (B) otherwise, the U.S. Base Rate plus the U.S. Base Rate Margin,

(ii) if the relevant Obligation is denominated in Canadian Dollars, at a per annum rate equal to (A) if Borrower has selected Adjusted Term CORRA with respect to such Obligation pursuant to the terms hereof, Adjusted Term CORRA plus the Term CORRA Rate Margin or (B) otherwise, the Canadian Base Rate plus the Canadian Base Rate Margin,

(iii) if the relevant Obligation is denominated in Euros, at a per annum rate equal to (A) if Borrower has selected the applicable Interbank Offered Rate with respect to such Obligation pursuant to the terms hereof, the applicable Interbank Offered Rate plus the Daily Resetting Interbank Offered Rate Margin or (B) otherwise, the applicable Daily Resetting Interbank Offered Rate plus the Daily Resetting Interbank Offered Rate Margin,

(iv) if the relevant Obligation is denominated in Sterling, at a per annum rate equal to Daily Simple SONIA plus the SONIA Rate Margin, or

(v) if the relevant Obligation is denominated in Swiss Francs, at a per annum rate equal to Daily Simple SARON plus the SARON Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue on each Letter of Credit in, with respect to a (i) U.S. Borrower, Dollars, (ii) with respect to a Canadian Borrower, Canadian Dollars, (iii) with respect to a UK Borrower, Sterling, (iv) with respect to a Swiss Borrower, Swiss Francs and (v) with respect to the German Borrower, Euros, in each case, at a per annum rate equal to the Applicable L/C Fee Rate times the average amount of the sum of (x) the undrawn amount of such Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to such Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof). The Letter of Credit Fee for each Letter of Credit issued to (a) a Global Borrower shall be paid by the Global Borrowers and shall not be an Obligation of the Swiss Borrowers or the German Borrower, (b) a Swiss Borrower shall be paid by the Swiss Borrowers and (c) the German Borrower shall be paid by the German Borrower.

(c) Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the applicable Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable hereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief under the Bankruptcy Code or in any other Insolvency Proceeding.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter; (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date and invoiced one (1) Business Day prior to the Closing Date, the Closing Date, and (y) otherwise, thirty (30) days following written demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the date payable as set forth in Section 2.12(a), all interest accrued during the prior quarter on the Revolving Loans hereunder, (B) on the first Business Day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each quarter, the Unused Line Fee accrued during the prior quarter pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents (provided, that the Agent shall provide invoices for the fees under Section 2.10(c) to the Administrative Borrower prior to charging the Loan Account pursuant this Section 2.6(d)), (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are (x) with respect to any such payments made in Dollars or Canadian Dollars, Base Rate Loans (unless and until converted into another Type of Loan in accordance with the terms of this Agreement) or (y) with respect to any such payments made in a Currency other than Dollars or Canadian Dollars, Daily Resetting Term Rate Loans or Daily Simple RFR Loans (unless and until converted into another Type of Loan in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, other than for Base Rate Loans, Daily Simple RFR Loans, Term CORRA Rate Loans and Daily Resetting Interbank Offered Rate Loans, which shall be calculated on the basis of 365 or 366 day year, as applicable, and actual days elapsed in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. Interest on Loans denominated in any Alternative Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Initial Benchmark Conforming Changes. In connection with the use or administration of any initial Benchmark, Agent will have the right, in consultation with the Administrative Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any initial Benchmark.

(h) Minimum Interest.

(i) When entering into this Agreement, the parties have assumed in bona fide that the interest payable under this Agreement is not and will not become subject to any tax deduction on account of Swiss Withholding Tax.

(ii) Notwithstanding paragraph (i) above, if a tax deduction in relation to Swiss Withholding Tax is required by law in respect of any interest payable under a Loan Document and should it be unlawful for a Loan Party to comply with the gross-up obligations set forth in this Agreement for any reason, subject to the exclusions under Section 16.2(g), then:

(A) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by paragraph (a) of this Section 2.6 or otherwise in this Agreement or any other Loan Document, divided by 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of 1);

(B) the Loan Parties shall: (1) pay the relevant interest at the adjusted rate in accordance with paragraph (A) above, (2) make the tax deduction on the interest so recalculated and (3) all references to a rate of interest under the Loan Documents shall be construed accordingly.

(iii) To the extent that interest payable under a Loan Document becomes subject to Swiss Withholding Tax, each relevant Lender and the relevant Loan Party shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary (i) for the relevant Loan Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax and (ii) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded. The relevant Loan Party shall provide the relevant Lender with such documents and information required for applying for a refund of such Swiss Withholding Tax and, in the event Swiss Withholding Tax is refunded by the Swiss Federal Tax Administration to a Lender, the relevant Lender shall forward, after deduction of costs, such amount to the relevant Loan Party.

(iv) Nothing in this paragraph (h) of Section 2.6 shall interfere with each Lender’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Lender shall be under any obligation to claim any Swiss Withholding Tax refund in priority to any other claims, reliefs, credits or deductions available to it.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the applicable Agent’s Account in the applicable Currency or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the applicable Agent’s Account on a Business Day on or before 2:00 p.m. If any payment item is received into the applicable Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.9 Maintenance of Loan Accounts; Statements of Obligations. Agent shall maintain (i) an account on its books in the name of Global Borrowers (the “Global Loan Account”) on which Global Borrowers will be charged with all Global Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Global Borrowers or for Global Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Global Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses, (ii) an account on its books in the name of Swiss Borrowers (the “Swiss Loan Account”) on which Swiss Borrowers will be charged with all Swiss Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Swiss Borrowers or for Swiss Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Swiss Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses and (iii) an account on its books in the name of German Borrower (the “German Loan Account”) on which German Borrower will be charged with all German Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to German Borrower or for German Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for German Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, (i) the Global Loan Account will be credited with all payments received by Agent from Global Borrowers or for Global Borrowers’ account, (ii) the Swiss Loan Account will be credited with all payments received by Agent from Swiss Borrowers or for Swiss Borrowers’ account and (iii) the German Loan Account will be credited with all payments received by Agent from German Borrower or for German Borrower’s account. Agent shall make available to the applicable Borrowers monthly statements regarding the applicable Loan Account, including the principal amount of the Global Revolving Loans, Swiss Revolving Loans or German Revolving Loans, as applicable, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to the applicable Borrowers, the applicable Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in Dollars in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage (excluding when calculating such Average Revolver Usage, the aggregate outstanding amounts of Swing Loans) during the immediately preceding quarter (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Unused Line Fee shall be due and payable, in arrears, on the first day of each month, prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full. The Unused Line Fee shall be calculated in Dollars and constitute an Obligation of the Global Borrowers hereunder.

(c) Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination and appraisal fees and charges, as and when incurred or chargeable, as follows (i) a fee at the Agent’s then-standard rate per day, per examiner, plus reasonable and documented out-of-pocket expenses for each field examination of any Loan Party performed by or on behalf of Agent, and (ii) the documented out-of-pocket fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers or their Subsidiaries in Dollars or one or more Alternative Currencies. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent, including via the Portal, and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by an Authorized Person of the Borrower requesting such Letter of Credit. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, (E) the applicable Currency in which such Letter of Credit is to be denominated, (F) if the Letter of Credit is being requested by a Global Borrower, a Swiss Borrower or the German Borrower (and the name of the Subsidiary for which such Letter of Credit will be for the benefit of) and (G) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(A) the Dollar Equivalent of the Letter of Credit Usage would exceed the Letter of Credit Sublimit,

(B) the Dollar Equivalent of the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank would exceed the Individual Letter of Credit Sublimit, or

(C) the Dollar Equivalent of the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans),

(D) the Dollar Equivalent of the Letter of Credit Usage with respect to Letters of Credit denominated in Dollars or an Alternative Currency (other than if such Letter of Credit is issued for the benefit of the German Borrower or Swiss Borrower) would exceed the Global Borrowing Base at such time less the outstanding principal balance of the Global Revolving Loans (inclusive of Swing Loans denominated in Dollars or an Alternative Currency (other than Swing Loans provided to the German Borrower or Swiss Borrower)) at such time,

(E) the Dollar Equivalent of the Letter of Credit Usage with respect to Letters of Credit issued for the benefit of a Swiss Borrower would exceed the Swiss Borrowing Base at such time less the outstanding principal balance of the Swiss Revolving Loans (inclusive of Swing Loans made to a Swiss Borrower) at such time, or

(F) the Dollar Equivalent of the Letter of Credit Usage with respect to Letters of Credit issued for the benefit of the German Borrower would exceed the German Borrowing Base at such time less the outstanding principal balance of the German Revolving Loans (inclusive of Swing Loans made to the German Borrower) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars or the applicable Alternative Currency.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or an Alternative Currency. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) made in the Currency in which such Letter of Credit (or if Revolving Loans are not permitted to be made in such Currency, at the Dollar Equivalent of such Letter of Credit Disbursement in Euros) was issued to the applicable Borrower acting as applicant for such Letter of Credit and, initially, shall bear interest at (i) for Letters of Credit denominated in Dollars or Canadian Dollars, the Base Rate then applicable to Revolving Loans, (ii) for Letters of Credit denominated in Euros, Hong Kong Dollars, Swedish Krona, Norwegian Krone, Australian Dollars, Danish Krone or New Zealand Dollars, the Daily Resetting Term Rate then applicable to Revolving Loans advanced in Euros and (iii) Letters of Credit denominated in Sterling or Swiss Francs, the Daily Simple RFR then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent in the applicable Currency, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount in the applicable Currency equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, Applicable Designees, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys (limited to one firm of counsel for all such Letter of Credit Related Persons, one local counsel in each appropriate jurisdiction, and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest, where the Letter of Credit Related Person affected by such conflict informs the Administrative Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Letter of Credit Related Person), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith, or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence, bad faith, or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder (provided that, for purposes of the foregoing, any such amount denominated in an Alternative Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) and shall bear interest at the U.S. Base Rate). Borrowers shall take commercially reasonable actions to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than five (5) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP, UCP or URDG that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to each Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee on each Letter of Credit in, with respect to a (i) U.S. Borrower, Dollars, (ii) with respect to a Canadian Borrower, Canadian Dollars, (iii) with respect to a UK Borrower, Sterling, (iv) with respect to a Swiss Borrower, Swiss Francs and (v) with respect to the German Borrower, Euros, in each case, which shall be imposed by Issuing Bank equal to 0.125% per annum times the average amount of the sum of (x) the undrawn amount of such Letter of Credit, plus (y) the amount of outstanding reimbursement obligations with respect to such Letter of Credit which remain unreimbursed or which have not been paid through a Revolving Loan during the immediately preceding quarter (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder (provided that, for purposes of the foregoing, any such amount denominated in an Alternative Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) and shall bear interest at the U.S. Base Rate); provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit (including any bank guarantee Letters of Credit) shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit (or, solely to the extent the applicable Issuing Bank consents, in its sole discretion, not later than the date that is, in the case of standby Letters of Credit, five (5) Business Days prior to the Maturity Date and, in the case of any bank guarantee Letters of Credit, twenty (20) Business Days prior to the Maturity Date); provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii)(A) there is an Overadvance with respect to the Global Borrowing Availability, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage with respect to Letters of Credit denominated in Dollars or an Alternative Currency (other than such Letter of Credit is issued for the benefit of the German Borrower or a Swiss Borrower), (B) there is an Overadvance with respect to the Swiss Borrowing Availability, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage with respect to Letters of Credit denominated in Swiss Francs or (C) there is an Overadvance with respect to the German Borrowing Availability, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage with respect to Letters of Credit denominated in Euros issued to the German Borrower. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans in the applicable Currency or Currencies in which such Letters of Credit were issued, the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, (ii) the rules of the UCP shall apply to each commercial Letter of Credit and (iii) the URDG shall apply to each bank guarantee Letter of Credit.

(p) Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(t) Wells Fargo may, in its discretion, issue a Letter of Credit to its non-U.S. branch, affiliate or correspondent or agent and request such branch, affiliate or correspondent or agent to issue to the beneficiary a local standby letter of credit or guarantee that may be subject to local law or differing uniform rules and the applicant of such Letter of Credit agrees to accept all risk related to the foregoing.

2.12 Benchmark Rate Option.

(a) Interest and Interest Payment Dates. Borrowers shall have the option, subject to Section 2.12(b), to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein)), upon conversion from one Type of Loan to another Type of Loan, or continuation of a Loan as a Loan of the same Type, at a rate of interest based upon the applicable Benchmark Rate, for such Currency pursuant to the terms set forth herein (the “Benchmark Rate Option”). Interest on the Loans shall be payable on the Interest Payment Date therefor or, if earlier, (i) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof or (ii) the date on which this Agreement is terminated pursuant to the terms hereof. The Borrowers shall not be required to exercise the Benchmark Rate Option with respect to (x) an outstanding Daily Simple RFR Loan, which shall be deemed to automatically continue as such Daily Simple RFR Loan on the Interest Payment Date therefor unless converted pursuant to the terms hereof nor (y) an outstanding Daily Resetting Term Rate Loan, which shall be deemed to automatically continue as such Daily Resetting Term Rate Loan on the Interest Payment Date therefor unless converted pursuant to the terms hereof. With respect to a Term Rate Loan denominated in Dollars or Canadian Dollars, on the last day of each applicable Interest Period, unless Borrowers have properly exercised the Benchmark Rate Option with respect thereto, such Loan shall automatically be converted to a Base Rate Loan. With respect to a Term Rate Loan denominated in an Alternative Currency (other than Canadian Dollars), on the last day of each applicable Interest Period, unless Borrowers have properly exercised the Benchmark Rate Option with respect thereto, such Loan shall automatically be converted to a Daily Resetting Term Rate Loan.

(b) Benchmark Rate Election.

(i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the Benchmark Rate Option by notifying Agent prior to 11:00 a.m. as follows: (A) with respect to a Benchmark Rate Option electing a Daily Simple RFR at least five (5) Benchmark Rate Business Days prior to the requested Funding Date (the “Daily Simple RFR Deadline”), (B) with respect to a Benchmark Rate Option electing a Term Rate, in each case, at least three (3) Benchmark Rate Business Days prior to the commencement of the requested Interest Period (the “Term Rate Deadline”) and (C) with respect to a Benchmark Rate Option electing a Daily Resetting Term Rate at least three (3) Benchmark Rate Business Days prior to the commencement of the requested Funding Date (the “Daily Resetting Term Rate Deadline”). Notice of Borrowers’ election of the Benchmark Rate Option for a permitted portion of the Revolving Loans and (if applicable) an Interest Period pursuant to this Section shall be made by delivery to Agent of a Benchmark Rate Notice, as applicable, received by Agent before the Daily Simple RFR Deadline, Term Rate Deadline or the Daily Resetting Term Rate Deadline, as applicable. Promptly upon its receipt of each such Benchmark Rate Notice, Agent shall provide notice thereof to each of the affected Lenders. If Borrowers no longer have the option to request Benchmark Rate Loans then any outstanding affected Benchmark Rate Loans denominated in Dollars or Canadian Dollars, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, and any outstanding affected Benchmark Rate Loans, in each case, denominated in an Alternative Currency (other than Canadian Dollars), will be deemed to have been converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period. If Borrowers request a conversion to, or continuation of, a Term Rate Loan in any such request, but fail to specify an Interest Period, then (x) if such Loan is denominated in Dollars or Canadian Dollars in such request, then the applicable Loan shall be converted to a Base Rate Loan and (y) if such Loan is denominated in an Alternative Currency (other than Canadian Dollars) in such request, then the applicable Loan shall be converted to a Daily Resetting Term Rate Loan.

(ii) Each Benchmark Rate Notice shall be irrevocable and binding on Borrowers. In connection with each Benchmark Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any Term Rate Loan other than on the last day of an Interest Period applicable thereto or any Daily Simple RFR Loan or Daily

Resetting Term Rate Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (B) the conversion of any Term Rate Loan other than on the last day of the Interest Period applicable thereto or any Daily Simple RFR Loan or Daily Resetting Term Rate Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), or (C) the failure to borrow, convert, continue or prepay any Benchmark Rate Loan on the date specified in any Benchmark Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a Term Rate Loan on a day other than the last day of the applicable Interest Period or a Daily Simple RFR Loan or Daily Resetting Term Rate Loan on a day other than the Interest Payment Date therefor would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period or until such Interest Payment Date, as applicable, and apply such amounts to the payment of the applicable Benchmark Rate Loan on such day, it being agreed that Agent has no obligation to so defer the application of payments to any Benchmark Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than ten Benchmark Rate Loans in effect at any given time. Borrowers may only exercise the Benchmark Rate Option for proposed Benchmark Rate Loans of at least $1,000,000.

(c) Conversion; Prepayment. Borrowers may (i) convert Benchmark Rate Loans denominated in Dollars or Canadian Dollars to Base Rate Loans, or (ii) prepay Benchmark Rate Loans at any time; provided, that in the event that any Term Rate Loan is converted or prepaid on any date that is not the last day of the Interest Period applicable thereto or any Daily Simple RFR Loan or Daily Resetting Term Rate Loan is converted or prepaid on any date other than on the Interest Payment Date therefor, including, in each case, as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement, acceleration of all or any portion of the Obligations pursuant to the terms hereof or any conversion or prepayment of Loans required pursuant to Section 2.12(e), each Borrower shall (A) pay all accrued interest on the principal amount converted, repaid or prepaid on the date of such conversion, repayment or prepayment and (B) indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to Benchmark Rates.

(i) The applicable Benchmark Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs or, with respect to any Benchmark Rate, increased costs to such Lender of maintaining or obtaining any deposits in any Currency or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period (or in the case of any Daily Simple RFR or Daily Resetting Term Rate, occurring subsequent to the Funding Date for the applicable Daily Simple RFR Loan or Daily Resetting Term Rate, as applicable), including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the applicable Benchmark Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected

Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such applicable Benchmark Rate and the method for determining the amount of such adjustment, or (B) repay the applicable Benchmark Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) Subject to the provisions set forth in Section 2.12(d)(iii) below, in connection with any Benchmark Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (A) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR or a Daily Resetting Term Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Daily Simple RFR or such Daily Resetting Term Rate pursuant to the definition thereof or (y) if a Term Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such Term Rate on or prior to the first day of such Interest Period, (B) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in foreign exchange or interbank markets with respect to the applicable Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (C) with respect to any Interbank Offered Rate Loan or Daily Resetting Interbank Offered Rate Loan, Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Loan or (D) any Change in Law any time after the date hereof, in the reasonable opinion of any Lender, makes it unlawful or impractical for such Lender to fund or maintain any applicable Benchmark Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the applicable Benchmark Rate, and, in the case clause (D), such Lender has provided notice of such determination to Agent, Agent shall promptly give notice to Administrative Borrower. Upon notice thereof by Agent to Administrative Borrower, any obligation of such Lender to make Benchmark Rate Loans in each such Currency, and any right of the Borrowers to convert any Loan of such Lender in each such Currency (if applicable) to or continue any Loan of such Lender as a Benchmark Rate Loan in each such Currency, shall be suspended (to the extent of the affected Benchmark Rate or, in the case of a Term Rate, the affected Interest Periods) until Agent (with respect to clause (D), at the instruction of all affected Lenders) revokes such notice. Upon receipt of such notice, (I) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Benchmark Rate Loans in each such affected Currency (to the extent of the affected Benchmark Rate or, in the case of a Term Rate, the affected Interest Periods) or, failing that, (1) in the case of any request for a borrowing of an affected Term Rate Loan denominated in Dollars or Canadian Dollars, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (2) in the case of any request for a borrowing of an affected Benchmark Rate Loan in an Alternative Currency (other than Canadian Dollars), then such request shall be ineffective and (II)(1) any outstanding affected Term Rate Loans denominated in Dollars or Canadian Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time) and (2) any outstanding affected Benchmark Rate Loans denominated in an Alternative Currency (other than Canadian Dollars), at the Borrowers’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time) or (y) be prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period (or immediately if it is unlawful for any such Loan to be outstanding until such time); provided that if no election is made by the Borrowers by the date that is the earlier of (AA) three (3) Business Days after receipt by Administrative Borrower of such notice or (BB) with respect to a Term Rate Loan the last day of the current Interest Period therefor, the Borrowers shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12(b)(ii).

(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent, in consultation with the Administrative Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) or (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if any then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (I) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (1) in the case of any request for any affected Term Rate Loans denominated in Dollars or Canadian Dollars, if applicable, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (2) in the case of any request for any affected Benchmark Rate Loan, in each case, in an Alternative Currency (other than Canadian Dollars), if applicable, then such request shall be ineffective and (II)(1) any outstanding affected Term Rate Loans denominated in Dollars or Canadian Dollars, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (2) any outstanding affected Benchmark Rate Loans denominated in an Alternative Currency (other than Canadian Dollars), at the Borrowers’ election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or (y) be prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan or Daily Resetting Term Rate Loan, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by Administrative Borrower of such notice, the Borrowers shall be deemed to have elected clause (x) above; provided, further that, with respect to any Term Rate Loan, if no election is made by the Borrowers by the earlier of (AA) the date that is three (3) Business Days after receipt by Administrative Borrower of such notice and (BB) the last day of the current Interest Period for the applicable Term Rate Loan, the Borrower shall be deemed to have elected clause (x) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan or Daily Resetting Term Rate Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12(b)(ii). During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire deposits in the applicable Currency to fund or otherwise match fund any Obligation as to which interest accrues at the applicable Benchmark Rate.

(f) Alternative Currencies. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lenders to loan or (iv) such currency no longer being a currency in which the Required Lenders are willing to make Revolving Loans (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then Agent shall promptly notify the Lenders and Borrowers, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from Agent, Borrowers shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the U.S. Base Rate, subject to the other terms contained herein.

(g) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, Agent, in consultation with Administrative Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

(h) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.13 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Benchmark Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain the applicable Benchmark Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain the applicable Benchmark Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14 Incremental Facilities.

(a) At any time during the term of this Agreement, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $50,000,000 and integral multiples of $50,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than four occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $500,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii) each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii) in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors,

(iv) Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for the Loan Parties and their Subsidiaries demonstrating compliance on a pro forma basis with Section 7 for the twelve months (on a month-by-month basis) immediately following the proposed date of the applicable Increase (calculated as if a Covenant Testing Period was in effect during the entire twelve month period), and

(v) The interest rate margins with respect to the Revolving Loans to be made pursuant to the increased Revolver Commitments shall be the same as the interest rate margin applicable to Revolving Loans hereunder immediately prior to the applicable Increase Date (as defined below).

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d) Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(e) The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

2.15 Joint and Several Liability of Borrowers.

(a)

(i) Each Global Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Global Borrowers to accept joint and several liability for the Obligations.

(ii) Each Swiss Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Swiss Borrower and in consideration of the undertakings of the other Swiss Borrowers to accept joint and several liability for the Obligations of the Swiss Borrowers.

(b)

(i) Each Global Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Global Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Global Borrower without preferences or distinction among them. Accordingly, each Global Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Global Borrower under applicable law.

(ii) Each Swiss Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Swiss Borrowers, with respect to the payment and performance of all of the Obligations of the Swiss Borrowers (including any Obligations of the Swiss Borrowers arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations of the Swiss Borrowers shall be the joint and several obligations of each Swiss Borrower without preferences or distinction among them. Accordingly, each Swiss Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Swiss Borrower under applicable law.

(c)

(i) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the Global Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(ii) If and to the extent that any Swiss Borrower shall fail to make any payment with respect to any of the Obligations of the Swiss Borrowers as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations of the Swiss Borrowers in accordance with the terms thereof, then in each such event the other Swiss Borrowers will make such payment with respect to, or perform, such Obligations of the Swiss Borrowers until such time as all of the Obligations of the Swiss Borrowers are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)

(i) The Obligations of each Global Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Global Borrower enforceable against each Global Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(ii) The Obligations of each Swiss Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Swiss Borrower enforceable against each Swiss Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(iii) The Obligations of the German Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of the German Borrower enforceable against the German Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, as applicable, notice of any Revolving Loans, or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower, as applicable. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of Borrowers. Each of Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of Borrowers hereunder except to the extent the Obligations have been paid.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations as provided in this Agreement and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) [Reserved].

(j) Swiss limitations.

(i) If and to the extent a Swiss Loan Party becomes liable under this Agreement or any other Loan Document for obligations of any other Loan Party (other than the wholly owned direct or indirect subsidiaries of such Swiss Loan Party) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Loan Party’s aggregate liability for Restricted Obligations shall not exceed the maximum amount permitted by law at the time it becomes liable (the “Freely Disposable Amount”).

(ii) This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Loan Party is required to perform Restricted Obligations under the Loan Documents. Such limitation shall not free the Swiss Loan Party from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Loan Party has again freely disposable equity.

(iii) If the enforcement of the obligations of the Swiss Loan Party under the Loan Documents would be limited due to the effects referred to in this Agreement, the Swiss Loan Party shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Loan Party’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Loan Documents.

(iv) The Swiss Loan Party and any direct holding company of the Swiss Loan Party which is a party to a Loan Document shall procure that the Swiss Loan Party will take and will cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of the Agent, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the Swiss Loan Party of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of the Swiss Loan Party that a payment of the Swiss Loan Party under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Loan Party is required to make a payment or perform other obligations under this Agreement or any other Loan Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(v) If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Loan Party:

(A) shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(B) shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to clause (A) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to clause (A) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(C) shall promptly notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(vi) In the case of a deduction of Swiss Withholding Tax, the Swiss Loan Party shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(B) pay to the Agent upon receipt any amount so refunded.

(vii) The Agent shall co-operate with the Swiss Loan Party to secure such refund.

(viii) To the extent the Swiss Loan Party is required to deduct Swiss Withholding Tax pursuant to this Agreement, and if the Freely Disposable Amount is not fully utilized, the Swiss Loan Party will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that (i) the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount, (ii) such gross up is permitted under the applicable law, and (iii) such steps are permitted under the Loan Documents. If a refund is made to an Indemnified Person, such Indemnified Person shall transfer the refund so received to the Swiss Loan Party, subject to any right of set-off of such Indemnified Person pursuant to the Loan Documents.

(k) Notwithstanding anything to the contrary herein, the Swiss Borrowers and the German Borrower shall not be jointly and severally liable for any of the Obligations of the Global Borrowers. The liability of each Swiss Borrower shall be limited to joint and several liability for the Obligations of the Swiss Loan Parties and the liability of the German Borrower shall be limited to the joint and several liability for the Obligations of the German Loan Parties.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) the Agent and, if applicable, the Issuing Bank or the Swing Lender shall have received a Borrowing Request in accordance with the requirements hereof; and

(d) no Overadvance shall result from the making of such Revolving Loan hereunder (or extension of any other credit hereunder).

3.3 Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements or similar filings, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon five (5) Business Days (or such shorter period as may be agreed to by the Agent in its sole discretion) prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments; provided, however, that (a) Borrowers may rescind such termination notices relative to proposed payments in full with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), (b) Borrowers may extend the date of such termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed), and (c) for the avoidance of doubt, nothing in this Section 3.5 shall effect a termination of any Hedge Agreement, which Hedge Agreements may only be terminated in accordance with their respective terms.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries; Jurisdiction of Organization or Incorporation; Location of Chief Executive Office; Organizational Identification Number.

(a) Each Loan Party and each Pledgor (i) is duly organized and existing or incorporated and, where applicable, in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state or province where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. As of the Closing Date, the Perfection Certificate sets forth the legal name (as set out on the constituent documents of the applicable Loan Party and Pledgor, as applicable), jurisdiction of organization or incorporation, chief executive office, principal place of business and tax identification numbers and organizational identification numbers, if any, issued by its jurisdiction of organization or incorporation, of each Loan Party and each Pledgor.

(b) As of the Closing Date, the Loan Parties have no Subsidiaries other than those disclosed on the Perfection Certificate. As of the Closing Date, the Perfection Certificate sets forth the authorized Equity Interests of each Loan Party (other than the Administrative Borrower), which Equity Interests are owned by the Persons specified and in the amounts specified on the Perfection Certificate free and clear of all Liens other than Permitted Liens. All of the outstanding Equity Interests in the Loan Parties have been validly issued, are fully paid and non-assessable (to the extent such terms are applicable in the relevant jurisdiction). Except as set forth on the Perfection Certificate, there are no outstanding rights to purchase any Equity Interests in any Loan Party (other than the Administrative Borrower) as of the Closing Date. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed on the Perfection Certificate.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.

4.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party and Pledgor of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Governing Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Material Indebtedness to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the U.S. Security Agreement or the Foreign Security Documents); or (d) except where such violation would not reasonably be expected to have a Material Adverse Effect, violate any law.

4.3 Governmental and Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the U.S. Security Agreement or any Foreign Security Document, or (b) such as have been obtained or made and are in full force and effect.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party and each Pledgor that is a party thereto and is the legally valid and binding obligation of such Loan Party and such Pledgor, enforceable against such Loan Party and such Pledgor in accordance with its respective terms, subject to Legal Reservations and applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers) and such Liens constitute perfected and continuing Liens on the Collateral in accordance with the applicable laws of the relevant jurisdiction, securing the Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral (subject to Legal Reservations and, in the case of any UK Security Document (or any other Loan Document that purports to create a Lien) entered into by a UK Loan Party, registration in accordance with Part 25 (Company Charges) of the

Companies Act 2006 (UK) and (if applicable), in accordance with The Moveable Transactions (Scotland) Act 2023 and payment of associated fees, in each case, in the appropriate filing offices), except in the case of (i) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers), pursuant to any law or any applicable agreement that is permitted hereunder and (ii) Liens on personal property perfected only by possession (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession of such Collateral.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the conduct of its business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since March 29, 2025, no event, circumstance, or change has occurred that has or would reasonably be expected to result in a Material Adverse Effect.

4.9 Solvency. As of the Closing Date, and after giving effect to the closing of the credit facility established hereby, the Administrative Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

4.10 Employee Benefits and Foreign Pension Plans.

(a) Each Loan Party and each of the ERISA Affiliates has, to the extent applicable, complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan and Foreign Plan, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Each Employee Benefit Plan and Foreign Plan is, and has been, maintained in substantial compliance, as applicable, with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan or Foreign Plan, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is maintained on a preapproved plan document for which the preapproved plan sponsor has received a current opinion letter. Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. To the best knowledge of each Loan Party and the ERISA Affiliates, nothing has occurred which would reasonably be expected to result in the loss of such qualification.

(d) No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, except where such liability would not reasonably be expected to have a Material Adverse Effect.

(e) No Notification Event exists.

(f) No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(g) No Loan Party nor any of their Subsidiaries sponsors, administers, maintains, contributes to or has any liability under or in respect of any Canadian Pension Plan or Canadian Defined Benefit Plan.

4.11 Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) no Loan Party has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (b) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

4.12 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, substantially complete and correct in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on June 18, 2025 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14 Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries that is to remain outstanding pursuant to clause (b) of the definition of “Permitted Indebtedness” immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes.

(a) All Tax returns and reports of each Loan Party required to be filed by any of them have been timely filed (taking into account extensions), and all Taxes shown on such Tax returns to be due and payable and all other federal and other material Taxes upon a Loan Party and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, in each case, other than (i) any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate provisions have, to the extent required by GAAP, been made, or (ii) where the failure to file any such Tax returns or reports or pay any such Taxes would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No Dutch Loan Party is part of a fiscal unity (fiscal eenheid) for Dutch corporate income tax or VAT purposes except for any such fiscal unity consisting of Loan Parties only.

4.16 Margin Stock. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors; provided, however, that the Administrative Borrower may purchase (i) its own stock and (ii) Margin Stock so long as, following the application of the proceeds of each borrowing hereunder, not more than 5.0% of the value of the assets of the Administrative Borrower and its Subsidiaries on a consolidated basis will be Margin Stock.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

(b) The foregoing representations in this Section 4.18 will not apply to or by any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) or section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) applies, if and to the extent that such representations are or would be unenforceable pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti- boycott law in the United Kingdom.

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Borrower, threatened against any Loan Party, in each case which arises out of or under any collective bargaining, works council, labor organization or similar agreement and that would reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that would reasonably be expected to have a Material Adverse Effect, or (iii) to the knowledge of any Borrower, no dispute with any union, works council or labor organization exists as to whether such union works council or labor organization represents employees of any Loan Party and no union organizing activity is taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any current liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied and which would have a Material Adverse Effect. The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 Eligible Credit Card Receivables and Eligible Wholesale Receivables. As to each Credit Card Receivable or Account that is identified by Borrowers as an Eligible Credit Card Receivable or Eligible Wholesale Receivable, as applicable, in a Borrowing Base Certificate submitted to Agent, such Credit Card Receivable or Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Credit Card Receivables and Eligible Wholesale Receivables.

4.21 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory or Eligible In-Transit Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory (in the case of Eligible In-Transit Inventory, after giving effect to any exclusions therefrom specified in the definition of Eligible In-Transit Inventory).

4.22 Deposit Accounts and Securities Accounts. Set forth on the Perfection Certificate is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date (other than Excluded Accounts), including, with respect to each bank or securities intermediary, (i) the name and address of such Person and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.23 Location of Inventory.

(a) Except for in-transit Inventory, no Inventory of the Global Borrowers in an aggregate amount in excess of $10,000,000 in the United States, the United Kingdom, or Canada is stored with a bailee, warehouseman, or similar party or at any location other than the bailees, warehousemen, or similar parties and the locations identified on the Perfection Certificate (as such Perfection Certificate may be updated pursuant to Section 5.14).

(b) Except for in-transit Inventory, no Inventory of the Swiss Borrowers in an aggregate amount in excess of $10,000,000 in the Netherlands, Belgium, or the United Kingdom is stored with a bailee, warehouseman, or similar party or at any location other than the bailees, warehousemen, or similar parties and the locations identified on the Perfection Certificate (as such Perfection Certificate may be updated pursuant to Section 5.14).

4.24 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.25 Outbound Investment Rules. Neither the Administrative Borrower nor any of its Subsidiaries are a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Administrative Borrower nor any of its Subsidiaries currently engages, or has any present intent to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is define in the Outbound Investment Rules, (b) any activity or transaction that would constitute a ”covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Administrative Borrower or its Subsidiaries were a U.S. Person or (c) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

4.26 Centre of Main Interests. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in the Insolvency Regulation) of each UK Loan Party is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in the Insolvency Regulation) in any other jurisdiction, it being understood that in relation to each Loan Party incorporated in an EU Member State, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “EUIR EU”), its centre of main interest (as that terms is used in article 3(1) of the EUIR EU) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in article 2(10) of the EUIR EU) in any other jurisdiction.

4.27 UK Pensions. Other than in relation to the UK Pension Plan, no Loan Party or any of its Subsidiaries is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

4.28 Ranking. (a) Subject to the Legal Reservations and Permitted Liens, each UK Security Document, Swiss Security Document and Dutch Security Document has or will have the ranking in priority which it is expressed to have in such UK Security Document, Swiss Security Document and Dutch Security Document and it is not subject to any prior ranking or pari passu ranking Liens. (b) Each UK Borrower’s Swiss Loan Party’s and Dutch Loan Party’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.29 [Reserved].

4.30 Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.31 Compliance with the Swiss Non-Bank Rule.

(a) Each Swiss Loan Party is compliant with the Swiss Non-Bank Rules; provided however that no Swiss Loan Party shall be in breach of this Section 4.31 if the Swiss Non-Bank Rules are breached solely by reason of (a) a breach by one or more Lenders of a confirmation contained in Section 17.21, (b) a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 13, (c) a Lender ceasing to be a Swiss Qualifying Bank or to qualify as a single person only for purposes of the Swiss Non-Bank Rules (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority) or (d) transfers to, or other transactions with, Persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.

(b) For purposes of compliance with the Swiss Twenty Non-Bank Rules, the number of Lenders under this Agreement which are Swiss Non-Qualifying Banks shall be deemed to be ten (10), irrespective of whether or not there are, at any time, less than ten (10) Lenders which are Swiss Non-Qualifying Banks.

4.32 Principal Properties; Indenture Restricted Subsidiaries. As of the Closing Date, (i) the Administrative Borrower does not own any Principal Properties (as defined in each Indenture) and (ii) there are no Indenture Restricted Subsidiaries under the Indentures.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that it shall, and shall cause its Subsidiaries to, until the termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent (for delivery to each Lender) each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (c) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent. Documents required to be delivered pursuant to Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Administrative Borrower’s behalf on the Agent’s Portal.

5.2 Reporting. Borrowers (a) will deliver to Agent (for delivery to each Lender) (x) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein and (y) within five (5) Business Days after knowledge by an Authorized Person of any Loan Party of the occurrence of any default or event of default under a Specified L/C Facility or any other event that requires, or enables any issuing bank under a Specified L/C Facility to require, the Administrative Borrower or any of its Subsidiaries to provide cash collateral for all or any portion of any Specified L/C Obligations, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Global Borrowing Base, the Swiss Borrowing Base and the German Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as would not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. The Administrative Borrower shall furnish to the Agent at least ten (10) days’ prior written notice (or such other period as agreed to by the Agent) of any change in any Loan Party’s name, organizational identification number, company number, or jurisdiction of organization or incorporation or organizational identity.

5.4 Maintenance of Properties. Each Loan Party will (a) maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5 Taxes.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

(b) No Dutch Loan Party will request to become a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes or VAT purposes or any other similar taxing group than a fiscal unity consisting of members of Dutch Loan Parties only. If any tax authority designates a Dutch Loan Party to be, or expresses its intention to designate it to be, part of a fiscal unity for VAT purposes with any person other than a Dutch Loan Party it will enter into good faith discussions with the administrative agent and will use its reasonable endeavors to exclude such person from, or prevent such person from being included in, as the case may be, such VAT fiscal unity.

5.6 Insurance.

(a) Each Loan Party will, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s assets wherever located, covering liabilities, losses or damages as are reasonably customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent in its Permitted Discretion (it being agreed that, as of the Closing Date, the Loan Parties’ existing insurance providers as set forth in the certificates of insurance delivered to Agent on or about the Closing Date shall be deemed to be acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent in its Permitted Discretion (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Administrative Borrower shall deliver to the Agent, prior to the cancellation or non-renewal of any such policy of insurance, a certificate of insurance with evidence of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent), together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

(b) Borrowers shall give Agent prompt notice of any loss exceeding $50,000,000 covered by the casualty or business interruption insurance of any Loan Party. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.

(a) Each Loan Party will permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate during regular business hours and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers, at Borrowers’ expense, subject to the limitations set forth below in Section 5.7(c).

(b) Each Loan Party will permit Agent and each of its duly authorized representatives or agents to conduct field examinations or appraisals at such reasonable times and intervals as Agent may designate during regular business hours, at Borrowers’ expense, subject to the limitations set forth below in Section 5.7(c).

(c) So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one (1) field examination with respect to each of (x) North America, (y) Europe and (z) a consolidated field examination with respect to North America and Europe in such calendar year (increasing to two (2) field examinations with respect to each of (x) North America, (y) Europe and (z) a consolidated field examination with respect to North America and Europe if an Increased Reporting Event has occurred during such calendar year), one (1)

inventory appraisal with respect to each of (x) North America, (y) Europe and (z) a consolidated inventory appraisal with respect to North America and Europe in such calendar year (increasing to two (2) inventory appraisals with respect to each of (x) North America, (y) Europe and (z) a consolidated inventory appraisal with respect to North America and Europe if an Increased Reporting Event has occurred during such calendar year), in each case, except for field examinations and appraisals conducted in connection with a proposed Permitted Acquisition (whether or not consummated).

5.8 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, each Loan Party will (a) conduct its operations and keep and maintain its Real Property in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Property or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property, provided, however, that no Loan Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that it is subject to a Permitted Protest.

5.10 [Reserved].

5.11 Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Excluded Subsidiary ceases to constitute an Excluded Subsidiary, within thirty (30) days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary or a Subsidiary organized in the United Kingdom, Canada or Switzerland and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary or such Subsidiary organized in the United Kingdom, Canada or Switzerland be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, or if such Subsidiary is to be joined as a Guarantor hereunder, to provide to Agent the Guaranty Agreement, and (ii) to provide to Agent a joinder to U.S. Security Agreement or Foreign Security Document, as applicable (and if such Subsidiary is a Subsidiary incorporated in (A) the United Kingdom, that such Subsidiary grant a UK Debenture or (B) Scotland, that such Subsidiary grant a Scottish Security Agreement, and in each case, provide all necessary registration forms and applicable fees), in each case, together with such other security agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) in accordance with and subject to the limitations set forth in the U.S. Security Agreement or any applicable Foreign Security Agreement provide, or cause the applicable Loan Party and/or direct parent of such Person to provide, to Agent a pledge agreement or UK Share Mortgage or Scottish Share Security Agreement (or an addendum to the applicable U.S. Security Agreement or Foreign Security Document) and appropriate certificates and powers, financing statements or registration forms as well as applicable fees, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12 Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties and applicable Pledgors to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, registration forms, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets and Equity Interests of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than Excluded Collateral), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, (w) none of the assets or Equity Interests of any Specified Entity shall secure (or serve as Collateral for) any Obligations of the U.S. Borrowers and, except that 65% of the total outstanding voting Equity Interests (and 100% of the total outstanding non-voting Equity Interests) of VF Investments Holding shall be pledged in support thereof, (x) no Specified Entity shall guarantee any of the Obligations of the U.S. Borrowers, (y) no CFC or FSHCO (other than any Domestic Subsidiary or any CFC or FSHCO organized in Canada or any province or territory thereof, the United Kingdom, Switzerland, Germany, the Netherlands or Belgium) shall guarantee any of the Obligations of the U.S. Borrowers if such guarantee would result in adverse tax consequences to the Loan Parties or their Affiliates (as reasonably determined by Agent in consultation with Borrowers), or the costs to the Loan Parties of providing such guarantee are unreasonably excessive (in the reasonable judgment of the Agent) in relation to the benefits to Agent and the Lenders of the security afforded thereby and (z) notwithstanding anything to the contrary contained in any Foreign Security Document, the Loan Parties shall not be required to take any perfection action with respect to assets outside of any Specified Jurisdiction (as defined in the U.S. Security Agreement), unless an Event of Default has occurred and is continuing. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (in each case, other than with respect to Excluded Collateral); provided, that, notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, (x) none of the assets or Equity Interests of any Specified Entity shall secure (or serve as Collateral for) any Obligations of the U.S. Borrowers and (y) no Specified Entity shall guarantee any of the Obligations of the U.S. Borrowers. Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and background checks for such Subsidiary, the results of which shall be satisfactory to Agent and the Lenders. Notwithstanding anything in the Loan Documents to the contrary, no mortgage in respect of owned Real Property will be executed unless and until each Lender has confirmed to the Agent satisfactory completion of its flood diligence. In the event of any direct conflict between any provision of this Agreement or the Post-Closing Letter and a provision in any Foreign Security Document, such provision of this Agreement or the Post-Closing Letter, as applicable, shall control and, in the event of any direct conflict between any provision of the U.S. Security Agreement and a provision in any Foreign Security Document solely with respect to the Loan Parties’ maintenance of intellectual property, such provision of the U.S. Security Agreement shall control.

5.13 [Reserved].

5.14 Location of Inventory; Chief Executive Office. (a) Each Borrower will keep (i) its Inventory (other than Inventory (x) in transit or (y) that does not exceed $50,000,000 in the aggregate) only at the locations identified on the Perfection Certificate (provided that Borrowers may amend such disclosures pursuant to Schedule 5.2) and, with respect to any Global Borrower, such new location is within the continental United States, Canada or the United Kingdom and, with respect to any Swiss Borrower, such new location is within the Netherlands, Belgium or the United Kingdom, and (b) each Loan Party will keep their respective chief executive offices or registered office only at the locations identified on the Perfection Certificate, which may be updated from time to time by written notice to Agent at least ten days (or such shorter period as Agent may agree) prior to any such change.

5.15 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b) The foregoing representations in this Section 5.15 will not apply to or by any party hereto to which the Blocking Regulation or section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) applies, if and to the extent that such representations are or would be unenforceable pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti- boycott law in the United Kingdom.

5.16 Cash Management.

(a) Each Loan Party shall:

(i) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit C-2 which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on the Perfection Certificate;

(ii) enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank (such accounts subject to such Blocked Account Agreements, collectively, the “Blocked Accounts”); and

(iii) at the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”), in form and substance reasonably satisfactory to the Agent, which have been executed on behalf of such Loan Party and delivered to each depository institution listed on the Perfection Certificate.

(b) The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to, with respect to (i) the Global Loan Parties, a Blocked Account all amounts on deposit in each DDA and all payments due from all Credit Card Issuers and Credit Card Processors payable to a Global Loan Party, (ii) the Swiss Loan Parties, a separate Blocked

Account all amounts on deposit in each DDA and all payments due from all Credit Card Issuers and Credit Card Processors payable to a Swiss Loan Party and (iii) the German Loan Parties, a separate Blocked Account all amounts on deposit in each DDA and all payments due from all Credit Card Issuers and Credit Card Processors payable to a German Loan Party, in each case, other than amounts on deposit in DDAs set forth in clauses (C), (D), (E) and (F) of the definition of Excluded Accounts.

(c) Each Blocked Account Agreement shall require upon notice from Agent, which notice shall be delivered (i) with respect to Blocked Accounts of a Global Loan Party, only after the occurrence of a Global Cash Dominion Event and during the continuance of a Global Cash Dominion Period and (ii) with respect to Blocked Accounts of a Swiss Loan Party or a German Loan Party, only after the occurrence of a Foreign Cash Dominion Event and during the continuance of a Foreign Cash Dominion Period, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Agent at Wells Fargo (the “Concentration Account”) for application in accordance with Section 2.4(b)(iii)(A), Section 2.4(b)(iii)(B) or Section 2.4(b)(iii)(C), as applicable, of all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory and other assets constituting Collateral;

(ii) all proceeds of collections of Accounts;

(iii) all net proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any disposition or other transaction or event, including, without limitation, any prepayment of the Obligations pursuant to Sections 2.4(d) and 2.4(e);

(iv) the then contents of each DDA (net of any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v) the then entire ledger balance of each Blocked Account (net of any minimum balance as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi) the proceeds of all credit card charges;

provided, that in the event that Global Excess Availability is less than the greater of (a) $200,000,000 or (b) 20.0% of the Global Line Cap for five (5) consecutive Business Days (“Blocked Account Trigger”), the Borrowers shall participate in good faith discussions with the Agent with respect to implementing the provisions of this Section 5.16(c) with respect to deposit accounts located in the United Kingdom, Switzerland and Germany in the event that a Global Cash Dominion Event or a Foreign Cash Dominion Event, as applicable, occur and a Global Cash Dominion Period or a Foreign Cash Dominion Period, as applicable, continue thereafter (including, if applicable, maintaining separate operating and collections accounts so that collections accounts are not used for general payment purposes); provided, further, that in the event of a Global Cash Dominion Event or Foreign Cash Dominion Event, as applicable, if the applicable Loan Parties are in the process of implementing the provisions of this Section 5.16(c), such Blocked Accounts are not yet automatically transferring funds therein to the Concentration Account in accordance with the provisions of this Section 5.16(c) or any such accounts which collect the funds of the types outlined above are not subject to Blocked Account Agreements in accordance with the provisions of Section 5.16(a), then the applicable Loan Parties shall manually transfer the funds within such Blocked Accounts into the Concentration Account at such frequency as the Agent may reasonably request.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied to the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.16, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections in the Concentration Account shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e) During the occurrence and continuance of an Event of Default, the Loan Parties shall not deposit or transfer any funds or other amounts from a DDA (other than Excluded Accounts) or Blocked Accounts into any Cash Pooling Account (as defined in the U.S. Security Agreement) without the prior written consent of the Agent in its sole discretion.

(f) The Loan Parties may deposit or transfer any funds or other amounts into any Cash Pooling Account (as defined in the U.S. Security Agreement) solely from a Blocked Account, but, for the avoidance of doubt, not from any other account or source.

(g) The Loan Parties shall not deposit any cash receipts or collections received by any Loan Party from any source (including, without limitation, the items set forth in Section 5.16(c)(i) – (vi) above) which constitute proceeds of any assets included in the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base in any account not located within a Specified Jurisdiction (as defined in the U.S. Security Agreement).

5.17 Compliance with ERISA and the IRC and Applicable Foreign Law. In addition to and without limiting the generality of Section 5.8 and except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall (a) as applicable, comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans subject to ERISA and the IRC and with respect to all Foreign Plans, applicable foreign law, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material additional liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in a Material Adverse Effect, and (e) operate each Employee Benefit Plan and Foreign Plan in such a manner that will not incur any tax liability under the IRC (including Section 4980B of the IRC) or similar non-US law that would reasonably be expected to result in a Material Adverse Effect. With respect to each Pension Plan (other than a Multiemployer Plan) except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA. Upon the occurrence of any Notification Event that would be reasonably expected to result in a Material Adverse Effect, the Administrative Borrower shall provide notice to the Agent of such event.

5.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, each Loan Party shall, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, except to the extent any of the foregoing would not be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Effect.

5.19 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be; and

(b) at all times retain PricewaterhouseCoopers LLP or another Registered Public Accounting Firm of nationally recognized standing or another accounting firm that is reasonably satisfactory to the Agent and, on request of the Agent, instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided that the Administrative Borrower will be given a reasonable opportunity to participate in any such discussions between the Agent and the Registered Public Accounting Firm.

5.20 UK Pensions.

(a) Each UK Loan Party shall ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by any UK Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a UK Loan Party ceasing to employ any member of such a pension scheme);

(b) Except for the UK Pension Plan, each UK Loan Party shall ensure that it is not an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer;

(c) Each UK Loan Party shall deliver to Agent: at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Parties)actuarial reports in relation to all pension schemes mentioned in clause (a) above;

(d) Each Loan Party and each of its Subsidiaries shall (i) promptly notify Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise) (ii) promptly notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any UK Loan Party or any of its Subsidiaries; and (iii) promptly notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

5.21 Centre of Main Interests. Each Loan Party incorporated in a jurisdiction to which the Insolvency Regulation or EUIR EU applies shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Insolvency Regulation or EUIR EU.

5.22 People with Significant Control regime. Each Loan Party and each of its Subsidiaries shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.

5.23 Post-Closing Letter. Notwithstanding anything else to the contrary contained herein, each Loan Party shall perform, or cause to be performed, the covenants and agreements set forth in the Post-Closing Letter, in each case, in form and substance satisfactory to the Agent and within the time periods set forth therein.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that it will not, and will cause its Subsidiaries to not, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1 Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between or among a Global Loan Party and another Global Loan Party or any Subfacility Loan Party; provided, that a Global Borrower must be the surviving entity of any such merger or amalgamation to which it is a party and a Global Loan Party must be the surviving entity of any such merger or amalgamation to which it is a party, (ii) any merger between or among Swiss Loan Parties; provided, that a Swiss Borrower must be the surviving entity of any such merger to which it is a party, (iii) any merger between or among German Loan Parties; provided, that the German Borrower must be the surviving entity of any such merger to which it is a party, (iv) any merger or amalgamation between a Loan Party and one or more Subsidiaries of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or amalgamation or the entity resulting from the merger or amalgamation becomes a Loan Party under and in accordance with the terms hereof, (v) any merger or amalgamation between Subsidiaries of any Loan Parties that are not Loan Parties, provided that if a Pledgor is a party to any such merger or amalgamation, a Pledgor must be the surviving or resulting entity of such merger or amalgamation or the entity resulting from the merger or amalgamation must become a Pledgor under and in accordance with the terms hereof, and (iv) intercompany reorganizations undertaken in good faith for the purpose of improving the consolidated tax efficiency or operating efficiencies of the Administrative Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and not adverse to the interests of the members of the Lender Group, taken as a whole,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Global Loan Party (other than any Global Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Global Loan Party or its Subsidiary are transferred to a Global Loan Party that is not liquidating or dissolving provided that (A) any such Person organized in Canada or the U.S. shall solely transfer all of its assets to a Loan Party organized in Canada or the U.S. and (B) any such Person organized in the United Kingdom shall solely transfer all of its assets to a Loan Party organized in the United Kingdom, (iii) the liquidation or dissolution of a Swiss Loan Party (other than any Swiss Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Swiss Loan Party or its Subsidiary are transferred to a Swiss Loan Party that is not liquidating or dissolving, (iv) the liquidation or dissolution of a German Loan Party (other than the German Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving German Loan Party or its Subsidiary are transferred to a German Loan Party that is not liquidating or dissolving (v) the liquidation or dissolution of a Subsidiary of any Global Loan Party that is not a Global Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Global Loan Party that is not liquidating or dissolving, (vi) the liquidation or dissolution of a Subsidiary of any Swiss Loan Party that is not a Swiss Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Swiss Loan Party that is not liquidating or dissolving (vii) the liquidation or dissolution of a Subsidiary of any German Loan Party that is not a German Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a German Loan Party that is not liquidating or dissolving,

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4,

(d) change its classification/status for U.S. federal income tax purposes, in a manner that causes a Subsidiary that was not previously an Excluded Subsidiary to become an Excluded Subsidiary or which is otherwise not adverse to the interests of the members of the Lender Group, taken as a whole, or

(e) permit or allow VF Investments Holding to directly own the Equity Interests of any Loan Party.

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”).

6.5 Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, make any change in the nature of their businesses, taken as a whole, as conducted or engaged in by the Loan Parties and their Subsidiaries on the Closing Date; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related, complementary, incidental, or ancillary to their business or a reasonable extension, development, or expansion thereof.

6.6 Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, (D) Specified Permitted Term Loan Indebtedness in accordance with the terms of the Specified Term Loan Intercreditor Agreement, or (E) other Indebtedness so long as the Payment Conditions are satisfied, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning (A) Specified Permitted Term Loan Indebtedness in accordance with the Specified Term Loan Intercreditor Agreement, (B) the Indentures or any Indebtedness issued thereunder (solely excluding any supplement to the Indentures entered into in connection with the issuance of any new Indebtedness thereunder, whether through a new series of notes offering or otherwise so long as such supplement is issued on terms identical to all Indebtedness outstanding under the Indentures as of the Closing Date (other than with respect to amounts, issue and maturity dates, interest rates and the terms on which such notes may be converted into, or exchanged for, stock or other securities of the Administrative Borrower, but including any obligations of the Administrative Borrower to repurchase any such Indebtedness or make an offer to do the same)) without the prior written consent of the Agent and (C) Material Indebtedness (other than the Specified Permitted Term Loan Indebtedness or the Indentures or any Indebtedness issued thereunder) or Specified L/C Facility to the extent such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Lender Group or otherwise would be reasonably likely to have a Material Adverse Effect,

(ii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7 Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Administrative Borrower may make distributions and other Restricted Payments to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Administrative Borrower held by such Persons; provided, that the aggregate amount of such redemptions made by Administrative Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $10,000,000 in the aggregate,

(b) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (i) a Global Loan Party may make distributions to (x) any other Global Loan Party or (y) any Subfacility Loan Party, in the case of this clause (i)(y), in an aggregate amount not to exceed $100,000,000 in any fiscal year, (ii) a Subfacility Loan Party may make distributions to any other Loan Party, (iii) a Loan Party may make distributions to a non-Loan Party in an amount not to exceed $50,000,000 in any fiscal year and (iv) non-Loan Party Subsidiaries may make distributions to any other non-Loan Party Subsidiaries,

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Borrower may make payments in respect of, or repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of, stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or repurchase represents a portion of the exercise price of such options, rights or awards or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange,

(d) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Borrower may make cash payments in lieu of the issuance of fractional shares representing Equity Interests in the Administrative Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for common stock in the Administrative Borrower, or

(e) other Restricted Payments so long as the Payment Conditions are satisfied,

provided, that if, as of any date of determination, Restricted Payments which result in the sale or disposition by the Loan Parties during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involves assets equal to or exceeding the Threshold Amount, then Borrowers shall have, prior to consummation of the Restricted Payment that causes the assets included in the applicable Borrowing Base that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, as applicable; provided, further, that no Restricted Payments in the form of Material Intellectual Property (or of the Equity Interests of any Person owning Material Intellectual Property) made to any Person (other than, with respect to (i) Material Intellectual Property owned by a Global Loan Party or the Equity Interests of a Global Loan Party owning Material Intellectual Property, to another Global Loan Party, (ii) Material Intellectual Property owned by a Swiss Loan Party or the Equity Interests of a Swiss Loan Party owning Material Intellectual Property, to another Swiss Loan Party and (iii) Material Intellectual Property owned by a German Loan Party or the Equity Interests of a German Loan Party owning Material Intellectual Property, to another German Loan Party) shall be permitted under this Section 6.7 unless such Restricted Payment is subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license of such Material Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Agent and Lenders under the Loan Documents in respect of the Collateral, which license shall be reasonably satisfactory to the Agent.

6.8 Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required or permitted by GAAP).

6.9 Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. No Loan Party will, directly or indirectly, sell, lease or otherwise transfer any property or assets material to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates except transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable, taken as a whole, to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate, on an arm’s-length basis from unrelated third parties, provided that the foregoing restriction will not apply to: (a) (i) transactions solely among the Loan Parties and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties, (b) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Administrative Borrower to any officer, director, employee or consultant of the Administrative Borrower or any of its Subsidiaries, (e) indemnities provided for the benefit of directors, officers or employees of a Loan Party in the ordinary course of business, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by such Loan Party’s or such Subsidiary’s Board of Directors, (g) Restricted Payments permitted pursuant to Section 6.7, (h) intercompany Investments (including loans) and Indebtedness among the Loan Parties and their Subsidiaries that are Permitted Investments or Permitted Indebtedness, (i) [reserved], (j) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency or operating efficiencies of the Administrative Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and not adverse to the interests of any of the Lender Group, (k) payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Subsidiary) of the Administrative Borrower, in an amount not to exceed $25,000,000 in any fiscal year, (l) any transaction or series of related transactions involving one or more payments by the Administrative Borrower or its Subsidiaries of less than $5,000,000 in the aggregate; (m) additional transactions between or among Loan Parties and Subsidiaries that are not Loan Parties entered into in the ordinary course of business for cash management or operational purposes, so long as the aggregate value of all payments made, services provided, or other value given, by the Loan Parties to any Subsidiaries that are not Loan Parties is less than $10,000,000 in the aggregate, (n) unsecured guarantees by the Loan Parties of operating leases of Subsidiaries in the ordinary course of business, (o) cash pooling arrangements in the ordinary course of business, and (p) transactions (i) in which the Administrative Borrower or any of its Subsidiaries, as the case may be, delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to the Administrative Borrower or such Subsidiary from a financial point of view or (ii) approved by a majority of the disinterested directors of the Board of Directors of the Administrative Borrower or such Subsidiary, as applicable.

6.11 Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) for working capital and general corporate purposes and to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Disbursement Letter, and (b) thereafter, for working capital and general corporate purposes for their lawful and permitted purposes, including Permitted Acquisitions, Permitted Investments and Restricted Payments permitted to be made hereby; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Notwithstanding the

foregoing, this covenant shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

6.12 Indenture Restricted Subsidiaries. No Loan Party will permit any Indenture Restricted Subsidiary to own any (a) assets (x) of the type eligible to be included in the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base or (y) other than Principal Properties (as defined in each Indenture) or (b) Equity Interests of any Subsidiaries other than another Indenture Restricted Subsidiary.

6.13 Inventory with Bailees. Each Borrower will not store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on the Perfection Certificate (as may be amended in accordance with Section 5.14).

6.14 Compliance with Swiss Non-Bank Rule.

(a) No Swiss Loan Party will breach the Swiss Twenty Non-Bank Rule; provided however that no Swiss Loan Party shall be in breach of this Section 6.14 if the Swiss Non-Bank Rules are breached solely by reason of (a) a breach by one or more Lenders of a confirmation contained in Section 17.21, (b) a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 13, (c) a Lender ceasing to be a Swiss Qualifying Bank or to qualify as a single person only for purposes of the Swiss Non-Bank Rules (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority) or (d) transfers to, or other transactions with, Persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.

(b) For purposes of compliance with the Swiss Twenty Non-Bank Rules, the number of Lenders under this Agreement which are Swiss Non-Qualifying Banks shall be deemed to be ten (10) irrespective of whether or not there are, at any time, less than ten (10) Lenders which are Swiss Non-Qualifying Banks.

6.15 Outbound Investment Rules. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is define in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Administrative Borrower or its Subsidiaries were a U.S. Person or (iii) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

6.16 Employee Benefits. With respect to any Loan Party:

(a) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Benefit Plan, which would reasonably be expected to result in any material liability of any Loan Party or ERISA Affiliate to the PBGC (other than premiums paid in the ordinary course).

(b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan or applicable law, any Loan Party or ERISA Affiliate is required to pay if such failure would reasonably be expected to have a Material Adverse Effect.

(c) Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Benefit Plan which exceeds $10,000,000 with respect to all Pension Plans in the aggregate.

(d) [Reserved].

(e) [Reserved].

(f) Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Benefit Plan under the IRC.

6.17 Deposit Accounts; Credit Card Processors. The Loan Parties shall not open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 5.16(b) hereof) or Blocked Account Agreements consistent with the provisions of Section 5.16 and otherwise reasonably satisfactory to the Agent. No Loan Party shall maintain any bank accounts (other than Excluded Accounts) or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 5.16 hereof.

6.18 Canadian Pension Plans. No Loan Party will, and will not permit any of its Subsidiaries to, without the prior written approval of Agent, establish, maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Plan or amalgamate with any Person if such Person, sponsors, administers, contributes to, participates in or has any liability in respect of, any Canadian Defined Benefit Plan.

7. FINANCIAL COVENANT.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2 Covenants. If any Loan Party or any of its Material Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1 (other than if any Borrower fails to deliver the items required to be delivered pursuant to clauses (a) through (d) of Schedule 5.1 at the times specified therein) 5.2, 5.3 (other than if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.11, 5.16 or 5.23 of this Agreement, (ii) Section 6 of this Agreement, or (iii) Section 7 of this Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of (A) Section 5.1 (solely with respect to any Borrower’s failure to deliver the items required to be delivered pursuant to clauses (a) through (d) of Schedule 5.1 at the times specified therein) and such failure continues for a period of two (2) Business Days after the earlier of (x) the date on which such failure shall first become known to any Borrower, or (y) the date on which written notice thereof is given to Administrative Borrower by Agent and (B) (i) Sections 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.10, 5.12 or 5.14 of this Agreement or (ii) Section 7 of the U.S. Security Agreement and such failure continues for a period of fifteen days after the earlier of (x) the date on which such failure shall first become known to any Borrower, or (y) the date on which written notice thereof is given to Administrative Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any Borrower, or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $50,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Material Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of sixty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Material Subsidiaries;

8.5 Involuntary Bankruptcy, etc.

(a) If an Insolvency Proceeding is commenced against a Loan Party or any of its Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Material Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding, with respect to a Pledgor or a Loan Party that is not a UK Loan Party is not dismissed within sixty calendar days of the date of the filing thereof, or, with respect to a UK Loan Party, is not discharged, stayed or dismissed within 14 calendar days of commencement (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Pledgor, such Loan Party or such Material Subsidiary, or (e) an order for relief shall have been issued or entered therein;

(b) In the case of a Pledgor or Loan Party incorporated in England and Wales, a moratorium is declared in respect of any indebtedness of such Pledgor or such Loan Party. If such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(c) In the case of a German Loan Party:

(i) is unable or admits inability to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung);

(ii) is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(iii) becomes subject to any action pursuant to section 21 of the German Insolvency Code (Insolvenzordnung);

(d) in the case of a Swiss Loan Party, the occurrence of a Swiss Insolvency Event;

8.6 Default Under Other Agreements. If there is a default that is not waived or cured within any applicable grace period in one or more agreements to which a Loan Party or any of their Material Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Material Subsidiaries’ Material Indebtedness, including, without limitation, the Indentures and any agreement evidencing the Specified Permitted Term Loan Indebtedness, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Material Subsidiary’s obligations thereunder;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing or submitted via the Portal to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9 Security Documents. If the U.S. Security Agreement, Equity Pledge Agreements, Foreign Security Documents, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are permitted to have priority over the Liens of the Agent under this Agreement) first priority Lien on the Collateral with an aggregate fair market value in excess of $15,000,000, covered thereby, except as a result of a Permitted Disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Material Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur;

8.12 Intercreditor Provisions. (i) The subordination and/or intercreditor provisions of the documents evidencing or governing any Subordinated Indebtedness or Specified Permitted Term Loan Indebtedness (any such provisions, the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party or any holder of the applicable Subordinated Indebtedness shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Agent and the Lenders, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions;

8.13 ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure would reasonably be expected to result in liability in excess of $50,000,000, (b) an accumulated funding deficiency or funding shortfall in excess of $50,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which would reasonably be expected to result in liability in excess of $50,000,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $50,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due;

8.14 Cessation of Business. Except as otherwise expressly permitted hereunder, any Pledgor or any Loan Party shall take any action, or shall make a determination, whether or not yet formally approved by such Pledgor’s or such Loan Party’s management or board of directors, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “going-out-of-business” sales of any material portion of its business;

8.15 Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

8.16 UK Pensions. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to a UK Loan Party unless the aggregate liability of the Loan Parties under all Financial Support Directions and Contributions Notices is less than $25,000,000.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) cash collateral as requested by the Agent to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code or the PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and the Issuing Bank (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo and its Affiliates) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party or any Pledgor, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party or any Pledgor; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party or any Pledgor) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, (a) the Loan Parties’ obligation to reimburse any Indemnified Person under this Section 10.3 for attorneys’ fees and expenses shall be limited to (i) attorneys’ fees and expenses of one firm of counsel for all such Indemnified Persons, (ii) one local counsel in each appropriate jurisdiction, and (iii) to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, in each case of the foregoing clauses (i) through (iii) retained by the Agent for all Indemnified Persons, and (iv) in the case of an actual or perceived conflict of interest, where the Indemnified Party affected by such conflict informs the Administrative Borrower of such conflict and thereafter retains its own counsel, or another firm of counsel for such affected Indemnified Party, (b) no Loan Party shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction, in a final, non-appealable judgment, determines to have resulted from (i) the gross negligence, bad faith, or willful misconduct of such Indemnified Person or its officers, directors or employees, or (ii) material breach of the obligations of such Indemnified Person under the Loan Documents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

11.1 Notices. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Administrative Borrower 105 Corporate Center Blvd
Greensboro, NC 27408

Attn: Bill Squires, Will Hurst, and Christina Donahue
Email: [***] [***] [***] [***]

with copies (which shall not constitute notice) to:	Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 200 Philadelphia, PA 19103-6996 Attn: Kaili Janus, Esq. Email: [***]

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
125 High Street
Boston, MA 02110
Attn: Pete Foley
Email: [***] Fax No.: [***]

with copies to:	CHOATE, HALL & STEWART LLP
Two International Place
Boston, MA 02110
Attn: Jennifer Conway Fenn
Email: [***]

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during regular business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

11.2 Agent’s Office. Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower and Lenders, as Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS (WHETHER IN TORT, LAW OR EQUITY) ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY

CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR EQUITY) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY PLEDGOR OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY OR ANY PLEDGOR AGAINST AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH PLEDGOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) whereas such consent will, among other reasons, not be deemed to be unreasonable if the proposed assignment would result in a situation where the number of Lenders under this Agreement which are Swiss Non-Qualifying Banks exceeds ten (10) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if a Specified Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons and provided that such Affiliate is a Swiss Qualifying Bank) or a Related Fund of a Lender (which Related Fund qualifies for purposes of Swiss Withholding Tax, as not more than one Swiss Non-Qualifying Bank and provided the number of Lenders under this Agreement which are Swiss Non-Qualifying Banks will not be increased as a consequence of such assignment); provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten (10) days after having received notice thereof; and

(B) Agent, Swing Lender, and Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made or to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) assignment will be in compliance with the Swiss Non-Bank Rules;

(G) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(H) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. No Lender shall at any time enter into a sub participation, derivative transaction or any other arrangement with any third party under which such Lender transfers all or part of its exposure under this Agreement to that other person, unless under, and throughout the term of, such arrangement (i) the relationship between the Lender and the third party is that of a debtor and creditor (including during the bankruptcy or similar event affecting the Lender or a Swiss Loan Party) (ii) the third party has no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement, and (iii) the third party under no circumstances will (A) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement, or (B) otherwise have any contractual relationship with, or rights against, a Swiss Loan Party under or in relation to this Agreement.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or other central bank, and such Federal Reserve Bank or other central bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and provided further, that no such charge, assignment or security shall be made, if the Swiss Non-Bank Rules would no longer be complied with (taking into account the conditions of transfer as per Section 13.1).

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of a Loan (and the principal amount thereof and stated interest thereon) held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its portion of a Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its a Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive absent manifest error.

(i) In the event that a Lender sells participations in the Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Loans that is subject to such participations) (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

13.3 Waiver of Priority. Any person who becomes a Lender after the date of this Agreement expressly waives any priority of ranking it may have in connection with the Loan Documents pursuant to the Belgian Law of 3 August 2012 on various measures to facilitate the mobilization of receivables in the financial sector (Wet betreffende diverse maatregelen ter vergemakkelijking van de mobilisering van schuldvorderingen in de financiële sector/Loi relative à des mesures diverses pour faciliter la mobilization de créances dans le secteur financier) and/or Articles 81ter to 81undecies of the Belgian Mortgage Law (Hypotheekwet/Loi hypothécaire), each as amended from time to time.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Agent and the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement or in any component of Average Global Excess Availability or Average Revolver Usage shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent, waiver, or other similar action by all Lenders or other provisions of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify rights herein without the consent of all Lenders,

(v) [reserved],

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release or contractually subordinate the Obligations or Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share” (including changes that by their terms would impact, or would have the effect of impacting, pro rata sharing as in effect on the Closing Date),

(ix) other than as permitted by Section 15.11, release any Borrower, or release all or substantially all of the value of the guarantees of the Obligations by the Guarantors,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f),

(xi) at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders, or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) [reserved],

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Global Borrowing Base, Swiss Borrowing Base, German Borrowing Base or any of the defined terms (including the definitions of Eligible Credit Card Receivables, Eligible Wholesale Receivables, Eligible In-Transit Inventory, Eligible Inventory and Retail Inventory Advance Rate) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Global Borrowing Base, Swiss Borrowing Base or German Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(e); provided that the foregoing shall not limit the discretion of the Agent to change, establish, or eliminate any Reserves as set forth herein;

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to the Issuing Banks, or any other rights or duties of the Issuing Banks under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, the Required Lenders, and each affected Issuing Bank;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender (other than any amendment, waiver, modification, elimination, or consent that would increase such Defaulting Lender’s Commitment or forgive any principal amounts owed to such Defaulting Lender), (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(d)(iii) hereof, (iv) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of any initial Benchmark shall be effective as contemplated by such Section 2.6(g), (v) in connection with any increase in Commitments pursuant to Section 2.14, the Borrowers and the Agent may, without the input or consent of any other Lender (other than, if applicable, the relevant Lenders (including any new lenders) providing the Increase under such Section), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrowers and the Agent, to effect the provisions of Section 2.14, (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (vii) any Loan Document may be amended and waived with the consent of the Agent at the request of the Administrative Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (x) to comply with local Law or advice of local counsel with respect to local Law, (y) to cure ambiguities, omissions, mistakes, inconsistencies or defects or correct any typographical error or other manifest error in any Loan Document, or (z) to cause any Loan Document to be consistent with this Agreement.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Pledgors or the Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

14.4 No Novation. For the purposes of article 5.245 et seq. of the Belgian Civil Code, the Loan Parties and the Lender Group agree that upon any novation under the Loan Documents, any Lien, security interests, guarantees, indemnities, and other undertakings created by the Loan Documents shall continue for the benefit of the Lender Group, their successors, transferees and assignees, as the case may be.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent.

(a) Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Lender hereby relieves Wells Fargo from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A Lender that is barred by its constitutional documents or by-laws from granting such exception shall notify the Agent accordingly. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Each Lender hereby releases the Agent from any restrictions on self-contracting (Selbstkontrahierren) and/or double representation (Doppelvertretung) under Swiss law.

Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Lenders hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Loan Parties. Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of Section 15.9 also constitutes the substitution of the Attorney.

(b) Without prejudice to Section 15.1(a) above, each member of the Lender Group (other than the Agent) hereby appoints the Agent as its agent and representative (vertegenwoordiger/représentant) for the purposes of Article 5 of the Belgian Financial Collateral Law and Article 3 of the Belgian MAS Law with respect to the Belgian Security Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith, or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith, or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider) as to any matter, including whether any Agent-Related Person has disclosed material information in their possession. Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person or any Lender-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person or any other Lender-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence, bad faith, or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. To the extent the retiring Agent is holding cash, deposit account balances or other credit support as collateral for cash collateralized Letters of Credit, the retiring Agent shall at or reasonably promptly following such retirement cause such collateral to be transferred to the successor Agent or, if no successor Agent has been appointed and accepted such appointment, to the respective Issuing Banks ratably according to the outstanding amount of cash collateralized Letters of Credit issued by them, in each case to be held as collateral for such cash collateralized Letters of Credit in accordance with this Agreement.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to (x) release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11 and (y) release any Loan Party from its obligations under the Loan Documents if such Loan Party’s Equity Interests have been sold or disposed of in a sale or disposition that is permitted under Section 6.4 and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry); provided that, the release of any such Loan Party is (A) in connection with a transaction made for a bona fide business purpose and (B) to a non-affiliated third party. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, the CCAA, including Section 36 of the CCAA, the BIA, including Section 65.13 of the BIA, or pursuant to an order of any court of competent jurisdiction supervising an Insolvency Proceeding, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, or the PPSA, as applicable, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(A)(10), Section 2.4(b)(iii)(B)(10) and Section 2.4(b)(iii)(C) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness, (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property and (c) any non-working capital assets granted to or held by the Agent under any Loan Document to the holder of any Specified Permitted Term Loan Indebtedness. Notwithstanding the provisions of this Section 15.11, Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code, the PPSA, or the STA, as applicable, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Co-Documentation Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Co-Documentation Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Co-Documentation Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

15.19 Appointment of Agent as security trustee. For the purposes of any Liens created under a UK Security Document, the following additional provisions shall apply, in addition to the provisions set out in this Section 15 or otherwise hereunder.

(a) In this Section 15.19, the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

“Charged Property” means the assets of a Loan Party subject to a security interest under a UK Security Document.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

“Security Property” means:

(i) the Transaction Security expressed to be granted in favor of the Agent as trustee for the Lender Group and all proceeds of that Transaction Security;

(ii) all obligations expressed to be undertaken by a Loan Party to pay amounts in respect of the Obligations to the Agent as trustee for the Lender Group and secured by the Transaction Security together with all representations and warranties expressed to be given by a Loan Party or any other person in favor of the Agent as trustee for the Lender Group; and

(iii) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Agent is required by the terms of the UK Security Documents to hold as trustee on trust for the Lender Group.

“Transaction Security” means the security interests constituted by the UK Security Documents.

(b) The Lender Group appoint the Agent to hold the Transaction Security on trust for the Lender Group on the terms of the Loan Documents and the Agent accepts that appointment and declares that it holds the Security Property on trust for the Lender Group on the terms of the Loan Documents.

(c) The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(d) Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Loan Party.

(e) The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f) The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g) The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(h) The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i) The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k) Each member of the Lender Group confirms its approval of the UK Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Lender Group under the UK Security Documents.

(l) The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m) Each other member of the Lender Group confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Documents and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lender Group; and (b) the land registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n) Except to the extent that a UK Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p) The Agent shall not be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document;

(ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv) any shortfall which arises on enforcing a UK Security Documents.

(q) The Agent shall not be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Documents;

(ii) hold in its own possession a UK Security Document, title deed or other document relating to the Charged Property or a UK Security Document;

(iii) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or wilful misconduct; or

(iv) require any further assurances in relation to a UK Security Document.

(r) In respect of any UK Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s) In respect of any UK Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t) Every appointment of a successor Agent under a UK Security Document shall be by deed or as probative as a matter of Scots law.

(u) Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 80 years from the date of this Agreement.

15.20 Appointment of Agent as fiduciary and direct representative in relation to Swiss Security Documents. For the purposes of any Liens created under a Swiss Security Document, the following additional provisions shall apply, in addition to the provisions set out in this Section 15 or otherwise hereunder. Without limiting any other rights of the Agent under the Loan Documents, in relation to any Swiss Security Document, (i) the Agent shall (A) hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any such Lien granted under a Swiss Security Document which is a Lien transferred or assigned (Sicherungsübereignung/Sicherungabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) as a fiduciary (Treuhänder) in its own name but for the account of each member of the Lender Group; and (B) hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any such Lien granted under a Swiss Security Document which is pledged (Pfandrecht) or otherwise granted under an accessory security right (akzessorische Sicherheit) as a direct representative (direkter Stellvertreter) in the name and for the account of each member of the Lender Group which have the benefit of such Lien in accordance with this Agreement and the respective Swiss Security Document. Each member of the Lender Group which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Agent on such Lender Group’s behalf in relation to the creation of any pledge or other accessory security right in the name and for the account of any member of the Lender Group in respect of the Swiss Security Documents. Each member of the Lender Group (other than the Agent) hereby authorises the Agent to: (A) accept as its direct representative (direkter Stellvertreter) any pledge or other accessory security right made to such member of the Lender Group under or pursuant to a Swiss Security Document and to act and execute on its behalf as a direct representative (direkter Stellvertreter), subject to the terms of the Swiss Security Document, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any Swiss Security Document which creates a pledge or any other accessory security right; (B) act on its behalf in connection with the preparation, execution and delivery of the Swiss Security Documents and the perfection and monitoring of the Swiss Security Documents; (C) execute on behalf of itself and each other party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any Lien and all amendments to the Swiss Security Documents; and (D) make all statements necessary or appropriate in connection with the foregoing paragraphs. Each of the member of the Lender Group hereby releases the Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such member of the Lender Group. Any member of the Lender Group prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Agent without undue delay.

15.21 Parallel Debt.

(a) Each Loan Party hereby irrevocably and unconditionally undertakes to pay (each such payment undertaking by such Loan Party, a “Parallel Debt”) to the Agent amounts equal to its Obligations as they may exist from time to time.

(b) The Parallel Debt of each Loan Party will be payable in the currency or currencies of the Obligations and will become due and as and when and to the extent the relevant Obligations become due and payable. An Event of Default shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debts without any notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Agent which is separate and independent from, and without prejudice to, the Obligations of the relevant Loan Party; and

(ii) each Parallel Debt represents the Agent’s own separate and independent claim to receive payment of the Parallel Debts from the relevant Loan Party, it being understood, in each case, that pursuant to this paragraph (c), the amount which may become payable by each Loan Party by way of Parallel Debts shall not exceed at any time the total of the amounts which are payable under or in connection with the Obligations of that Loan Party at such time.

(d) An amount irrevocably paid by a Loan Party to the Agent in respect of the Parallel Debts will discharge the liability of the Loan Parties under the Obligations in an equal amount.

(e) For the purpose of this Section 15.22, the Agent acts in its own name and for itself and not as agent, trustee or representative of any Lender.

(f) For purposes of the Dutch Security Documents, any resignation by the Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned to and assumed by the successor agent appointed in accordance with this Agreement.

(g) the Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debts to a successor agent in accordance with this Agreement and will reasonably cooperate in transferring all rights and obligations under any Dutch Security Document to such successor agent. All parties to this Agreement hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfers of rights and obligations by Agent to a successor agent in accordance this Agreement.

15.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

15.23 Appointment of Agent as Fiduciary and Direct Representative in Relation to German Security Documents.

For the purposes of any Liens created under a German Security Document, the following additional provisions shall apply, in addition to the provisions set out in this Section 15 or otherwise hereunder without limiting any other rights of the Agent under the Loan Documents:

(a) In relation to any German Security Document each member of the Lender Group (other than the Agent) instructs the Agent to administer and enforce any Lien which is pledged (Verpfändung) or otherwise transferred to any member of the Lender Group under an accessory security right (akzessorische Sicherheit) governed by German law. This shall also include the authorization to demand payment to itself when enforcing a Lien.

(b) Each member of the Lender Group (other than the Agent) instructs the Agent to hold, administer and enforce any Lien which is security assigned or transferred ( Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) governed by German law to it as trustee (treuhänderisch) for the benefit of the Lenders.

(c) Each member of the Lender Group (other than the Agent) hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A member of the Lender Group (other than the Agent) that is barred by its constitutional documents or by-laws from granting such exception shall notify the Agent accordingly.

16. WITHHOLDING TAXES.

16.1 Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required (as determined in the good faith discretion of the applicable withholding agent), the applicable withholding agent shall make the requisite deduction or withholding and promptly pay over to the applicable Governmental Authority the deducted or withheld tax, and, in such case, the applicable Loan Party shall furnish to Agent as promptly as possible after the date of payment of any such Tax certified copies of tax receipts or other documentation or correspondence reasonably satisfactory to Agent evidencing such payment by the Loan Parties. Furthermore, if and to the extent any such Tax is an Indemnified Taxes, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes reasonably promptly upon Agent’s demand. Without duplication of payments made pursuant to the prior sentences of this Section 16.1, the Loan Parties shall jointly and severally indemnify each Agent, each Lender, each Participant, and each Issuing Bank (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes payable or paid by such Tax Indemnitee or required to be withheld or deducted from a payment to such Tax Indemnitee in connection with this Agreement or any other Loan Document (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16), and all reasonable costs and expenses related thereto (including reasonable fees and disbursements of attorneys and other tax professionals), within 10 days after demand therefore, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding Tax with respect to payments made under any Loan Document, such Lender or Participant agrees to deliver to Agent and Administrative Borrower on behalf of all Borrowers (or, in the case of a Participant, to the Lender granting the participation only), at the time or times reasonably requested by Agent and Administrative Borrower, such properly completed and executed documentation reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting such participation) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Participant, if reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting such participation), shall deliver such other documentation prescribed by applicable law or reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting such participation) as will enable Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting such participation) to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i) – (v) of this Section 16.2(a)) shall not be required if in the Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant. Without limiting the generality of the foregoing, each Lender and Participant shall, to the extent legally entitled to do so, deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement and from time to time thereafter upon the reasonable request of Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting such participation):

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception under Section 881(c) of the IRC, (A) a statement of the Lender or Participant, signed under penalty of perjury and substantially in the form of Exhibit T-1, Exhibit T-2, Exhibit T-3 or Exhibit T-4, as applicable, to the effect that it (or its applicable direct or indirect partner) is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable, (A) claiming, with respect to payments of interest under any Loan Document, an exemption from, or reduction of, U.S. withholding Tax thereon pursuant to the “interest” article of such tax treaty, and (B) claiming, with respect to any other applicable payments under any Loan Document, an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement or other applicable payments under any Loan Documents are exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY);

(v) if such Lender or Participant is a “United States person” within the meaning of Section 7701(a)(30) of the IRC, a properly completed and executed copy of an IRS Form W-9 certifying that such Lender or Participant is exempt from U.S. federal backup withholding Tax; or

(vi) a properly completed and executed copy of any other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

(b) Each Lender or Participant referred to in Section 16.2(a) above shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms, or upon any such form or certification becoming inaccurate in any respect, or promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) in writing of its legal inability to do so.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States in connection with payments in respect of an advance under a Loan Document to a Borrower other than a UK Borrower, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each such Lender and each such Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, however, that no Participant shall be entitled to receive any greater payment under this Section 16 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) On or before the date it becomes the Agent hereunder, Agent (or any successor or replacement Agent, as applicable) shall deliver to Administrative Borrower on behalf of all Borrowers either (i) a properly completed and executed IRS Form W-9, or (ii) a U.S. branch withholding certificate on a properly completed and executed IRS Form W-8IMY (or any applicable successor form) evidencing its agreement with the Borrowers to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the IRC (with respect to amounts received on account of any Lender) and a duly executed IRS Form W-8BEN-E (or any successor form) (with respect to amounts received on its own account), with the effect that, in either case, any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC will be entitled to make payments hereunder to the Agent without withholding or deduction on action of U.S. federal withholding Tax. The Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification.

(f) If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or Participant shall deliver to Agent and Administrative Borrower on behalf of all Borrowers (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) such documentation prescribed by applicable law (including as prescribed by Section

1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender’s or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Swiss Withholding Tax. Provided that no Event of Default has occurred, a payment to a specific Lender on account of Swiss Withholding Tax shall not be increased under Section 16.1 or under Section 2.6(h) if such deduction of Tax is solely a result of:

(i) a breach by one or more Lenders of the confirmation contained in Section 17.21;

(ii) a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 13, or

(h) a Lender ceasing to be a Swiss Qualifying Bank or to qualify as a single person only for purposes of the Swiss Non-Bank Rules (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority).

16.3 Reductions.

(a) If a payment to a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it or a member of a fiscal group the relevant Agent or Lender forms part of has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, or that such Agent or Lender has benefited from a reduction in Excluded Taxes otherwise payable by it, because the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Event of Default has occurred and is continuing, it shall pay over such refund or reduction to Administrative Borrower (or its designee) on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund or reduction), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund or reduction); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Administrative Borrower (or its designee) (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5 United Kingdom Tax Matters.

(a) Sections 16.2 and 16.3 shall not apply and this Section 16.5 and 16.2(f) shall apply in respect of any Lender in respect of an advance to a UK Borrower. In respect of a payment to be made by a UK Borrower, a UK Borrower shall, promptly upon becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify Agent accordingly. Similarly, a Lender shall notify Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the applicable UK Borrower.

(b)

(i) Subject to Section 16.5(b)(ii) below, a UK Treaty Lender and a UK Borrower making a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction including, to the extent necessary and reasonably practicable, making and filing an appropriate application for relief under an applicable treaty.

(ii)

(A) A UK Treaty Lender making an advance to a UK Borrower and which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name at Schedule C-1 (Commitments); and

(B) a UK Treaty Lender making an advance to a UK Borrower and which becomes a party to this Agreement after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party to this Agreement as a Lender,

(C) and having done so, that Lender shall be under no obligation pursuant to Section 16.5(b)(i) above.

(c) If a Lender making an advance to a UK Borrower has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 16.5(b)(ii) above and:

(i) the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

(A) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B) HM Revenue & Customs has not given the UK Borrower authority to make payment to that Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower DTTP Filing; or

(C) HM Revenue & Customs has given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction but such authority has subsequently been revoked or expired,

(D) and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(d) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 16.5(b)(ii), no Loan Party shall make any UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.

(e) A UK Borrower shall, promptly on making the UK Borrower DTTP Filing, deliver a copy of the UK Borrower DTTP Filing to Agent for delivery to the relevant Lender.

(f) A UK Non-Bank Lender shall promptly notify Administrative Borrower and Agent if there is any change in the position from that set out in a UK Tax Confirmation.

(g)

(i) Each Lender which becomes a party to this Agreement after the date of this Agreement making an advance to a UK Borrower shall indicate, in the documentation which it executes on becoming a party to this Agreement as a Lender, and for the benefit of Agent and without liability to any Loan Party, which of the following categories it falls within:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

(ii) If such a Lender fails to indicate its status in accordance with this Section 16.5(g), then that Lender shall be treated for the purposes of this Agreement (including by any UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies Agent which category applies (and Agent, upon receipt of such notification, shall inform the Administrative Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of that Lender to comply with this Section 16.5(g).

16.6 Value Added Tax.

(a) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender and/or any Agent (a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 16.6(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and that Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to any other consideration for such supply) an amount equal to the amount of such VAT (after such Finance Party has provided an appropriate VAT invoice to such party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Receiving Finance Party”) under a Loan Document, and any party other than the Receiving Finance Party (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Finance Party in respect of that consideration), (i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Finance Party must (where this Section 16.6(b) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Finance Party receives from the relevant tax authority which the Receiving Finance Party reasonably determines relates to the VAT chargeable on that supply; and (B) (where the Receiving Finance Party is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Receiving Finance Party, pay to the Receiving Finance Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 16.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including but not limited to the Value Added Tax Act 1994 (UK)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e) In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

16.7 German Tax Matters.

(a) As at the date of this Agreement, each Lender herewith confirms and represents that it is not a Non-Cooperative Jurisdiction Lender.

(b) Each Lender which becomes a party to this Agreement or under any other Loan Document after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Lender which of the following categories it falls in respect of a German Loan Party: (A) a German Qualifying Lender (other than a German Treaty Lender); (B) a German Treaty Lender, or (C) not a German Qualifying Lender. Such new Lender shall also specify, in the documentation which it executes on becoming a Party, if it is a Non-Cooperative Jurisdiction Lender.

(c) Each Lender shall promptly notify each German Loan Party as soon as is reasonably practical if it has become a Non-Cooperative Jurisdiction Lender. Upon reasonable request of the German Loan Party, each Lender shall as soon as is reasonably practical confirm its status as a German Qualifying Lender and as a Non-Cooperative Jurisdiction Lender or not a Non-Cooperative Jurisdiction Lender. Furthermore, each Lender (taking into account any duties of confidentiality) shall provide to the German Loan Party information or documentation that the German Loan Party reasonably requires and requests with respect to the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)) to avoid any withholding or deduction on account of Tax and/or the non-deductibility of any interest.

(d) If a Lender fails to indicate its status in accordance with this Section 16.6, then such Lender shall be treated for the purposes of this Agreement as if it is not a German Qualifying Lender and as if it is a Non-Cooperative Jurisdiction Lender, as applicable, in relation to each German Loan Party until such time as it notifies the German Loan Party which category applies.

(e) If (i) a Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of a German Loan Party to such Lender, and (ii) as a result a German Loan Party would be obliged to make a payment to the Assignee or Participant under Section 16.1, then the Assignee or Participant is only entitled to receive payment under Section 16.1 to the same extent as the Lender that sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations would have been if the sale, assignment, granting of a participation in or other transfer had not occurred.

(f) If a Lender grants a participation in all or part of the Obligations of a German Loan Party to such Lender, such Lender shall procure that the Participant provides all relevant information for the German Loan Party to comply with its obligations under applicable Tax law in relation to such Participant.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays (including pursuant to a settlement entered into by such Person in its discretion), refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code, CCAA or BIA relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), then, as to any such Voidable Transfer, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, agents, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers) and to its Affiliates’ respective advisors, accountants, auditors, consultants, employees, directors and officers; provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities having jurisdiction over the Lender Group so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its Obligations; provided, that that prior to receipt of Confidential Information any such counterparty shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9, (xi) to any rating agency or market data collectors, in each case, in connection with rating the Borrowers or the credit facilities provided for herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (xii) insurers, reinsurers or insurance brokers and service providers (including its subcontractors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential) and (xiii) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. For the avoidance of doubt, nothing in this Section 17.9 shall prohibit the Agent, any Lender or any other Person from making any voluntary disclosures or providing any information within the scope of this Section 17.9 to any governmental, regulatory or self-regulatory organization under any applicable whistleblower rules or regulations of such organization.

(b) [Reserved].

(c) Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail or any other electronic platform or messaging system, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence, bad faith, or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act; Due Diligence.

(a) Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Pledgors and the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Pledgor and each Loan Party, which information includes the name and address of each Pledgor and each Loan Party and other information that will allow such Lender to identify each Pledgor and each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Pledgors and all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Pledgor and each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

(b) (i) If (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (B) any change in the status of a UK Loan Party after the date of this Agreement; (C) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or (D) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any

Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and (ii) Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13 V.F. Corporation as Agent for Borrowers. Each Borrower hereby irrevocably appoints V.F. Corporation as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. For this purpose each Borrower incorporated in Germany releases V.F. Corporation to the fullest extent possible from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch). Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. Subject to Section 2.15, to induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally (as applicable) agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of

Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such applicable financial institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

17.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from Borrowers in the Agreement Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such Currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).

17.16 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.17 Erroneous Payments.

(a) Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated in its books and records by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.17 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 17.17 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 17.17 to the contrary notwithstanding, (i) nothing in this Section 17.17 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

17.18 Applicable Designees. Agent, Issuing Bank, each Swing Lender and each Borrower hereby agree that each Lender at its option may make any Revolving Loan (including purchasing participations in any Letter of Credit and Letter of Credit Exposure) and each Issuing Bank may issue any Letter of Credit, in each case, by causing any domestic or foreign office, branch or Affiliate of such Lender or Issuing Bank (each, an “Applicable Designee”) to make such Revolving Loan (including purchasing participations in any Letter of Credit and Letter of Credit Exposure) or issue such Letter of Credit, as applicable; provided that any exercise of such option shall not affect the obligation of any Borrower to repay the Obligations in accordance with the terms of this Agreement. Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Revolving Loans or the repayment or the reimbursement thereof by a Borrower in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement, and (d) reserves, capital adequacy or other provisions, each reference to Agent or a Lender shall be deemed to include Agent’s or such Lender’s Applicable Designee. Notwithstanding the designation by Agent or any Lender of an Applicable Designee, Borrowers, Agent and the Lenders shall deal solely and directly with Agent or such Lender in connection with Agent’s or such Lender’s rights and obligations under this Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Agent or Lenders, as applicable, under this Agreement.

17.19 Press Releases.

(a) Each member of the Lender Group executing this Agreement agrees that neither it nor its Affiliates will issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior written notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such member of the Lender Group or Affiliate is required to do so under applicable law and then, in any event, such member of the Lender Group or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) At any time after public disclosure of this Agreement, each Loan Party consents to the publication by the Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Agent or such Lender, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such

Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Administrative Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

17.20 Anti-Money Laundering.

(a) Each Loan Party acknowledges that, pursuant to the Canadian Anti-Money Laundering & Anti-Terrorism Legislation and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Loan Party, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Agent has ascertained the identity of each Loan Party or any authorized signatories of each Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of each Loan Party or any authorized signatories of each Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Loan Party or any such authorized signatory in doing so.

17.21 Swiss Qualifying Bank. Each Lender executing a signature page to this Agreement confirms that on the date of this Agreement (i) it is a Swiss Qualifying Bank or (ii) if not, (A) it is a single person only for the purpose of the Swiss Non-Bank Rules and (B) it has provided or has caused to be provided to the Administrative Borrower and the Agent prior notice that it is not a Swiss Qualifying Bank. Any other Person that shall become a Lender after the date of this Agreement or a Participant shall be deemed to have confirmed that (x)it is a Swiss Qualifying Bank or (y) if not, a single person only for the purpose of the Swiss Non-Bank Rules and it has provided or has caused to be provided to the Administrative Borrower and the Agent written notice that it is not a Swiss Qualifying Bank prior to becoming a Lender (in the applicable Assignment and Acceptance) or a Participant, as applicable.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	V.F. CORPORATION

	By:	/s/ Douglas L. Hassman
	Name:	Douglas L. Hassman
	Title:	Vice President, Global Tax & Treasury, and Treasurer

VF OUTDOOR, LLC VF OUTDOOR CANADA, CO. VF PLEIN AIR CANADA, CIE WILLIAMSON-DICKIE CANADA COMPANY

	By:	/s/ Douglas L. Hassman
	Name:	Douglas L. Hassman
	Title:	Vice President

VF INTERNATIONAL SAGL THE NORTH FACE SAGL VF GERMANY TEXTIL-HANDELS GMBH

	By:	/s/ Vittorio Marin
	Name:	Vittorio Marin
	Title:	Director

[Signature Page to Credit Agreement]

VF NORTHERN EUROPE LIMITED, a private limited company incorporated in Scotland with company number SC047368

By:	/s/ Vittorio Marin
Name:	Vittorio Marin
Title:	Director

By:	/s/ Tze Choi Theodore Pang
Name:	Tze Choi Theodore Pang
Title:	Director/Company Secretary

VF NORTHERN EUROPE SERVICES LIMITED, a private limited company incorporated in Scotland with company number SC081872

By:	/s/ Vittorio Marin
Name:	Vittorio Marin
Title:	Director

By:	/s/ Tze Choi Theodore Pang
Name:	Tze Choi Theodore Pang
Title:	Director/Company Secretary

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as an Issuing Bank, as a Swing Lender and as a Lender to the U.S. Borrowers

By:	/s/ Michael Matranga
Name:	Michael Matranga
Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as an Issuing Bank, as a Swing Lender and as a Lender to the UK Borrowers, the Swiss Borrowers and the German Borrower

By:	/s/ Alison Powell
Name:	Alison Powell
Title:	Authorised Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Swing Lender and as Lender to the Canadian Borrowers

By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	Senior Vice President Wells Fargo Capital Finance Corporation Canada

[Signature Page to Credit Agreement]

Bank of America, N.A., as a Lender and an Issuing Bank

By:	/s/ Nicole Cangelosi
Name:	Nicole Cangelosi
Title:	Senior Vice President

Bank of America, N.A. (acting through its Canada branch), as a Lender and an Issuing Bank

By:	/s/ Tanu Malik
Name:	Tanu Malik
Title:	Vice President

HSBC Bank USA, N.A., as a Lender and Issuing Bank

By:	/s/ Jason Bennett
Name:	Jason Bennett
Title:	Vice President

JPMorgan Chase Bank, N.A., as a Lender and an Issuing Bank

By:	/s/ Jon Eckhouse
Name:	Jon Eckhouse
Title:	Authorized Officer

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Stephanie Gray
Name:	Stephanie Gray
Title:	Senior Vice President

[Signature Page to Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Anela Filipic
Name:	Anela Filipic
Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ James Steimer
Name:	James Steimer
Title:	Vice President

Citibank, N.A., as a Lender

By:	/s/ Michelle Pratt
Name:	Michelle Pratt
Title:	Vice President and Director

ING Capital LLC, as a Lender

By:	/s/ Jean Grasso
Name:	Jean Grasso
Title:	Managing Director

By:	/s/ Jeff Chu
Name:	Jeff Chu
Title:	Director

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Virginia Pulverenti
Name:	Virginia Pulverenti
Title:	Vice President

BNP Paribas, as a Lender

By:	/s/ Zachary Kaiser
Name:	Zachary Kaiser
Title:	Director

By:	/s/ Alan Vitulich
Name:	Alan Vitulich
Title:	Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Amanda DeRoche
Name:	Amanda DeRoche
Title:	Authorized Signatory

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Vahid Sazegara
Name:	Vahid Sazegara
Title:	Executive Director

[Signature Page to Credit Agreement]

UBS AG, Stamford Branch, as Lender

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Director

By:	/s/ Larcy Naval
Name:	Larcy Naval
Title:	Director

UniCredit Bank GmbH, New York Branch, as a Lender

By:	/s/ Kimberly Sousa
Name:	Kimberly Sousa
Title:	Managing Director

By:	/s/ Simon Obexer
Name:	Simon Obexer
Title:	Director

[Signature Page to Credit Agreement]

Schedule 3.1

The obligation of each Lender and each Issuing Bank to make its initial extension of credit provided for in this Agreement is subject to the satisfaction, of each of the following conditions precedent:

(a) as applicable, Agent shall have received results of searches or other evidence reasonably satisfactory to Agent (in each case dated as of a date reasonably satisfactory to Agent) indicating the absence of Liens on the assets of the Loan Parties and (with respect to the applicable Equity Interests pledged pursuant to an Equity Pledge Agreement only) the Pledgors, except, in all cases, for Permitted Liens and Liens for which termination statements or filings and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to Agent for the delivery of such termination statements or filings and releases, satisfactions and discharges have been made;

(b) as applicable, Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, Personal Property Security Act financing statements and registrations with the Register of Personal and Movable Real Rights required by law or reasonably requested by Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered by the applicable parties thereto, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) a completed Borrowing Base Certificate dated as of May 24, 2025 (which such Borrowing Base Certificate shall be delivered in accordance with the provisions of Section 5.2 of this Agreement);

(iii) a Borrowing Request (which such Borrowing Request shall be delivered in accordance with the provisions of Section 2.3 of this Agreement);

(iv) the Equity Pledge Agreements;

(v) the Copyright Security Agreement;

(vi) the Fee Letter;

(vii) the Disbursement Letter;

(viii) the Security Agreement;

(ix) the Guaranty Agreement;

(x) the Intercompany Subordination Agreement;

(xi) the completed Perfection Certificate;

(xii) the Patent Security Agreement;

(xiii) the Trademark Security Agreement;

(xiv) the Post-Closing Letter;

(xv) a letter, in form and substance satisfactory to Agent, from JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Existing Credit Facility (“Existing Agent”) to Agent respecting the amount necessary to repay in full all of the obligations of the Administrative Borrower and its Subsidiaries owing under the Existing Credit Facility;

(xvi) the Canadian Security Agreement;

(xvii) Deed Hypothec;

(xviii) the UK Security Documents;

(xix) the Swiss Security Documents;

(xx) the German Security Documents;

(xxi) the Dutch Security Documents;

(xxii) the Belgian Security Documents;

(xxiii) each Scottish Security Agreement;

(xxiv) each Scottish Share Security Agreement; and

(xxv) all other Loan Documents;

(d) Agent shall have received a closing certificate signed by an Authorized Person of the Administrative Borrower, in form and substance satisfactory to Agent, certifying that the conditions specified in Sections 3.2 have been satisfied;

(e) Agent shall have received a certificate from the Secretary, Officer or director of each Loan Party (as applicable) and each Pledgor in form and substance satisfactory to Agent (i) attesting to the resolutions adopted by the members or the board of directors and/or the shareholders, as applicable, of such Loan Party or such Pledgor authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party or such Pledgor to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party or such Pledgor, (iv) in the case of each UK Loan Party, attaching (a) a copy of the resolution of the board of directors of such UK Loan Party, (b) a copy of a resolution signed by all the holders of the issued shares in that UK Loan Party and (c) a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 (U.K.)) of such UK Loan Party and confirming that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (U.K.)) has been issued in respect of the shares of such UK Loan Party, (v) in the case of each Swiss Loan Party, (a) attaching (A) the resolutions adopted by the members or the board of directors of the Swiss Loan Party and, to the extent necessary, the shareholders of the Swiss Loan Party inter alia authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and authorizing specific directors of such Swiss Loan Party to execute the same, (B) the certified excerpt from the competent commercial register, (C) the articles of association, certified by the competent commercial register is correct, complete and in full force and effect and have not been amended or superseded, and (D) any organizational regulations, (c) confirming that borrowing, securing or guaranteeing, as appropriate, the total commitments would not cause any borrowing, securing, guaranteeing or similar limit binding on the Swiss Loan Party to be exceeded, (d) containing a specimen signature of each person authorized to execute the Loan Documents or any document or notice in connection therewith on behalf of the Swiss Loan Party, (e) if applicable, resolutions of the shareholders or quotaholders, as applicable, of such Swiss Loan Party, (f) an up-to-date certified copy of the excerpt from the relevant commercial register (Handelsregister) relating to such Swiss Loan Party, and (g) an up-to-date certified copy of the articles of association (Statuten) of such Swiss Loan Party, (vi) in respect of each German Loan Party, attaching (a) a copy of the resolution of the shareholders of such German Loan Parties, (b) an up-to-date commercial register extract from the electronic commercial register (Auszug aus dem elektronischen Handelsregister) of such German Loan Party dated no earlier than 14 days before the date of the Agreement (c) the articles of association (Satzung) (d) copies of any by-laws (if applicable) and (e) a list of shareholders (Gesellschafterliste) of such German Loan Party, (vii) in respect of each Pledgor incorporated under the laws of Hong Kong, attaching (a) a copy of the resolutions of the board of directors and (if required) the members of such Pledgor, (b) a copy of a resolution signed by all the holders of the issued shares in such Pledgor, (c) copies of the constitutional documents of such Pledgor and (d) a specimen of the signature of each person authorised to execute the Loan Documents or any document or notice to which it is a party and (viii) in the case of each Belgian Loan Party, (a) confirming that: (A) no limits binding on such Belgian Loan Party will be exceeded as a result of the guaranteeing or securing of the Maximum Revolver Amount as contemplated by the Loan Documents and (B) each copy document attached thereto and any Loan Document relating to such Belgian Loan Party is correct, complete and in full force and effect as at the date hereof, and (b) attaching copies of the following documents: (A) the deed of incorporation (oprichtingsakte/acte constitutif) of such Belgian Loan Party, (B) the latest coordinated articles of the association (statuten/statuts) of such Belgian Loan Party, (C) an extract from the Belgian Crossroads Bank for Enterprises (uittreksel uit de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises) in relation to such Belgian Loan Party dated no earlier than three (3) Business Days prior to the date hereof, (D) online inquiries in the Belgian Central Insolvency Register (Centraal Register Solvabiliteit/Registre Central de la Solvabilité) (www.regsol.be) dated no earlier than one (1) Business Day prior to the date hereof confirming that no insolvency proceedings, either bankruptcy (faillissement/faillite), judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire), or transfer under judicial supervision (overdracht onder gerechtelijk gezag/procédure de réorganisation par transfert sous autorité de justice) were opened in relation to such Belgian Loan Party; and (E) the resolutions of the board of directors of such Belgian Loan Party.

(f) Agent shall have received copies of each Loan Party’s and each Pledgor’s Governing Documents, Certificate and Articles of Incorporation or Amalgamation, as applicable, as amended, modified, or supplemented to the Closing Date, which Governing Documents, Certificate and Articles of Incorporation or Amalgamation, as applicable, shall be (i) certified by an Authorized Person of such Loan Party and such Pledgor as being the true, correct, and complete copies thereof, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date by the appropriate governmental official;

(g) Agent shall have received a certificate of status or good standing with respect to each Loan Party (other than any UK Loan Party, German Loan Party, Swiss Loan Party or Dutch Loan Party and any Pledgor incorporated under the laws of Hong Kong or Switzerland), dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization or incorporation of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, in each case, the form and substance of which shall be satisfactory to Agent;

(i) Agent shall have received a favorable opinion of each of (i) Faegre Drinker Biddle & Reath LLP, counsel for the Loan Parties, (ii) Baker McKenzie LLP, Canadian counsel for the Loan Parties in the province of Ontario, Canada, (iii) Stewart McKelvey, counsel for the Loan Parties in the province of Novia Scotia, Canada, (iv) Lapointe Rosenstein Marchand Melançon, L.L.P., counsel for the Loan Parties in the province of Quebec, Canada, (v) Norton Rose Fulbright LLP, counsel for Agent as to English and Dutch law, (vi) Dentons Europe LLP, Belgian counsel for Agent, (vii) Baker McKenzie BV/SRL, Belgian counsel for the Loan Parties, (viii) Walder Wyss, Swiss counsel for the Agent, (ix) Baker McKenzie Switzerland Ltd, Swiss counsel for the Loan Parties, (x) and Holland & Hart LLP, Utah counsel for Altra LLC, in each case, the form and substance of which shall be satisfactory to Agent;

(j) Borrowers shall have Global Excess Availability of not less than $400,000,000.00 after giving effect to the initial extensions of credit under this Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(k) Agent shall have completed its business, legal, and collateral due diligence, including (i) a field examination and review of Borrowers’ and their respective Subsidiaries’ books and records and verification of Borrowers’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where the Administrative Borrower’s and its Subsidiaries’ Inventory is located, and (iii) a review of Borrowers’ and their respective Subsidiaries’ Material Contracts, in each case, the results of which shall be satisfactory to Agent;

(l) Agent shall have (i) completed Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party and each Pledgor, (ii) completed OFAC/PEP searches and customary individual background searches for each Loan Party’s and each Pledgor’s senior management, officers, owners and key principals and (iii) received all other documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including without limitation the Patriot Act, OFAC, Bank Secrecy Act and Proceeds of Crime (Money Laundering) and Terrorist Financing Act, in each case, the results of which shall be satisfactory to Agent;

(m) Agent shall have received an appraisal of the Net Orderly Liquidation Value Percentage applicable to the Administrative Borrower’s and its Subsidiaries’ Inventory, the results of which shall be satisfactory to Agent;

(n) Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(o) Borrowers shall have reimbursed, or concurrently with the Closing Date shall reimburse, Agent for all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents and invoiced at least one Business Day prior to the Closing Date;

(p) Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement and the other Loan Documents on the Closing Date;

(q) At least ten Business Days prior to the Closing Date, any Loan Party and any Pledgor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party and such Pledgor, which such Beneficial Ownership Certificate shall be complete and accurate in all respects;

(r) The Administrative Borrower and each of its Subsidiaries shall have received all governmental and third party licenses, approvals or evidence of other actions necessary in connection with this Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement or the transactions contemplated by the Loan Documents; and

(s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Without limiting the generality of the provisions of Section 15.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Schedule 5.1

Deliver to Agent (for delivery to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Agent:

as soon as available, but in any event within 45 days after the end of each of Administrative Borrower’s first three fiscal quarters of each fiscal year,

(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering the Administrative Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period, and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio, and Leverage Ratio.

as soon as available, but in any event within 90 days after the end of each of Administrative Borrower’s fiscal years,

(c) consolidated financial statements of the Administrative Borrower and its Subsidiaries for each such fiscal year, audited by PricewaterhouseCoopers LLP or another Registered Public Accounting Firm of nationally recognized standing or another accounting firm that is reasonably satisfactory to the Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement (as applicable)), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(d) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio, and Leverage Ratio.

as soon as available, but in any event within 60 days after the start of each of the Administrative Borrower’s fiscal years,	(e) copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for each fiscal quarter of such fiscal year, certified by the chief financial officer of Administrative Borrower as being a good faith estimate of the financial performance of Borrowers and their Subsidiaries during the period covered thereby.

if and promptly after the same are filed by Administrative Borrower,

(f) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(g) any other material filings made by any Borrower with the SEC, and

(h) any other information that is provided by the Administrative Borrower to its shareholders generally.

promptly, but in any event within 5 Business Days, upon receipt or sending thereof, as applicable, by any Borrower or any of its Subsidiaries	(i) copies of any notices and material communications received from (i) the trustee under the Indenture or any holders of the Indebtedness issued under, or in connection with, the Indenture, (ii) holders of any other Material Indebtedness, including the Specified Permitted Term Loan Indebtedness, and (iii) any notices and other material communications sent by, or on behalf of, any of the Loans Parties to any such persons with respect to the foregoing subclauses (i) and (ii).

promptly, but in any event within 5 Business Days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto (including any events of default under any Material Indebtedness).

promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Borrower or any of its Subsidiaries,	(k) notice of all actions, suits, or proceedings brought by or against any Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of any Borrower or its Subsidiaries.

Schedule 5.2

Provide Agent (for delivery to each Lender) with each of the documents set forth below at the following times in form reasonably satisfactory to Agent (provided that, if the due date for any of the following documents falls on a day that is not a Business Day, such documents shall be due on the next Business Day immediately following such due date):

If (x) no Weekly Borrowing Base Reporting Event or Quarterly Borrowing Base Reporting Event has occurred and is continuing, monthly ((i) beginning with the fiscal month ended July 26, 2025 and for the first six (6) full fiscal months immediately thereafter, no later than the 45th day after the end of each fiscal month and (ii) for each fiscal month thereafter, no later than the 25th day of each fiscal month), (y) a Weekly Borrowing Base Reporting Event has occurred and is continuing, weekly (no later than Wednesday of each week for the immediately preceding week (or if Wednesday is not a Business Day, on the next succeeding Business Day), commencing with the first such day to occur at least three Business Days after the first day of any such Weekly Borrowing Base Reporting Event); or (z) from and after the date that is two (2) years after the Closing Date, if at the time of determination, there are no outstanding Revolving Loans for a period of at least thirty (30) consecutive days (a “Quarterly Borrowing Base Reporting Event”) and so long as no Weekly Borrowing Base Reporting Event has occurred and is continuing, quarterly within 25 days after the end of each fiscal quarter, provided, further, a Quarterly Borrowing Base Reporting Event shall automatically terminate if either (a) there are any outstanding Revolving Loans or (b) a Weekly Borrowing Base Reporting Event occurs, and, immediately upon any such termination there must be a period of least ninety (90) consecutive days before the next Quarterly Borrowing Base Reporting Event may occur.

(a) a completed Borrowing Base Certificate (which such Borrowing Base Certificate shall be delivered in accordance with the provisions of Section 5.2 of this Agreement), including supporting detail in form and substance reasonably satisfactory to Agent.

(b) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(d) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(e) Inventory system/perpetual reports specifying the cost of each Borrower’s Inventory, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger,

(f) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base,

(g) a summary aging, by vendor, of each Borrower’s accounts payable and any book overdraft and an aging, by vendor, of any held checks,

(h) a detailed report regarding each Borrower’s credit card receivables,

(i) a detailed report of revenues and cost of sales by (i) brand, (ii) sales channel and (iii) geography and market, and

(j) such other documentation reasonably requested by the Agent in its Permitted Discretion for purposes of supporting the calculation of the applicable Borrowing Base.

Monthly (no later than the 30th day of each fiscal month),	(k) the estimated dollar amount of Inventory located in any Foreign Trade Zone and the Borrowers’ estimates of the duties, tariffs and fees that will be due in order to remove such Inventory from such Foreign Trade Zone.

Quarterly (no later than the 30th day after the end of each fiscal quarter)	(l) a listing, certified by an Authorized Person of the Administrative Borrower, of any new retail Store locations where Inventory is kept in such fiscal quarter (other than Inventory (x) in transit or (y) that does not exceed $50,000,000 in the aggregate),

Annually (no later than the 45th day after the end of such fiscal year),	(m) a Perfection Certificate or a supplement to the Perfection Certificate,

Annually either (i) concurrently with the delivery of a field examination conducted pursuant to Section 5.7 of the Credit Agreement or (ii) such other time as the Agent may reasonably request in its Permitted Discretion

(n) a reconciliation of Accounts, accounts payable, and Inventory of Borrowers’ general ledger to its monthly financial statements, including any book reserves related to each category.

(o) an Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger.

Prior to the movement of any Inventory to any previously undisclosed distribution center or warehouse location,	(p) a listing, certified by an Authorized Person of the Administrative Borrower, of any previously undisclosed distribution centers or warehouse locations where Inventory is kept (other than Inventory in transit),

Promptly but in any event within 2 Business Days after any Loan Party acquires any Margin Stock,	(q) notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

Upon the reasonable request by Agent in its Permitted Discretion,

(r) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party or its Subsidiaries,

(s) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,

(t) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification,

(u) a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,

(v) a detailed list of each Loan Party’s and its Subsidiaries’ customers in respect of all Accounts, with address and contact information, and

(w) such other reports as to the Collateral of any Pledgor, any Loan Party and their Subsidiaries, as Agent may reasonably request.